   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1995

                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           FIRST AMERICAN CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

             TENNESSEE                              6712                             62-0799975
    (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD                    (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       INDUSTRIAL CLASSIFICATION             IDENTIFICATION NUMBER)
                                                CODE NUMBER)

                             FIRST AMERICAN CENTER
                        NASHVILLE, TENNESSEE 37237-0700
                                 (615) 748-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MARTIN E. SIMMONS, ESQ.
    EXECUTIVE VICE PRESIDENT -- ADMINISTRATION, GENERAL COUNSEL, SECRETARY,
                        AND PRINCIPAL FINANCIAL OFFICER

                           FIRST AMERICAN CORPORATION
                             FIRST AMERICAN CENTER
                        NASHVILLE, TENNESSEE 37237-0606
                                 (615) 748-2049
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------
                                   Copies to:

              CATHERINE COLLINS MCCOY, ESQ.                         GARY R. BRONSTEIN, ESQ.
              ARNOLD & PORTER                                       HOUSLEY GOLDBERG KANTARIAN &
              555 12TH STREET, N.W.                                 BRONSTEIN, P.C.
              WASHINGTON, DC 20004-1202                             1220 19TH STREET, N.W., SUITE 700
              (202) 942-5000                                        WASHINGTON, DC 20036
                                                                    (202) 822-9611

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                        AMOUNT     PROPOSED MAXIMUM     PROPOSED         AMOUNT OF
             TITLE OF EACH CLASS OF                     TO BE       OFFERING PRICE  MAXIMUM AGGREGATE   REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)      FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value...................      4,026,274         $38.81        $115,507,854        39,831
  (including rights to purchase shares of common
  stock or Series A Junior Preferred Stock)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, par value $5.00 per share ("FAC Common Stock"), of First American Corporation ("First American") issuable upon consummation of the merger of Heritage Federal Bancshares, Inc. ("Heritage") with and into First American, including shares of FAC Common Stock issuable to holders of options exercisable for the purchase of shares of the common stock, par value $1.00 per share ("HFB Common Stock") of Heritage upon consummation of the merger.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rules 457(f)(l) and 457(c) under the Securities Act of 1933, as amended, based on the average of high and low prices of shares of HFB Common Stock on The Nasdaq Stock Market on September 22, 1995. The proposed maximum aggregate offering price per share has been determined by dividing the proposed maximum aggregate offering price by 2,976,070, the number of shares of FAC Common Stock which would be issued in the Merger if the Exchange Ratio were the minimum ratio of 0.8116.

(3) Total fees of $23,350 have previously been paid, on August 11, 1995 and September 22, 1995, in connection with the filing of preliminary proxy materials by Heritage with respect to this transaction.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FIRST AMERICAN CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                   ITEM OF FORM S-4                   HEADING IN PROSPECTUS/PROXY STATEMENT
      -------------------------------------------  -------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Introduction
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Table of Contents; Available Information;
                                                   Incorporation of Certain Documents by
                                                   Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information............  Introduction; Summary; Proposal I -- The
                                                   Merger
  4.  Terms of the Transaction...................  Introduction; Summary; Proposal I -- The
                                                   Merger
  5.  Pro Forma Financial Information............  Fully Pro Forma Combined Condensed
                                                   Financial Statements
  6.  Material Contacts with the Company Being
        Acquired.................................  Proposal I -- The Merger
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  Not Applicable
  8.  Interests of Named Experts and Counsel.....  Experts; Legal Opinion
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Undertakings
 10.  Information with Respect to S-3
        Registrants..............................  Introduction; Available
                                                   Information; Proposal I -- The Merger
 11.  Incorporation of Certain Information by
        Reference................................  Available Information; Incorporation of
                                                   Certain Documents By Reference
 12.  Information with Respect to S-2 or S-3
        Registrants..............................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference................................  Not Applicable
 14.  Information with Respect to Registrants
        Other Than S-3 or S-2 Registrants........  Not Applicable
 15.  Information with Respect to S-3
        Companies................................  Not Applicable
 16.  Information with Respect to S-2 or S-3
        Companies................................  Information About Heritage Federal
                                                   Bancshares, Inc.
 17.  Information with Respect to Companies Other
        Than S-2 or S-3 Companies................  Not Applicable
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.......  Introduction; Available Information;
                                                   Summary; Meeting Information; Proposal
                                                   I -- The Merger
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or
        in an Exchange Offer.....................  Not Applicable

                                      LOGO

                               September 29, 1995

Dear Shareholder:

     We are pleased to enclose your Notice of Special Meeting and Prospectus/Proxy Statement for the Special Meeting of Shareholders (the "Meeting") of Heritage Federal Bancshares, Inc. ("Heritage") to be held on October 30, 1995, at 1:00 p.m., local time, in the Training Room of the Heritage Federal Bank Building, 220 Broad Street, Kingsport, Tennessee.

     At the Meeting, you will be asked to consider and vote on an Agreement and Plan of Merger, as amended (the "Agreement"), between Heritage and First American Corporation ("First American"), a corporation organized under the laws of the State of Tennessee and a registered bank holding company, pursuant to which Heritage will be acquired by First American. The acquisition will be accomplished by the merger ("Merger") of Heritage with and into First American, with First American as the surviving entity. Immediately following the Merger, Heritage Federal Bank for Savings, Kingsport, Tennessee, a wholly owned subsidiary of Heritage, will be merged with and into First American National Bank, Nashville, Tennessee, a wholly owned subsidiary of First American, with First American National Bank as the survivor.

     The Agreement provides for a tax-free exchange in which Heritage stockholders will receive shares of common stock of First American ("FAC Common Stock") for their shares of common stock of Heritage ("HFB Common Stock"). Based on the recent trading prices for FAC Common Stock, Heritage stockholders would receive 0.8116 shares of FAC Common Stock for each share of HFB Common Stock held. The Merger is subject to various conditions and the final exchange ratio (the "Exchange Ratio") is subject to adjustment depending on the average closing sale price (the "Average Closing Price") of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third day immediately preceding, but not including the Effective Time of the Merger. If the Average Closing Price is above $34.50 per share, the Exchange Ratio will be 0.8116 shares of FAC Common Stock for each share of HFB Common Stock; if the Average Closing Price is below $25.50 per share of FAC Common Stock, the Exchange Ratio will be 1.098. If the Average Closing Price is between $25.50 and $34.50 per share, the Exchange Ratio will be adjusted so that each share of the HFB Common Stock will be exchanged for a number of shares of FAC Common Stock having an aggregate value of $28.00. First American may terminate the Agreement if the Average Closing Price of the FAC Common Stock is above $36.50 per share, and Heritage may terminate the Agreement if such Average Closing Price is below $23.50 per share.

     The FAC Common Stock is traded on The Nasdaq Stock Market under the symbol "FATN". The closing price of FAC Common Stock in composite trading on September 25, 1995, was $43.56 per share, as reported in The Wall Street Journal.

     Consummation of the Merger is subject to certain conditions, including the approval of the Agreement by the affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock entitled to vote thereon, and the approval of the Merger by various regulatory agencies.

     In addition, at the Meeting you will be asked (i) to approve an amendment to the charter of Heritage (the "Charter Amendment") which will amend the current restrictions on acquisition of more than 10% of the stock of Heritage to permit the Merger to occur, and (ii) to approve the adjournment of the Special Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy to approve the Agreement. Shareholders should be aware that even if the Merger and the Agreement receive shareholder approval, Heritage will be unable to consummate the Merger unless shareholders also approve the Charter Amendment.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU PLAN TO ATTEND THE MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Meeting. Please note that, because approval of the Merger, the Agreement and the Charter Amendment requires the affirmative vote of a majority of the outstanding shares of HFB Common Stock, failure to vote will have the same effect as voting against the Merger, the Agreement and the Charter Amendment.

     On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR approval of the Merger and the Agreement, FOR approval of the Charter Amendment, and FOR approval of the adjournment of the Meeting under the circumstances specified above.

Sincerely,

/s/ Sam H. Anderson, Jr.
----------------------------------
SAM H. ANDERSON, JR.
Chairman of the Board of Directors

/s/ William E. Kreis
-------------------------------------
WILLIAM E. KREIS
President and Chief Executive Officer

                       HERITAGE FEDERAL BANCSHARES, INC.
                             110 EAST CENTER STREET
                           KINGSPORT, TENNESSEE 37660
                                 (615) 378-8000

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1995
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Heritage Federal Bancshares, Inc. ("Heritage") will be held in the Training Room of the Heritage Federal Bank Building, 220 Broad Street, Kingsport, Tennessee, on Monday, October 30, 1995 at 1:00 p.m., local time.

     A Proxy Card and a Prospectus/Proxy Statement for the Meeting are enclosed.

     The Meeting is being held for the purpose of considering and acting upon:

     1. The approval of the Agreement and Plan of Merger, as amended (the "Agreement") by and between Heritage and First American Corporation ("First American") which provides for the merger of Heritage with and into First American (the "Merger") pursuant to which shareholders of Heritage will receive for each share of Heritage's common stock, $1.00 par value (the "HFB Common Stock"), the number of shares of common stock of First American, $5.00 par value ("FAC Common Stock"), determined by dividing $28.00 by the average closing sale price ("Average Closing Price") per share of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third day immediately preceding, but not including the Effective Time (the "Exchange Ratio") and cash in lieu of any fractional share; provided, that the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock and shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock, unless prior to the Effective Time the outstanding shares of FAC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, in which case applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares of FAC Common Stock to be exchanged. First American may terminate the Agreement if the Average Closing Price of the FAC Common Stock is above $36.50 per share, and Heritage may terminate the Agreement if such Average Closing Price is below $23.50 per share.

     2. The approval of an amendment to Article XIV of the charter of Heritage, which currently prohibits the acquisition of beneficial ownership of more than 10% of any class of equity security of Heritage, to provide a specific exception for the proposed transaction with First American described in Item 1 above (the "Charter Amendment").

     3. The adjournment of the Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy at the Meeting to approve the Agreement and the Charter Amendment.

     Copies of the Agreement and the Charter Amendment are attached to or included in the Prospectus/Proxy Statement which accompanies this Notice.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on September 22, 1995, as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

     Please fill in and sign the enclosed form of proxy (i.e., the Proxy Card) which is solicited by the Board of Directors and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Richard D. Brumfield
                                          ------------------------
                                          RICHARD D. BRUMFIELD
                                          Secretary

Kingsport, Tennessee
September 29, 1995
--------------------------------------------------------------------------------

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING, PLEASE EXECUTE THE ENCLOSED FORM OF PROXY TO ENSURE THAT YOUR VOTE WILL BE COUNTED. THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

          ** PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME **

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
INTRODUCTION...........................................................................      1
AVAILABLE INFORMATION..................................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................      3
SUMMARY................................................................................      5
  Parties to the Reorganization........................................................      5
  The Meeting..........................................................................      6
  The Proposed Merger..................................................................      6
  Effective Time.......................................................................      7
  Termination of the Agreement.........................................................      7
  Accounting Treatment.................................................................      7
  Recommendation of the Board of Directors.............................................      7
  Opinion of Financial Advisor.........................................................      8
  Vote Required........................................................................      8
  No Dissenters' Rights................................................................      8
  Interests of Certain Persons in the Merger...........................................      9
  Conditions; Regulatory Approvals; Waiver; Damages....................................      9
  Certain Federal Income Tax Consequences of the Merger................................     10
  Certain Differences in Rights of Shareholders........................................     10
  Market Prices and Dividends..........................................................     10
COMPARATIVE PER SHARE DATA.............................................................     13
SELECTED FINANCIAL DATA................................................................     14
UNAUDITED FULLY PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS......................     19
MEETING INFORMATION....................................................................     25
  Date, Place and Time.................................................................     25
  Record Date; Voting Rights...........................................................     25
  Voting and Revocation of Proxies.....................................................     25
  Solicitation of Proxies..............................................................     26
PROPOSAL I -- THE MERGER...............................................................     27
  Background of the Merger.............................................................     27
  Reasons for the Merger; Recommendation of the Board of Directors.....................     30
  Terms of the Merger..................................................................     31
  Opinion of Financial Advisor.........................................................     31
  Conversion of Shares; Procedures for Exchange of Certificates........................     35
  Representations and Warranties; Conditions to the Merger; Waiver.....................     35
  Regulatory Approvals.................................................................     37
  Business Pending the Merger..........................................................     37
  No Solicitation of Competing Transactions............................................     38
  Effective Time of the Merger; Termination; Damages...................................     38
  Management and Operations After the Merger...........................................     39
  Effect on Certain Employees and Benefit Plans........................................     40
  Interests of Certain Persons in The Merger...........................................     40
  Certain Federal Income Tax Consequences of the Merger................................     42
  Certain Differences in Rights of Shareholders........................................     43
  Resale of FAC Common Stock...........................................................     49
  Dividend Reinvestment and Stock Purchase Plan........................................     50

                                                                                         PAGE
                                                                                          ---
Expenses...............................................................................     50
Accounting Treatment...................................................................     50
No Dissenters' Rights..................................................................     51
Nasdaq Authorization...................................................................     51
CERTAIN REGULATORY CONSIDERATIONS......................................................     51
  General..............................................................................     51
  Capital..............................................................................     52
  Acquisition and Expansion............................................................     53
  Bank Regulation......................................................................     54
PROPOSAL II -- AMENDMENT TO THE HERITAGE CHARTER.......................................     57
PROPOSAL III -- ADJOURNMENT OF THE MEETING.............................................     58
INFORMATION ABOUT HERITAGE FEDERAL BANCSHARES, INC.....................................     59
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER ENTITIES............................     70
EXPERTS................................................................................     71
LEGAL OPINION..........................................................................     72
SHAREHOLDER PROPOSALS..................................................................     72
CONSOLIDATED FINANCIAL STATEMENTS OF HERITAGE
  FEDERAL BANCSHARES, INC. AND SUBSIDIARY..............................................    F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER AND
                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER
APPENDIX B -- OPINION OF TRIDENT FINANCIAL CORPORATION

                       Heritage Federal Bancshares, Inc.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 1995
                            ------------------------

                           First American Corporation

                                   PROSPECTUS

                     Up to 4,026,274 Shares of Common Stock
                          (par value $5.00 per share)

                                  INTRODUCTION

     This Prospectus/Proxy Statement is being furnished to the holders of the common stock, par value $1.00 per share ("HFB Common Stock"), of Heritage Federal Bancshares, Inc. ("Heritage" or "HFB") in connection with the solicitation of proxies by the Board of Directors of Heritage for use at a Special Meeting of Shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice ("Meeting"). It is anticipated that the mailing of this Prospectus/Proxy Statement and the enclosed proxy card will commence on or about September 29, 1995.

     At the Meeting, shareholders of Heritage will be asked to approve an Agreement and Plan of Merger, dated as of February 21, 1995, and as amended as of May 17, 1995, providing for the acquisition of Heritage by First American Corporation ("First American" or "FAC") by means of the merger ("Merger") of Heritage with and into First American, with First American as the surviving entity. First American is a Tennessee corporation and a registered bank holding company. The Agreement and Plan of Merger and the amendment thereto are attached to this Prospectus/Proxy Statement as Appendix A and are hereinafter collectively referred to as the "Agreement." At the effective time of the Merger (the "Effective Time"), each share of HFB Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the number of shares of common stock of First American, par value $5.00 per share ("FAC Common Stock") determined by dividing $28.00 by the average closing sale price ("Average Closing Price") per share of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third day immediately preceding but not including the Effective Time (the "Exchange Ratio") and cash in lieu of any fractional share; provided, that if the Average Closing Price per share of FAC Common Stock is $25.50 or less, the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock, and if the Average Closing Price per share of FAC Common Stock is $34.50 or greater, the Exchange Ratio shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock. Each such Exchange Ratio at the respective $25.50 minimum or $34.50 maximum price per share of FAC Common Stock is intended to provide an equivalent value of $28.00 per share of HFB Common Stock. Prior to the Effective Time, if the outstanding shares of FAC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, applicable adjustments shall be made to the maximum and minimum number of shares of FAC Common Stock to be exchanged. First American may terminate the Agreement if the Average Closing Price of the FAC Common Stock is above $36.50 per share, and Heritage may terminate the Agreement if such Average Closing Price is below $23.50 per share (which would provide an equivalent per share value of $25.80 per share of HFB Common Stock). Immediately following the Merger, it is intended that Heritage Federal Bank for Savings, Kingsport, Tennessee ("Heritage Bank"), a wholly owned subsidiary of Heritage, will be merged (the "Bank Merger") with and into First American

National Bank, Nashville, Tennessee ("FANB"), a wholly owned subsidiary of First American, with FANB as the survivor.

     At the Meeting, the shareholders of Heritage will also be asked to approve an amendment to Article XIV of Heritage's charter, which currently prohibits the acquisition of beneficial ownership of more than 10% of any class of equity security of Heritage, to provide a specific exception for the Merger (the "Charter Amendment").

     THE FAC COMMON STOCK THAT WOULD BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF FAC COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     First American and Heritage are Nasdaq National Market companies and the FAC Common Stock and the HFB Common Stock trade on The Nasdaq Stock Market. On February 17, 1995, the last business day prior to public announcement of the execution of the Agreement, the last reported sales prices per share of FAC Common Stock and of HFB Common Stock were $32.625 and $22.50, respectively.

     Based on the last reported sales price per share of FAC Common Stock on September 25, 1995 of $43.56 (assuming that this is the Average Closing Price as described above), each share of HFB Common Stock would be exchangeable for
0.8116 shares of FAC Common Stock having a value of $35.35. If the actual Average Closing Price is less than $43.56 but greater than $34.50, the Exchange Ratio will remain fixed at 0.8116 shares, but the value of the shares of FAC Common Stock into which each share of HFB Common Stock will be converted will have a lower value. If the Average Closing Price is between $25.50 and $34.50, the Exchange Ratio will be adjusted such that each share of HFB Common Stock will be exchanged for a number of shares of FAC Common Stock having a value of $28.00. If the Average Closing Price exceeds $36.50, First American could terminate the Agreement.

     No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus/Proxy Statement, in any jurisdiction, to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of First American or Heritage since the date of this Prospectus/Proxy Statement.

     The date of this Prospectus/Proxy Statement, which also constitutes the prospectus of First American for up to 4,026,274 shares of FAC Common Stock to be issued in connection with the Merger, is September 29, 1995.

                             AVAILABLE INFORMATION

     First American and Heritage are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder ("Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York,

New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by First American and Heritage are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     First American has filed with the Commission a registration statement under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of FAC Common Stock that may be issued in connection with the Merger ("Registration Statement"). This Prospectus/Proxy Statement also constitutes the prospectus of First American filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above. All information concerning First American and its subsidiaries contained in this Prospectus/Proxy Statement has been furnished by First American, and all information concerning Heritage and its subsidiaries has been furnished by Heritage.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FIRST AMERICAN (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO CARROLL KIMBALL, DIRECTOR OF INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37237-0708. TELEPHONE REQUESTS MAY BE DIRECTED TO (615) 748-2455. DOCUMENTS RELATING TO HERITAGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO WILLIAM F. RICHMOND, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HERITAGE FEDERAL BANCSHARES, INC., 220 BROAD STREET, KINGSPORT, TENNESSEE 37660. TELEPHONE REQUESTS MAY BE DIRECTED TO (615) 378-2810. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 23, 1995.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by First American (File No. 0-6198) are incorporated herein by reference:

          1. Annual Report on Form 10-K of First American for the year ended December 31, 1994;

          2. First American's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

          3. The description of the FAC Common Stock contained in the Registration Statement on Form 8-A dated April 24, 1972, as amended January 31, 1983, May 14, 1986, and January 11, 1989, filed by First American to register such securities under the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

          4. First American's Current Reports on Form 8-K dated February 23, 1995, May 22, 1995, July 7, 1995 and August 15, 1995.

          5. Form 10-Q/A for the quarter ended June 30, 1995, filed September 22, 1995.

     The following documents filed with the Commission by Heritage (File No. 0-20000) are incorporated herein by reference:

          1. Annual Report on Form 10-K for Heritage for the fiscal year ended June 30, 1995.

          2. Form 10-K/A-1 for Heritage for the fiscal year ended June 30, 1995, filed September 21, 1995.

     All documents filed by First American pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof until the date of the Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                    SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Prospectus/Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Prospectus/Proxy Statement and is qualified in all respects by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, the Appendices hereto and the documents incorporated herein by reference, which shareholders are urged to read carefully.

PARTIES TO THE REORGANIZATION

     FIRST AMERICAN CORPORATION. First American is a Tennessee corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of June 30, 1995, First American had total consolidated assets of approximately $8.1 billion and shareholders' equity of approximately $638.1 million. As of June 30, 1995, First American ranked, on the basis of aggregate deposits held by FANB, First American's principal subsidiary, as the third largest bank holding company headquartered in Tennessee.

     In addition to FANB, First American owns all of the capital stock of First American National Bank of Kentucky ("FANBKY"), a national banking association headquartered in Bowling Green, Kentucky, and First American Trust Company ("FATC"), a national banking association headquartered in Nashville, Tennessee, which provides all of the trust functions, both individual and corporate, for the customers of First American and its subsidiaries. First American derives its income from interest, dividends and management fees received from its subsidiaries.

     The mailing address of the principal executive offices of First American is First American Center, Nashville, Tennessee 37237-0708, and the telephone number is (615) 748-2000. For additional information concerning the business of First American and its financial condition, reference should be made to the First American documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Pending Acquisitions by First American. First American, through its lead financial institution subsidiary FANB, primarily has focused its business strategy on meeting the banking needs of the retail and middle market commercial customers through an extensive branch network. The acquisitions by First American of savings associations, such as Heritage, are designed to complement First American's branch expansion strategy. First American has determined that the acquisition of what it believes are well-managed savings associations will help it to realize this strategy and enhance its ability to compete with other financial institutions. First American was particularly attracted to Heritage because it has a branch network servicing the needs of retail customers which will enhance First American's ability to compete with other financial institutions.

     First American also has entered into an Agreement and Plan of Reorganization dated as of May 17, 1995 to acquire Charter Federal Savings Bank ("Charter"), a federal savings bank headquartered in Bristol, Virginia, with approximately $750 million in assets at June 30, 1995, in a stock transaction valued at approximately $70 million, through the merger of an interim federal savings bank subsidiary of First American with and into Charter. It is the intention of First American and Charter that certain branches of Charter will be transferred to and operated as branches of FANB. The remaining branches of Charter are intended to be operated as a federal savings bank which will be headquartered in Roanoke, Virginia.

     The pro forma financial statements included in this Prospectus/Proxy Statement show the effects on First American of the acquisition of both Heritage and Charter. See "UNAUDITED FULLY PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

     First American also has entered into an Agreement and Plan of Merger dated as of July 5, 1995 to acquire First City Bancorp, Inc., a Tennessee corporation ("First City"), in a stock transaction valued at approximately $51 million through the merger of First City with and into First American. First City, with approximately $340 million in assets, is the owner of 100% of the capital stock of each of First City Bank, Murfreesboro, Tennessee, and Citizens Bank, Smithville, Tennessee. It is the intention of First American and

First City that First City Bank and Citizens Bank each will be merged with and into FANB immediately following the merger of First City with and into First American.

     HERITAGE. Heritage is a Tennessee corporation which serves as the holding company for, and conducts its principal business through, its wholly-owned subsidiary, Heritage Bank. As of June 30, 1995, Heritage had total consolidated assets of approximately $528.2 million and shareholders' equity of approximately $53.8 million.

     For regulatory purposes, Heritage is classified as a unitary savings and loan holding company and its principal business is that of its wholly-owned subsidiary, Heritage Bank, a federally-chartered stock savings bank with its principal executive and administrative offices in Kingsport, Tennessee. The principal business of Heritage Bank consists of accepting deposits from the general public through its branch offices and investing these funds in loans secured by one- to four-family residential properties located in its market areas. Heritage Bank also maintains a substantial investment portfolio and originates a limited amount of consumer, commercial and commercial real estate loans secured by properties in its market areas. In addition, Heritage Bank offers trust services and, through its wholly-owned subsidiary, sells title insurance. For additional information regarding Heritage, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "INFORMATION ABOUT HERITAGE FEDERAL BANCSHARES, INC."

     The mailing address of the principal executive offices of Heritage is 110 East Center Street, Kingsport, Tennessee 37660, and its main telephone number is
(615) 378-8000.

THE MEETING

     The Meeting of Shareholders of Heritage will be held on Monday, October 30, 1995, at 1:00 p.m., local time, in the Training Room of the Heritage Federal Bank Building, 220 Broad Street, Kingsport, Tennessee. The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Agreement, to approve and adopt the Charter Amendment and to approve the adjournment of the Meeting if an insufficient number of votes to approve the Agreement and the Charter Amendment is received. Only holders of record of HFB Common Stock at the close of business on September 22, 1995 (the "Record Date") will be entitled to notice of and to vote at such Meeting. At such date, 3,245,117 shares of HFB Common Stock were outstanding and entitled to vote. For additional information with respect to the Meeting and the voting rights of Heritage shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

     Pursuant to the terms of the Agreement, Heritage will be merged with and into First American, with First American as the surviving entity. At the Effective Time, each outstanding share of HFB Common Stock (excluding shares held by First American or by Heritage, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into shares of FAC Common Stock, using the Exchange Ratio which will be determined by dividing $28.00 by the Average Closing Price; provided, that the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock and shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock, unless prior to the Effective Time the outstanding shares of FAC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, in which case applicable adjustments shall be made to the maximum and minimum number of shares of FAC Common Stock to be exchanged. See "PROPOSAL I -- THE MERGER -- Terms of the Merger." The Agreement may be terminated by Heritage if, among other things, the Average Closing Price is less than $23.50 or by First American if, among other things, the Average Closing Price is more than $36.50. See "PROPOSAL I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."

     After the Merger, those persons serving as directors of First American immediately prior to the Effective Time shall continue as directors of First American. In addition, pursuant to the Agreement, the Board of Directors of First American has elected Sam H. Anderson, Jr., the current Chairman of the Board of

Directors of Heritage, to become a member of the Board of Directors of First American, subject to consummation of the Merger. In addition, First American has agreed to take action to cause such other persons serving on the Board of Directors of Heritage immediately prior to the Effective Time to be appointed to serve as advisory directors of FANB as may be mutually agreed upon by FANB and such persons. The Agreement also contains provisions relating to, among other things, employee benefits, indemnification of directors and officers, and directors' and officers' liability insurance after the Merger. See "PROPOSAL
I -- THE MERGER -- Management and Operations After the Merger" and "-- Effect on Certain Employees and Benefit Plans."

EFFECTIVE TIME

     In the event that all conditions to the Merger have been satisfied or waived, the Effective Time shall take place on the date and at the time of filing of Articles of Merger with the Secretary of State of Tennessee (or such later time as set forth in such Articles); the parties, however, intend that the Effective Time shall be 12:01 a.m. of the first calendar day of the month immediately following the month in which the closing occurs. The Merger will be consummated at a closing to be held on the last business day of a calendar quarter or of a calendar month if after October 1, 1995, or at such other time mutually agreed upon by First American and Heritage. See "PROPOSAL I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Heritage and First American and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by January 31, 1996. In addition, the Agreement provides that Heritage has the right to terminate the Agreement if the Average Closing Price is less than $23.50, and that First American has the right to terminate the Agreement if the Average Closing Price exceeds $36.50. See "PROPOSAL
I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."

     Under certain circumstances, if the Agreement is terminated by First American or Heritage and the Board of Directors of Heritage has taken certain actions regarding its recommendation of the Merger to the Heritage shareholders or has taken certain actions regarding a possible transaction with a third party which would result in such third party acquiring a significant portion of the assets or securities of Heritage, Heritage may be required to pay First American liquidated damages of $4,500,000. If the Agreement is terminated and Heritage is not otherwise liable for the payment of liquidated damages described above, Heritage may nevertheless be liable to First American for up to $500,000 in expenses incurred by First American in connection with the Merger. Similarly, under certain circumstances First American may be liable to Heritage for expenses related to the Merger of up to $500,000. See "PROPOSAL I -- THE
MERGER -- Effective Time of the Merger; Termination; Damages" and "-- Expenses."

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. First American intends to obtain an opinion from its independent accountants confirming that the Merger will qualify for "pooling of interests" accounting. See "PROPOSAL I -- THE MERGER -- Accounting Treatment."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Heritage's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Heritage and its shareholders. The Board of Directors therefore unanimously recommends that Heritage's shareholders vote FOR approval of the Merger and the Agreement. Heritage's Board of Directors believes that the Merger will provide significant value to all Heritage shareholders in relation to market value, book value and earnings per share of the HFB Common Stock. See "PROPOSAL I -- THE MERGER -- Background of the Merger" and "-- Reasons for the Merger; Recommendation of the Board of Directors." In considering the recommendation of Heritage's Board of Directors, shareholders should be aware that certain members of the Board of Directors and the executive officers of Heritage have interests in the Merger in addition to their interests as shareholders of Heritage generally. See "PROPOSAL I -- THE MERGER -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

     Trident Financial Corporation ("Trident"), Heritage's financial advisor, has rendered its opinion to Heritage's Board of Directors that the consideration to be received by Heritage's shareholders in the Merger is fair to such shareholders from a financial point of view. This opinion, which updates Trident's earlier opinion provided to Heritage's Board of Directors and is attached as Appendix B to this Prospectus/Proxy Statement, should be read in its entirety with respect to the assumptions made, matters considered, and limits of the review undertaken by Trident in rendering such opinion. For its services as a financial advisor, Trident will receive a fee equal to 0.60% of the aggregate value of the Merger (and therefore contingent upon such value), less $40,000 previously received, upon consummation of the Merger (a balance due of approximately $728,000, assuming a price of $43 per share of FAC Common Stock in the Merger). See "PROPOSAL I -- THE MERGER -- Opinion of Financial Advisor."

VOTE REQUIRED

     Approval of the Merger and of the Charter Amendment each requires the affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock entitled to vote thereon. Approval of an adjournment of the Meeting requires the affirmative vote of a majority of the votes cast at the Meeting.

     A FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT AND THE CHARTER AMENDMENT. SIMILARLY, ABSTENTIONS AND "BROKER NON-VOTES" WILL HAVE THE EFFECT OF VOTES AGAINST THE AGREEMENT AND THE CHARTER AMENDMENT. FURTHER, BECAUSE THE CHARTER AMENDMENT MUST BE APPROVED IN ORDER TO ALLOW THE MERGER TO OCCUR, HERITAGE WILL BE UNABLE TO CONSUMMATE THE MERGER UNLESS BOTH THE AGREEMENT AND THE CHARTER AMENDMENT RECEIVE SHAREHOLDER APPROVAL.

     Directors and executive officers of Heritage and affiliates of such persons had sole or shared voting power with respect to 516,010 shares of HFB Common Stock, representing 15.90% of the HFB Common Stock outstanding as of the Record Date. First American has entered into a Voting Agreement signed by each member of the Board of Directors of Heritage, whereby each such person has agreed to vote all shares of HFB Common Stock that he or she is entitled to vote in favor of the Agreement, subject to certain conditions set forth in the Voting Agreements. Entering into the Voting Agreements by the directors of Heritage was an inducement to First American to enter into the Agreement. No such person received any form of compensation from First American for entering into the Voting Agreements beyond execution of the Agreement. Such persons had sole or shared voting power with respect to 334,123 shares of HFB Common Stock, representing 10.30% of the HFB Common Stock outstanding as of the Record Date. See "MEETING INFORMATION -- Voting and Revocation of Proxies."

     Heritage's Employee Stock Ownership Plan currently holds 208,895 shares of HFB Common Stock, of which 83,545 shares have been allocated to participants. Further, Heritage's profit sharing plan currently holds 288,713 shares of HFB Common Stock, all of which are allocated to participants. The trustees of each plan must vote all allocated shares in accordance with the instructions of the participants, and otherwise as directed by the Heritage Board of Directors. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER ENTITIES."

NO DISSENTERS' RIGHTS

     The holders of shares of HFB Common Stock will not have dissenters' rights in connection with the Merger and the transactions contemplated by the Agreement. Therefore, if the Agreement is approved by the affirmative vote of a majority of the outstanding shares of HFB Common Stock, and all other conditions to consummation of the Merger are satisfied, all shareholders of Heritage will receive the consideration provided for in the Agreement in exchange for their shares of HFB Common Stock. See "PROPOSAL I -- THE MERGER -- No Dissenters' Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Heritage's management and of the Heritage Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of Heritage generally. These interests include, among others, provisions in the Agreement relating to liability insurance and indemnification, the accelerated vesting of previously-granted awards of shares of HFB Common Stock, possible membership on advisory boards of FANB or First American's Board of Directors and the continuation of certain employee benefits. It is also currently anticipated by First American and Heritage that four executive officers of Heritage will become entitled to severance payments under their current employment agreements as a result of the Merger. See "PROPOSAL
I -- THE MERGER -- Interests of Certain Persons in the Merger -- Severance Payments." In addition, First American has separately entered into certain employment/consulting agreements with these officers. In particular, Messrs. Kreis, Brumfield, Osborne and Richmond may receive up to $485,000, $330,000, $320,000, and $251,000, respectively, upon termination of their existing employment agreements with Heritage; $130,000, $84,000, $83,000, and $64,000, respectively, for services rendered pursuant to twelve-month combination employment/consulting agreements entered into by each such officer with First American and which commence at the Effective Time; and up to $177,000, $217,000, $84,000, and $53,000, respectively, in a lump-sum distribution from First American's pension plan (as successor to Heritage's pension plan) upon termination of employment with First American. Also, as a result of the Merger, at the Effective Time, Messrs. Kreis, Brumfield, Osborne, and Richmond would become immediately vested in 10,263, 7,923, 5,299, and 6,249 restricted shares of HFB Common Stock, respectively, under Heritage's existing stock benefit plans, with an approximate value (assuming a price of $43 per share of FAC Common Stock in the Merger) of $358,000, $277,000, $185,000, and $218,000,
respectively, or approximately $1.04 million in the aggregate. In addition, the net realizable value of the options to acquire HFB Common Stock held by Messrs. Kreis, Brumfield, Osborne and Richmond as of the Record Date (assuming a price of $43 per share of FAC Common Stock in the Merger) will be approximately $2.1 million, $1.3 million, $1.0 million and $1.0 million, respectively, or approximately $5.4 million in the aggregate. See "PROPOSAL I -- THE
MERGER -- Interests of Certain Persons in the Merger."

     The Heritage Board of Directors was aware of these interests and considered them among other matters in approving the Agreement and the transactions contemplated thereby. See "PROPOSAL I -- THE MERGER -- Interests of Certain Persons in the Merger." Mr. Kreis, a member of the Board of Directors, would be eligible to receive up to $1.15 million in aggregate fees and other payments upon consummation of the Merger through termination of his existing severance agreement, completion of his employment/consulting agreement with First American, acceleration of the vesting of restricted stock awards and receipt of lump sum payments from First American's pension plan (as successor to Heritage's pension plan). No other Heritage directors would receive any such benefits as a result of the Merger, but all directors would be eligible to serve as advisory directors to FANB (with one member appointed to First American's Board of Directors) and would be covered by indemnification provisions and liability insurance as set forth in the Agreement. In addition, at the Effective Time and assuming a price of $43 per share of FAC Common Stock in the Merger, the net realizable value of the options to acquire HFB Common Stock held by Directors Anderson, Bracy, Craven, Fox, LaGuardia, Manahan and Patton as of the Record Date will be approximately $768,000, $767,000, $88,000, $88,000, $772,000,
$778,000, and $789,000, respectively, or approximately $4.1 million in the aggregate.

CONDITIONS; REGULATORY APPROVALS; WAIVER; DAMAGES

     Consummation of the Merger is subject to satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Heritage, and the receipt of all regulatory approvals required or mutually deemed necessary in connection with the Merger, the Agreement, and the transactions contemplated thereby. First American has filed applications with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act, as amended ("HOLA"), with the Board of Governors of the Federal Reserve System

("Federal Reserve Board") under the BHCA, and with the Tennessee Department of Financial Institutions ("Tennessee Department") under the Tennessee Reciprocal Banking Act ("Tennessee Act"), for prior approval of the Merger, and FANB has filed an application with the Office of the Comptroller of the Currency ("OCC") under the Bank Merger Act and the so-called "Oakar Amendment" to the Federal Deposit Insurance Act, as amended ("FDIA"), and a notice with the OTS, for prior approval of the Bank Merger. The Bank Merger Act provides that the Bank Merger may not be consummated until the 30th day after OCC approval is received, or, under certain circumstances, the 15th day after OCC approval is received. All of the approvals described above have been obtained and all of the applicable waiting periods have expired. See "PROPOSAL I -- THE MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Regulatory Approvals."

     The conditions to consummation of the Merger (except for required shareholder and regulatory approvals and listing on The Nasdaq Stock Market of the FAC Common Stock issued or subject to option as a result of the Merger) may be waived at any time by the party for whose benefit they were created. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSAL I -- THE
MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Effective Time of the Merger; Termination; Damages."

     The Agreement provides for payment of certain fees as liquidated damages upon the occurrence of certain events leading to certain terminations of the Agreement. See "PROPOSAL I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Heritage shareholders as a result of the Merger, except a gain or loss will be recognized with respect to cash received in lieu of the receipt of fractional shares of FAC Common Stock. A condition to the consummation of the Merger is the receipt by First American of an opinion of KPMG Peat Marwick LLP as to the qualification of the Merger as a tax-free reorganization and the receipt by Heritage of an opinion of Housley Goldberg Kantarian & Bronstein, P.C., as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "PROPOSAL I -- THE
MERGER -- Certain Federal Income Tax Consequences of the Merger."

     BECAUSE THE TAX CONSEQUENCES MAY VARY DEPENDING UPON A HOLDER'S INDIVIDUAL CIRCUMSTANCES OR TAX STATUS, IT IS RECOMMENDED THAT EACH SHAREHOLDER OF HERITAGE CONSULT HIS OR HER TAX ADVISOR CONCERNING THE PARTICULAR FEDERAL (AND ANY APPLICABLE STATE, LOCAL OR OTHER) TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Upon completion of the Merger, shareholders of Heritage will become shareholders of First American and their rights as such will be governed by First American's charter and bylaws, and will continue to be governed by Tennessee law. The rights of shareholders of First American are different in certain respects from the rights of shareholders of Heritage. For a summary of these differences, see "PROPOSAL I -- THE MERGER -- Certain Differences in Rights of Shareholders."

MARKET PRICES AND DIVIDENDS

     FAC Common Stock and HFB Common Stock are both traded on The Nasdaq Stock Market, under the symbol "FATN" in the case of First American and under the symbol "HFBS" in the case of Heritage. The information presented in the following table reflects the closing price for FAC Common Stock and the last reported sale price for HFB Common Stock on February 17, 1995, the last trading day preceding public announcement of the proposed Merger, and the HFB Common Stock equivalent per share basis, calculated by multiplying the closing price of FAC Common Stock on such date by the Exchange Ratio (as it would have been calculated as of such date, assuming an Average Closing Price of $32.625, or the closing price of FAC Common Stock on such date). No assurance can be given as to what the market price of FAC Common Stock or the Exchange Ratio will be if and when the Merger is consummated.

                                                           MARKET VALUE              HERITAGE
                                                         FEBRUARY 17, 1995          EQUIVALENT
                                                    ---------------------------     PER SHARE
                                                    FIRST AMERICAN     HERITAGE       BASIS
                                                    --------------     --------     ----------
        Common Stock..............................      $32 5/8         $22 1/2       $28.00

     FIRST AMERICAN

     On June 30, 1995 there were approximately 9,092 record holders of FAC Common Stock and 25,426,355 shares of FAC Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by First American on the FAC Common Stock and the range of high and low prices of the FAC Common Stock during the fiscal years ended December 31, 1993 and 1994, and during the first three quarters of fiscal year 1995 based on information obtained by First American. The table reflects high and low prices as quoted on The Nasdaq Stock Market. Stock price data on The Nasdaq Stock Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                                 PRICE
                                                          CASH DIVIDENDS     -------------
                                                            PER SHARE        HIGH     LOW
                                                          --------------     ----     ----
        1993
        First Quarter...................................      $ 0.10         30 1/4   25 1/4
        Second Quarter..................................        0.15         33 3/4   27
        Third Quarter...................................        0.15         34 1/2   28 1/4
        Fourth Quarter..................................        0.15         34 1/8   28 1/8
        1994
        First Quarter...................................        0.21         32       29 1/8
        Second Quarter..................................        0.21         34 3/4   28 3/4
        Third Quarter...................................        0.21         35       31
        Fourth Quarter..................................        0.25         33 1/8   26 1/8
        1995
        First Quarter...................................        0.25         34 1/2   26 7/8
        Second Quarter..................................        0.25         36       33
        Third Quarter (through September 25, 1995)......        0.28         44 3/4   35 3/4

     HERITAGE

     On the Record Date there were approximately 1,043 record holders of HFB Common Stock and 3,245,117 shares of HFB Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by Heritage on the HFB Common Stock and the range of high and low prices of the HFB Common Stock during calendar years 1993 and 1994, and during the first three quarters of calendar year 1995 based on information obtained by Heritage. The table reflects high and low prices as quoted on The Nasdaq Stock Market. Stock price data on The Nasdaq Stock Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                                       PRICE
                                                               CASH DIVIDENDS    ------------------
                                                                 PER SHARE        HIGH       LOW
                                                               --------------    ------    --------
    1993
    First Quarter..........................................       $     --          13          11 1/4
    Second Quarter.........................................             --          15 1/2      12 1/2
    Third Quarter..........................................             --          15 1/2      13
    Fourth Quarter.........................................         0.0825          15 3/4      14 1/4
    1994
    First Quarter..........................................         0.0825          17 1/4      14 5/8
    Second Quarter.........................................         0.0825          18 1/4      16 1/8
    Third Quarter..........................................         0.0950          23          16 11/16
    Fourth Quarter.........................................         0.0950          23 1/2      16 1/2
    1995
    First Quarter..........................................         0.0950          27          17
    Second Quarter.........................................         0.0950          27          24
    Third Quarter (through September 25, 1995).............         0.0950          33          26

                           COMPARATIVE PER SHARE DATA

     The following table presents at the dates and for the periods indicated (i) historical consolidated per share data for FAC Common Stock, (ii) historical and equivalent pro forma per share data for HFB Common Stock, (iii) pro forma combined per share data for FAC Common Stock (with HFB); (iv) historical per share data for Charter Common Stock, (v) fully pro forma combined per share data for FAC Common Stock (with HFB and Charter), and (vi) equivalent pro forma per share data for HFB Common Stock (with FAC and Charter). The FAC pro forma with HFB data is presented using the pooling-of-interests method of accounting and the application of the assumed market price of $34.50 (the maximum price allowed in calculating the Exchange Ratio under the Agreement) for the FAC Common Stock and an Exchange Ratio of 0.8116 shares of FAC Common Stock for each share of HFB Common Stock. The First American pro forma data with HFB represents the effect of the Merger on a share of FAC Common Stock. The Heritage pro forma equivalent data represents the First American pro forma data multiplied by the Exchange Ratio and thereby reflects the effect of the Merger on a share of HFB Common Stock. The FAC fully pro forma combined data (with HFB and Charter) is presented using the purchase method of accounting for the merger with Charter and the application of the assumed market price of $35.875 for the FAC Common Stock (its closing price on June 30, 1995) and a Charter exchange ratio of .38 shares of FAC Common Stock for each share of Charter Common Stock. The FAC fully pro forma combined (with HFB and Charter) data represents the effect of the Merger and the Charter merger on a share of FAC Common Stock. The Heritage equivalent pro forma data represent the FAC fully pro forma combined (with HFB and Charter) multiplied by the Exchange Ratio and thereby reflects the effect of the two mergers on a share of HFB Common Stock. Earnings per share data is based on net earnings before cumulative effects of changes in accounting principles for all companies. The data are not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented and is not indicative of future results.

                                                                                                FAC/HFB/
                                                                                                CHARTER           HFB
                                                                                                 FULLY         EQUIVALENT
                                    HISTORICAL       FAC/HFB           HFB                        PRO          PRO FORMA
                                  ---------------   PRO FORMA       EQUIVALENT     HISTORICAL    FORMA         (FAC/HFB/
                                   FAC      HFB     COMBINED        PRO FORMA       CHARTER     COMBINED       CHARTER)
                                  ------   ------   ---------       ---------      ----------   --------       ---------
EARNINGS PER SHARE
Years Ended (a)
  1995..........................  $ 3.48   $ 1.58    $  3.52         $  2.86        $   1.08     $ 3.44         $  2.79
  1994..........................    3.93     1.85       3.78            3.07            1.87       3.78            3.07
  1993..........................    1.74     1.67       2.60            2.11          (50.72)      2.60            2.11
CASH DIVIDENDS DECLARED PER
  SHARE
Years Ended (a)
  1995..........................  $  .88   $  .38    $   .96(b)      $   .78(c)     $   .275     $  .96(b)      $   .78(d)
  1994..........................     .55      .25        .72(b)          .58(c)           --        .72(b)          .58(d)
  1993..........................     .20       --        .45(b)          .37(c)           --        .45(b)          .37(d)
BOOK VALUE PER SHARE
End of Period (a)
  1995..........................  $23.59   $16.88    $ 24.54         $ 19.91        $   9.06     $24.77         $ 20.10
  1994..........................   22.38    15.29      21.96           17.83            8.24      21.96           17.83
  1993..........................   18.16    13.23      19.33           15.69          (13.51)     19.33           15.69

---------------

(a) All columns are at or for the years ended June 30, except for the FAC historical column, which is at or for the fiscal years ended December 31, 1994, 1993, and 1992, respectively. The FAC data reflected in pro forma columns is at or for the years ended June 30.
(b) Represents cash dividends declared per share by FAC for the years ended June 30, 1995, 1994 and 1993, respectively.
(c) Represents FAC/HFB Pro Forma Combined dividend per share multiplied by the Exchange Ratio.
(d) Represents FAC/HFB/Charter Fully Pro Forma Combined cash dividends per share multiplied by the Exchange Ratio.

                            SELECTED FINANCIAL DATA

     The following tables set forth certain historical financial data and pro forma financial information for First American, Heritage and Charter.

     The selected financial data for First American for the five years ended December 31, 1994 and for the six months ended June 30, 1995 and 1994, are derived from the consolidated financial statements of First American. The selected financial data for Heritage, for Charter, for First American pro forma combined with Heritage, and First American fully pro forma combined for the five years ended June 30, 1995 are derived from the respective consolidated financial statements of Heritage, Charter and First American. The pro forma information gives effect to the expected merger of First American with Heritage under the pooling-of-interests method of accounting and gives effect to the expected affiliation of First American with Charter under the purchase method of accounting. The pooling-of-interests method of accounting combines assets and liabilities at their historical bases and restates the results of operations as if First American and Heritage had been combined at the beginning of the earliest reported period. The purchase method of accounting requires that all assets and liabilities of Charter be adjusted to their estimated fair market value as of the date of acquisition. Since purchase accounting does not permit restatement of results for prior periods, Charter pro forma information is only presented as of and for the year ended June 30, 1995. This summary should be read in connection with the financial statements, Management's Discussion and Analysis of Results of Operations and Financial Condition and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION."

                           FIRST AMERICAN CORPORATION

                                        AT OR FOR THE
                                      SIX MONTHS ENDED
                                          JUNE 30,                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1995       1994       1994       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------   --------
INCOME DATA
(in thousands)
  Net interest income..............  $146,111   $138,589   $279,626   $267,439   $251,688   $216,460   $226,853
  Provision for loan losses........        --         --    (10,000)   (42,000)    38,500     51,570    193,677
  Non-interest income..............    49,701     47,726     84,856     85,817     74,691     80,493    111,168
  Non-interest expense.............   119,138    114,898    229,615    235,963    228,426    221,685    221,134
  Income tax (benefit).............    28,190     27,417     54,135     57,396     17,481      6,761    (14,369)
                                     --------   --------   --------   --------   --------   --------   --------
    Income (loss) before cumulative
      effect of changes in
      accounting principles........  $ 48,484   $ 44,000   $ 90,732   $101,897   $ 41,972   $ 16,937   $(62,421)
                                     ========   ========   ========   ========   ========   ========   ========
END OF PERIOD BALANCE SHEET ITEMS
(in millions)
  Assets...........................  $  8,071   $  7,228   $  7,757   $  7,188   $  6,716   $  6,377   $  6,480
  Total net loans..................     5,154      4,381      4,736      4,206      3,518      3,626      4,036
  Deposits.........................     6,158      5,701      5,861      5,691      5,522      5,332      5,556
  Long-term debt...................       252         52        252         66         17         17         18
  Shareholders' equity.............       638        581        617        582        468        385        368
PER SHARE DATA
  Income (loss) before cumulative
    effect of changes in accounting
    principles.....................  $   1.87   $   1.69   $   3.48   $   3.93   $   1.74   $    .73   $  (2.69)
  Cash dividends declared..........       .50        .42        .88        .55        .20         --        .31
  Book value, end of period........     25.09      22.27      23.59      22.38      18.16      16.47      15.79
SHARES OUTSTANDING
(in thousands)
  Average..........................    25,911     26,057     26,093     25,913     24,082     23,337     23,224
  End of period....................    25,426     26,094     26,145     25,988     25,786     23,395     23,311

                       HERITAGE FEDERAL BANCSHARES, INC.

                                                      AT OR FOR THE YEAR ENDED JUNE 30,
                                           -------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                           -------     -------     -------     -------     -------
INCOME DATA
(in thousands)
  Net interest income....................  $18,181     $19,063     $19,761     $16,509     $13,520
  Provision for loan losses..............       82         487         595         749       1,496
  Non-interest income....................    2,755       2,484       3,110       2,634       2,421
  Non-interest expense...................   12,241      11,354      12,812      11,673      11,089
  Income tax.............................    3,146       3,502       3,952       2,540       2,244
                                           -------     -------     -------     -------     -------
     Income before cumulative effect of
       changes in accounting
       principles........................  $ 5,467     $ 6,204     $ 5,512     $ 4,181     $ 1,112
                                           =======     =======     =======     =======     =======
END OF PERIOD BALANCE SHEET ITEMS
(in millions)
  Assets.................................  $   528     $   516     $   519     $   540     $   507
  Total net loans........................      298         309         327         358         364
  Deposits...............................      449         451         460         497         484
  Long-term debt.........................       17          11          11           2           1
  Shareholders' equity...................       54          49          42          36          16
PER SHARE DATA
  Income before cumulative effect of
     changes in accounting principles....  $  1.58     $  1.85     $  1.67     $   n/a         n/a
  Cash dividends declared................      .38         .25          --         n/a         n/a
  Book value, end of period..............    16.88       15.29       13.23       11.90         n/a
SHARES OUTSTANDING
(in thousands)
  Average (a)............................    3,464       3,372       3,309         n/a         n/a
  End of period..........................    3,186       3,173       3,165       2,990         n/a

---------------
n/a Not applicable for periods prior to HFB's conversion from mutual to stock ownership during the fiscal year ended June 30, 1992.

(a) Includes common share equivalents.

                FIRST AMERICAN PRO FORMA COMBINED WITH HERITAGE

                                                   AT OR FOR THE YEAR ENDED JUNE 30,
                                      ------------------------------------------------------------
                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
INCOME DATA
(in thousands)
  Net interest income...............  $305,329     $293,613     $282,375     $248,185     $227,825
  Provision for loan losses.........    (9,918)     (33,513)      10,595       41,519      102,805
  Non-interest income...............    89,586       93,974       81,889       81,978       79,492
  Non-interest expense..............   246,096      249,624      242,259      236,464      224,204
  Income tax........................    58,054       62,825       38,755       16,598        2,281
                                      --------     --------     --------     --------     --------
     Income (loss) before cumulative
       effect of changes in
       accounting principles........  $100,683     $108,651     $ 72,655     $ 35,582     $(21,973)
                                      ========     ========     ========     ========     ========
END OF PERIOD BALANCE SHEET ITEMS
(in millions)
  Assets............................  $  8,601     $  7,744     $  7,241     $  7,113     $  6,718
  Total net loans...................     5,451        4,690        3,946        3,826        4,080
  Deposits..........................     6,608        6,152        5,906        5,937        5,712
  Long-term debt....................       269           63           77           19           18
  Shareholders' equity..............       687          630          551          441          388
PER SHARE DATA
  Income before cumulative effect of
     changes in accounting
     principles.....................  $   3.52     $   3.78     $   2.60     $    n/a          n/a
  Cash dividends declared...........       .96          .72          .45           --           --
  Book value, end of period.........     24.54        21.96        19.33        16.96          n/a
SHARES OUTSTANDING
(in thousands)
  Average...........................    28,606       28,746       27,955          n/a          n/a
  End of period.....................    28,012       28,669       28,488       26,003          n/a

---------------

n/a First American pro forma combined data is not presented for periods prior to Heritage Bank's conversion from mutual to stock ownership during the fiscal year ended June 30, 1992.

                          CHARTER FEDERAL SAVINGS BANK

                                                        AT OR FOR THE YEAR ENDED JUNE 30,
                                                --------------------------------------------------
                                                 1995      1994       1993       1992       1991
                                                -------   -------   --------    -------   --------
INCOME DATA
(in thousands)
  Net interest income.........................  $22,299   $25,534   $ 25,454    $18,211   $ 11,929
  Provision for loan losses...................    1,975     2,150      5,087     (1,011)     9,791
  Non-interest income.........................    5,282     1,990      3,523      4,718      3,607
  Non-interest expense(a).....................   16,676    17,103     59,204(a)  19,539     19,169
  Income tax (benefit)........................    3,373      (322)     1,778         --         --
                                                -------   -------   --------    -------   --------
     Income (loss) before extraordinary item
       and cumulative effect of changes in
       accounting principles..................  $ 5,557   $ 8,593   $(37,092)   $ 4,401   $(13,424)
                                                =======   =======   ========    =======   ========
END OF PERIOD BALANCE SHEET ITEMS
(in millions)
  Assets......................................  $   751   $   733   $    678    $   822   $    843
  Total net loans.............................      404       389        404        424        405
  Deposits....................................      525       548        573        617        627
  Long-term debt..............................      105       105        105        105        105
  Shareholders' equity........................       46        42        (10)        26         18
PER SHARE DATA
  Income (loss) before extraordinary item and
     cumulative effect of changes in
     accounting principles....................  $  1.08   $  1.87   $ (50.72)   $  6.02   $ (18.36)
  Cash dividends declared.....................     .275        --         --         --         --
  Book value, end of period...................     9.06      8.24     (13.51)     35.52      25.02
SHARES OUTSTANDING
(in thousands)
  Average.....................................    5,125     4,596        731        731        731
  End of period...............................    5,125     5,125        731        731        731

---------------

(a) The 1993 non-interest expense amount includes a write-off of $41.1 million of remaining goodwill as of March 31, 1993.

                   FIRST AMERICAN FULLY PRO FORMA COMBINED(A)

                                                   AT OR FOR THE YEAR ENDED JUNE 30,
                                      ------------------------------------------------------------
                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
INCOME DATA
(in thousands)
  Net interest income...............  $321,545     $293,613     $282,375     $248,185     $227,825
  Provision for loan losses.........    (7,943)     (33,513)      10,595       41,519      102,805
  Non-interest income...............    94,868       93,974       81,889       81,978       79,492
  Non-interest expense..............   265,322      249,624      242,259      236,464      224,204
  Income tax........................    58,711       62,825       38,755       16,598        2,281
                                      --------     --------     --------     --------     --------
     Income (loss) before
       extraordinary item and
       cumulative effect of changes
       in accounting principles.....  $100,323     $108,651     $ 72,655     $ 35,582     $(21,973)
                                      ========     ========     ========     ========     ========
END OF PERIOD BALANCE SHEET ITEMS
(in millions)
  Assets............................  $  9,327     $  7,744     $  7,241     $  7,113     $  6,718
  Total net loans...................     5,847        4,690        3,946        3,826        4,080
  Deposits..........................     7,129        6,152        5,906        5,937        5,712
  Long-term debt....................       370           63           77           19           18
  Shareholders' equity..............       708          630          551          441          388
PER SHARE DATA
  Income before extraordinary item
     and cumulative effect of
     changes in accounting
     principles.....................  $   3.44     $   3.78     $   2.60     $    n/a          n/a
  Cash dividends declared...........       .96          .72          .45           --           --
  Book value, end of period.........     24.77        21.96        19.33        16.96          n/a
SHARES OUTSTANDING
(in thousands)
  Average...........................    29,186       28,746       27,955          n/a          n/a
  End of period.....................    28,592       28,669       28,488       26,003          n/a

---------------

(a) Represents First American, Heritage and Charter on a fully pro forma combined basis.

n/a First American fully pro forma combined data is not presented for periods prior to Heritage Bank's conversion from mutual to stock ownership during the fiscal year ended June 30, 1992.

       UNAUDITED FULLY PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following pro forma combined condensed financial statements combine the historical financial statements of FAC, HFB, and Charter. The pro forma combined condensed balance sheet as of June 30, 1995 gives effect to the affiliations of HFB and Charter with FAC as if the affiliations occurred on June 30, 1995. The pro forma combined condensed statements of income for the years ended June 30, 1995, 1994 and 1993 give effect to the affiliation of FAC and HFB as of the beginning of the earliest year and the affiliation of FAC and Charter as of the beginning of the most recent year. The pro forma combined condensed statements give effect to the expected merger with HFB under the pooling-of-interests method of accounting and give effect to the expected affiliation of FAC with Charter under the purchase method of accounting. The pooling-of-interests method of accounting combines assets and liabilities at their historical bases and restates the results of operations as if FAC and HFB had been combined at the beginning of the reported period. The purchase method of accounting requires that all assets and liabilities of Charter be adjusted to their estimated fair market value as of the date of acquisition.

     The unaudited pro forma combined condensed statements of income do not include nonrecurring merger-related one-time charges. It is anticipated that approximately $4.7 million, net of taxes, will be expensed as incurred in connection with the merger of FAC and HFB. Additionally, the unaudited pro forma combined condensed financial statements do not give effect to any cost savings which may be realized following the two mergers. Any anticipated transfers of assets and liabilities to other banking entities of FAC are not reflected in the Unaudited Fully Pro Forma Combined Condensed Financial Statements.

     The pro forma combined condensed financial statements are provided for informational purposes. The pro forma combined condensed statements of income are not necessarily indicative of the actual results that would have been achieved had the acquisitions been consummated at the beginning of the period presented, and are not indicative of future results. The pro forma financial statements should be read in conjunction with the audited financial statements and the notes thereto of FAC and HFB incorporated by reference or included herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     FAC reports its financial information on the basis of a December 31 fiscal year. Heritage and Charter report their financial information on the basis of a June 30 fiscal year. The information for FAC in the pro forma combined condensed statements of income has been restated with Heritage's and Charter's fiscal year end.

           UNAUDITED FULLY PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1995

                                                                              FAC                                    FAC
                                                                           PRO FORMA                                FULLY
                                                               POOLING        WITH                  PURCHASE      PRO FORMA
                                        FAC         HFB      ADJUSTMENTS      HFB       CHARTER    ADJUSTMENTS     COMBINED
                                     ----------   --------   -----------   ----------   --------   -----------    ----------
                                                                         (IN THOUSANDS)
ASSETS
  Cash and due from banks..........  $  413,232   $ 14,878     $          $  428,110    $ 24,150    $ (49,340)(d)   $  402,920
  Time deposits with other banks...      26,284                               26,284                                    26,284
  Securities:
    Held to maturity...............   1,461,960    170,622                 1,632,582     295,191         (814)(d)    1,926,959
    Available for sale.............     558,671     20,213                   578,884       7,603                       586,487
                                     ----------   --------     -------     ----------   --------     --------       ----------
        Total securities...........   2,020,631    190,835                 2,211,466     302,794         (814)       2,513,446
                                     ----------   --------     -------     ----------   --------     --------       ----------
  Federal funds sold and securities
    purchased under agreements to
    resell.........................      83,805      7,000                    90,805                                    90,805
  Trading account securities.......      29,224                               29,224                                    29,224
  Total loans......................   5,285,743    301,768                 5,587,511     410,104       (8,529)(d)    5,989,086
  Unearned discount and net
    deferred loan fees.............       5,463      1,908                     7,371       1,272                         8,643
                                     ----------   --------     -------     ----------   --------     --------       ----------
    Loans, net of unearned discount
      and net deferred loan fees...   5,280,280    299,860                 5,580,140     408,832       (8,529)       5,980,443
  Allowance for possible loan
    losses.........................     126,575      2,327                   128,902       5,021                       133,923
                                     ----------   --------     -------     ----------   --------     --------       ----------
        Total net loans............   5,153,705    297,533                 5,451,238     403,811       (8,529)       5,846,520
                                     ----------   --------     -------     ----------   --------     --------       ----------
  Premises and equipment, net......     110,186      6,786                   116,972       5,876                       122,848
  Foreclosed properties............       9,256                                9,256       7,006                        16,262
  Other assets.....................     224,823     11,137       1,572 (a)   237,667       7,690        8,822 (d)      278,954
                                                                   135 (c)                             24,775 (d)
                                     ----------   --------     -------     ----------   --------     --------       ----------
    Total assets...................  $8,071,146   $528,169     $ 1,707    $8,601,022    $751,327    $ (25,086)      $9,327,263
                                     ==========   ========     =======     ==========   ========     ========       ==========
LIABILITIES
  Deposits.........................  $6,158,336   $449,318     $          $6,607,654    $525,400    $  (3,854)(d)   $7,129,200
  Short-term borrowings............     819,993        789                   820,782      63,614                       884,396
  Long-term debt...................     251,637     17,452                   269,089     104,500       (3,947)(d)      369,642
  Other liabilities................     203,124      6,836       6,075 (a)   216,035      11,389        7,210 (d)      235,756
                                                                                                        1,122 (d)
                                     ----------   --------     -------     ----------   --------     --------       ----------
    Total liabilities..............   7,433,090    474,395       6,075     7,913,560     704,903          531        8,618,994
                                     ----------   --------     -------     ----------   --------     --------       ----------
SHAREHOLDERS' EQUITY
  Common stock.....................     127,132      3,186       9,744 (b)   140,062          51        2,900 (d)      142,962
                                                                                                          (51)(d)
  Capital surplus..................      96,223     16,510      (9,744)(b)   102,989      52,006       17,907 (d)      120,896
                                                                                                      (52,006)(d)
  Retained earnings................     416,898     35,070      (4,503)(a)   447,245      (5,612)       5,612 (d)      447,245
                                                                  (220)(c)
  Other............................      (1,696)    (1,076)        355 (c)    (2,417)        (49)          49 (d)       (2,417)
                                     ----------   --------     -------     ----------   --------     --------       ----------
    Realized shareholders'
      equity.......................     638,557     53,690      (4,368)      687,879      46,396      (25,589)         708,686
  Net unrealized gains (losses) on
    securities available for sale,
    net of tax.....................        (501)        84                      (417)         28          (28)(d)         (417)
                                     ----------   --------     -------     ----------   --------     --------       ----------
        Total shareholders'
          equity...................     638,056     53,774      (4,368)      687,462      46,424      (25,617)         708,269
                                     ----------   --------     -------     ----------   --------     --------       ----------
        Total liabilities and
          shareholders' equity.....  $8,071,146   $528,169     $ 1,707    $8,601,022    $751,327    $ (25,086)      $9,327,263
                                     ==========   ========     =======     ==========   ========     ========       ==========

(See footnotes on following page.)

           FOOTNOTES TO UNAUDITED FULLY PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET

     The pro forma adjustments are based on the best available preliminary information as of June 30, 1995, and may be different from the actual adjustments to reflect the fair value of the net assets purchased as of the date of acquisition of Charter. The final allocation of the purchase price of Charter has not been determined. Subsequent changes to the purchase adjustments, as well as the final allocation of the intangible assets between goodwill and other identifiable intangible assets may result in an adjustment to goodwill, which may have a corresponding impact on amortization expense.

(a) To record a liability for estimated one-time charges of $4,042,000 for various items such as severance and systems conversions and record a related deferred tax asset in the amount of $1,572,000, plus record a $2,033,000 estimated liability related to recapture of tax bad debt reserve related to conversion of Heritage Bank to a commercial bank.

(b) Reclassification of $9,744,000 of capital surplus to FAC Common Stock to reflect the FAC Common Stock of $127,132,000 plus the $5 par value of 2,586,000 shares of FAC Common Stock to be issued to effect the Merger.

(c) To record one-time charge of $355,000, net of deferred tax asset of $135,000, related to immediate vesting of restricted stock upon completion of the Merger and reduce unearned compensation of the Management Recognition Plan within other shareholders' equity by $355,000.

(d) Based on an exchange ratio of .38 share of FAC Common Stock to one share of Charter Common Stock, FAC will exchange 1,955,342 shares of FAC Common Stock for the shares of Charter Common Stock. Based on the closing price of FAC Common Stock on June 30, 1995 of $35.875, the purchase price of Charter is approximately $70,147,000. To close the transaction, FAC expects to reissue 580,000 shares of FAC Common Stock purchased in the open market prior to June 30, 1995, and purchase an additional 1,375,342 shares of FAC Common Stock after June 30, 1995, for reissuance in the acquisition of Charter. The 580,000 shares of FAC Common Stock were purchased for approximately $20,000,000. Under Tennessee law, such shares have been recognized as authorized but unissued with the excess of purchase price over par reflected as a reduction from capital surplus. Based on a price per share of FAC Common Stock of $35.875, the reissuance of the 580,000 shares of stock will result in an increase in common stock of $2,900,000 and an increase in surplus of $17,907,000. Additionally, the purchase of an additional 1,375,342 shares of FAC Common Stock to exchange with Charter shareholders will result in a decrease in cash of approximately $49,340,000 based on a price of FAC Common Stock of $35.875 per share.

    The following adjustments are currently expected to be made to reflect the estimated fair value of assets acquired and estimated fair value of liabilities assumed: held to maturity securities are estimated to decrease $814,000, loans are estimated to decrease $8,529,000, core deposit rights of $8,200,000 and loan servicing rights of $622,000 are expected to be recorded as other assets, deposits are estimated to decrease $3,854,000, and long-term debt is estimated to decrease $3,947,000.

    A total of $7,210,000 of other liabilities are expected to be recorded to reflect various estimated one-time charges consisting of $4,410,000 for various items such as severance and systems conversions, $1,400,000 of estimated deferred taxes related to Statement of Financial Accounting Standards No. 109, and a $1,400,000 estimated liability related to tax loss carryforward.

    An estimated net deferred tax liability in the amount of $1,122,000 is expected to be recorded at the rate of 38.9% related to the effect of the fair value adjustments and the $4,410,000 of certain one-time charges discussed above.

    Purchase accounting requires that the various components of Charter's equity be reclassified to surplus which is then eliminated on a consolidated basis. The elimination results in a common stock decrease of $51,000, a surplus decrease of $52,006,000, a retained earnings increase of $5,612,000, an other equity increase of $49,000, and a decrease in net unrealized gains on securities available for sale of $28,000.

    All of the above is expected to result in an increase in the goodwill balance of $24,775,000 to reflect the excess of the total acquisition cost over the estimated fair value of the assets acquired less liabilities assumed.

    The following summarizes the above and provides detail of the estimated allocation of the purchase price for the Charter acquisition:

     Total shareholders' equity...............................................    $46,424,000
     Estimated fair value adjustments:
       Held to maturity securities............................................       (814,000)
       Loans..................................................................     (8,529,000)
       Core deposit rights....................................................      8,200,000
       Loan servicing rights..................................................        622,000
       Deposits...............................................................      3,854,000
       Long-term debt.........................................................      3,947,000
     Estimated one-time charges:
       Severance and systems conversions, etc.................................     (4,410,000)
       Deferred taxes related to Statement of Financial Accounting Standards
          No. 109.............................................................     (1,400,000)
       Liability related to tax loss carryforward.............................     (1,400,000)
     Estimated net deferred tax liability related to fair value adjustments
       and the $4,410,000 of one-time charges above...........................     (1,122,000)
     Goodwill.................................................................     24,775,000
                                                                                  -----------
     Total purchase price.....................................................    $70,147,000
                                                                                   ==========

        UNAUDITED FULLY PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1995

                                                                      FAC                                   FAC
                                                                   PRO FORMA                               FULLY
                                                       POOLING       WITH                 PURCHASE       PRO FORMA
                                  FAC        HFB     ADJUSTMENTS      HFB      CHARTER   ADJUSTMENTS     COMBINED
                                --------   -------   -----------   ---------   -------   -----------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income...............  $525,989   $35,979                 $561,968    $53,117     $   779 (a)   $612,903
                                                                                            (2,961)(b)
Interest expense..............   238,841    17,798                  256,639     30,818       3,901 (c)    291,358
                                 -------   --------    --------    --------    -------     -------       --------
  Net interest income.........   287,148    18,181                  305,329     22,299      (6,083)       321,545
Provision for loan losses.....   (10,000)       82                   (9,918)     1,975                     (7,943)
                                 -------   --------    --------    --------    -------     -------       --------
  Net interest income after
    provision.................   297,148    18,099                  315,247     20,324      (6,083)       329,488
Non-interest income...........    86,831     2,755                   89,586      5,282                     94,868
Non-interest expense..........   233,855    12,241                  246,096     16,676         898 (d)    265,322
                                                                                             1,652 (e)
                                 -------   --------    --------    --------    -------     -------       --------
Income before income tax
  expense and cumulative
  effect of changes in
  accounting principles.......   150,124     8,613                  158,737      8,930      (8,633)       159,034
Income tax expense............    54,908     3,146                   58,054      3,373      (2,716)(f)     58,711
                                 -------   --------    --------    --------    -------     -------       --------
  Income before cumulative
    effect of changes in
    accounting principles.....  $ 95,216   $ 5,467                 $100,683    $ 5,557     $(5,917)      $100,323
                                 =======   ========    ========    ========    =======     =======       ========
Earnings before cumulative
  effect of changes in
  accounting principles per
  share.......................  $   3.66                           $   3.52                              $   3.44
Weighted average common shares
  outstanding.................    26,020                             28,606                                29,186

 FOOTNOTES TO UNAUDITED FULLY PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

(a) $779,000 of accretion associated with purchase accounting adjustments related to securities and loans accreted over 12 years, the estimated remaining lives of the related assets.

(b) Estimated reduction in interest income of $2,961,000 at a rate of 6%, which represents an investment rate at June 30, 1995, related to $49,340,000 of cash used to purchase FAC Common Stock to exchange with Charter shareholders.

(c) $3,901,000 of amortization associated with purchase accounting adjustments related to time deposits and long-term debt amortized over 2 years, the estimated remaining lives of the liabilities.

(d) $898,000 of amortization associated with purchase accounting adjustments related to core deposit rights and loan servicing rights amortized over 10 and 8 years, respectively, the estimated remaining lives of the assets.

(e) $1,652,000 of amortization associated with purchase accounting adjustments related to goodwill amortized over 15 years, the estimated life of the asset.

(f)  Reduction in income tax at a rate of 38.9% related to net of amounts in
     (a), (b), (c), and (d).

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1994

                                                                                              FAC
                                                                               POOLING     PRO FORMA
                                                          FAC        HFB     ADJUSTMENTS   WITH HFB
                                                        --------   -------   -----------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income.......................................  $449,776   $35,550                 $ 485,326
Interest expense......................................   175,226    16,487                   191,713
                                                        --------   -------   -----------   ---------
          Net interest income.........................   274,550    19,063                   293,613
Provision for loan losses.............................   (34,000)      487                   (33,513)
          Net interest income after provision.........   308,550    18,576                   327,126
Non-interest income...................................    91,490     2,484                    93,974
Non-interest expense..................................   238,270    11,354                   249,624
                                                        --------   -------   -----------   ---------
Income before income tax expense and cumulative effect
  of changes in accounting principles.................   161,770     9,706                   171,476
Income tax expense....................................    59,323     3,502                    62,825
                                                        --------   -------   -----------   ---------
Income before cumulative effect of changes in
  accounting principles...............................  $102,447   $ 6,204                 $ 108,651
                                                        ========   =======    =========     ========
Earnings before cumulative effect of changes in
  accounting principles per share.....................  $   3.94                           $    3.78
Weighted average common shares outstanding............    26,010                              28,746

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 1993

                                                                                              FAC
                                                                               POOLING     PRO FORMA
                                                          FAC        HFB     ADJUSTMENTS   WITH HFB
                                                        --------   -------   -----------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income.......................................  $430,316   $39,066                 $ 469,382
Interest expense......................................   167,702    19,305                   187,007
                                                        --------   -------   -----------   ---------
          Net interest income.........................   262,614    19,761                   282,375
Provision for loan losses.............................    10,000       595                    10,595
                                                        --------   -------   -----------   ---------
          Net interest income after provision.........   252,614    19,166                   271,780
Non-interest income...................................    78,779     3,110                    81,889
Non-interest expense..................................   229,447    12,812                   242,259
                                                        --------   -------   -----------   ---------
Income before income tax expense and cumulative effect
  of changes in accounting principles.................   101,946     9,464                   111,410
Income tax expense....................................    34,803     3,952                    38,755
                                                        --------   -------   -----------   ---------
Income before cumulative effect of changes in
  accounting principles...............................  $ 67,143   $ 5,512                 $  72,655
                                                        ========   =======    =========     ========
Earnings before cumulative effect of changes in
  accounting principles per share.....................  $   2.66                           $    2.60
Weighted average common shares outstanding............    25,269                              27,955

                              MEETING INFORMATION

DATE, PLACE AND TIME

     The proxy card accompanying this Prospectus/Proxy Statement is solicited by and on behalf of the Board of Directors of Heritage to be used at the Meeting, which will be held in the Training Room of the Heritage Federal Bank Building, 220 Broad Street, Kingsport, Tennessee on Monday, October 30, 1995, at 1:00 p.m., local time. The Meeting has been called for the purpose of considering and voting upon: (1) approval of the Agreement; (2) approval of the Charter Amendment; and (3) approval of an adjournment of the Meeting to a later date, if necessary, to solicit additional proxies if insufficient shares are present in person or by proxy at the Meeting to approve the Agreement and the Charter Amendment. The accompanying Notice of Meeting and form of proxy and this Prospectus/Proxy Statement are being first mailed to shareholders on or about September 29, 1995.

RECORD DATE; VOTING RIGHTS

     The securities entitled to vote at the Meeting consist of the HFB Common Stock. Each share of the HFB Common Stock entitles the record holder to one vote on each matter. The close of business on September 22, 1995 (the "Record Date") has been fixed by the Board of Directors of Heritage as the record date for determining shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, Heritage had 3,245,117 shares of the HFB Common Stock issued and outstanding, and approximately 1,043 shareholders of record.

     The affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock is necessary to approve the Agreement and to approve the Charter Amendment, and the affirmative vote of a majority of the votes cast is necessary to approve the adjournment of the Meeting.

VOTING AND REVOCATION OF PROXIES

     Proxies solicited by the Board of Directors of Heritage will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT, FOR APPROVAL OF THE CHARTER AMENDMENT AND FOR APPROVAL OF AN ADJOURNMENT OF THE MEETING TO SOLICIT ADDITIONAL PROXIES IF INSUFFICIENT SHARES ARE PRESENT IN PERSON OR BY PROXY AT THE MEETING TO APPROVE THE AGREEMENT AND THE CHARTER AMENDMENT. The proxy also confers discretionary authority on the persons named therein to vote with respect to matters incident to the conduct of the Meeting. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies in the form enclosed herewith will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by sending written notice to the Secretary of Heritage at the address shown above or by the filing of a later-dated proxy prior to the closing of the polls at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. The presence of a shareholder alone at the Meeting will not revoke such shareholder's proxy.

     The Board of Directors of Heritage is not aware of any other business to be acted upon at the Meeting other than as described herein. It is not anticipated that other matters will be brought before the Meeting. If, however, other matters are duly brought before the Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or act thereon in accordance with the determination of a majority of Heritage's Board of Directors.

     Directors and executive officers of Heritage and affiliates of such persons had sole or shared voting power with respect to 516,010 shares of HFB Common Stock, representing 15.90% of the HFB Common Stock outstanding as of the Record Date. First American has entered into a Voting Agreement signed by each member of the Board of Directors of Heritage, whereby each such person has agreed to vote all shares of HFB Common Stock that he or she is entitled to vote in favor of the Agreement, subject to certain conditions set forth in the Voting Agreements. Entering into the Voting Agreements by the directors of Heritage was an inducement to First American to enter into the Agreement. No such person received any form of compensation from First American for entering into the Voting Agreements beyond execution of the Agreement. Such persons had sole or shared voting power with respect to 334,123 shares of HFB Common Stock, representing 10.30% of the HFB Common Stock outstanding as of the Record Date. The foregoing description sets forth the material aspects of the Voting Agreements.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Meeting will be borne by Heritage. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and other employees of Heritage who will not be specifically compensated for their solicitation activities. Heritage has retained Corporate Communications, Inc. to assist in the solicitation of proxies at the time and to the extent deemed necessary by Heritage. Because of Heritage's existing relationship with Corporate Communications, Inc., which assists Heritage in the preparation of public communications and other documents and also provides general advice regarding investor relations, Heritage will not be charged any additional fee by Corporate Communications, Inc. for any services related to proxy solicitation.

     HERITAGE SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                            PROPOSAL I -- THE MERGER

     This section of the Prospectus/Proxy Statement describes the material terms of the Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Agreement in its entirety.

BACKGROUND OF THE MERGER

     Heritage Bank has operated since 1930 as a community-oriented savings institution and currently serves the personal banking needs of residents in the east Tennessee counties of Anderson, Carter, Roane, Hawkins, Sullivan and Washington and, until its sale of certain branches in August 1992, also served the middle Tennessee counties of Putnam, Rutherford, Warren, Williamson and Wilson. Following the initial public offering of the HFB Common Stock as part of Heritage Bank's conversion from mutual to stock form in March 1992, Heritage strategically deployed the resulting capital which resulted in increased earnings and otherwise benefited Heritage's financial results. Heritage's return on average assets increased from 0.80% at June 30, 1992 to 1.32% at June 30, 1994; its average interest rate spread increased from 3.23% at June 30, 1992 to 3.54% at June 30, 1994; its net yield on average interest-earning assets increased from 3.36% at June 30, 1992 to 3.79% at June 30, 1994; and its percentage of non-performing assets to total assets declined from 0.50% at June 30, 1992 to 0.19% at June 30, 1994. Also for the fiscal year ended June 30, 1994, Heritage's return on average equity was 15.33%. During the same time period, the price per share of the HFB Common Stock steadily increased. The HFB Common Stock was initially issued in March 1992 at $5.75 per share (as adjusted for stock splits), with a closing price per share on The Nasdaq Stock Market of $18 3/16 (as adjusted for stock splits) on June 30, 1994 and $23 1/4 on November 9, 1994.

     Heritage's Board of Directors continued, following the mutual to stock conversion, to monitor the financial institution industry and the general economic environment in which Heritage operates. Notwithstanding these favorable financial results, the Board became concerned as to whether the financial performance of Heritage could be sustained, especially since the financial markets of which Heritage Bank is a part and the regulatory environment in which Heritage Bank operates have become increasingly complex and, in recent years, have been undergoing fundamental restructuring. Such restructuring has resulted in heightened competition from commercial banks and from non-bank financial service companies that generally operate with fewer structural impediments than Heritage Bank. While Heritage's financial results during the two-year period following Heritage Bank's conversion were generally favorable, the Board became aware of trends, such as the decrease in Heritage Bank's deposits, and a narrowing of the increase in Heritage Bank's average interest rate spread and net yield on average interest-earning assets, that could result in less favorable financial returns during future periods. To withstand this competition as well as address those challenges resulting from the changing environment and these adverse trends, Heritage's Board of Directors concluded that it was important for Heritage Bank to increase its size. Heritage briefly explored various acquisition possibilities as a means of achieving a faster rate of growth than would be possible solely through internally generated earnings; however, none of these efforts resulted in business combinations, because of the desire of the potential target corporation to remain independent or the relative unattractiveness of thrift common stock as merger consideration. Heritage also held preliminary discussions with several regional bank holding companies regarding a potential affiliation, and, in one case, commenced negotiations which were abandoned in mid-1993 following a decline in the market value of the other party's capital stock, but none of these discussions resulted in agreement as to the substantive terms for such an affiliation.

     In response to its continuing concerns regarding Heritage Bank's ability to maintain its level of financial performance, the evolving regulatory environment and the increased competition in Heritage Bank's market, as well as a desire to obtain a strategic overview of Heritage Bank's profitability and its long-term growth options, Heritage's Board of Directors in early 1994 engaged Trident Financial Corporation ("Trident"), a firm experienced in the evaluation and analysis of financial institutions and which had served as Heritage's financial advisor since Heritage Bank's conversion in 1992, to perform a comparative analysis of the value of Heritage as a going concern and the resultant effect that Heritage's anticipated future financial condition and operating results as a going concern would have on Heritage's stock price and its future acquisition value, versus Heritage's current acquisition value based on its financial condition and operating results. In performing this analysis, Trident: (i) reviewed Heritage's then-current financial condition and historical results of operations; (ii) compared Heritage's financial condition and results of operations to those of other financial institutions; (iii) marked Heritage's assets and liabilities to then-current market values; (iv) considered anticipated future operating results over a six-year period; and (v) reviewed the market for the sale of control of thrift institutions. This analysis, provided by Trident to the Board of Directors in April 1994, noted certain unfavorable trends in Heritage Bank's recent financial performance -- the declining growth rate of its interest rate spread since Heritage Bank's conversion due to a shrinking loan portfolio and a downward repricing of its adjustable rate loans, its shrinking asset base since 1992, and its increasingly excessive capitalization -- as well as Heritage Bank's relative strengths -- its consistent earnings growth, high asset quality, good loan loss reserve coverage, large market share in its primary market, below average operating expenses, and low-risk balance sheet, among other things.

     During the following several months, Heritage's Board of Directors discussed in detail the results of Trident's study at its regular Board meetings, including meetings at which Trident's representative attended and answered questions raised by the Board members. Based upon these discussions and the rapidly changing financial marketplace during that time, the Board of Directors asked Trident to again review Heritage's financial performance and analyze Heritage's potential for sustaining its continued growth. At a special meeting held on November 9, 1994, and using the information and analysis provided by Trident in a report dated November 9, 1994, the Board of Directors evaluated options available to Heritage and the question of whether Heritage should continue as an independent company or instead solicit proposals from other financial institutions regarding an affiliation between Heritage and such other financial institutions. At the special meeting, at which Trident's representative and Heritage's legal counsel were also present, the Board discussed the unfavorable trends in Heritage Bank's recent financial performance, the effect of such results on the value of HFB Common Stock, the views of each of the executive officers, and the consolidation in the financial institutions industry currently ongoing in Heritage's market area as well as generally in the Southeast and the United States. The Board of Directors also discussed Trident's estimate in its November 9, 1994 report that Heritage's acquisition value ranged from $25.00 to $29.00 per share. The HFB Common Stock was initially issued in March 1992 at $5.75 per share (as adjusted for stock splits), with a closing price per share on The Nasdaq Stock Market of $18 3/16 (as adjusted for stock splits) on June 30, 1994 and $23 1/4 on November 9, 1994. Based on all these factors, the Board debated the relative merits of continuing to operate independently or affiliating with another financial institution and the course most likely to enhance shareholder value. Trident also discussed with the Board of Directors those financial institutions that, in Trident's opinion, would have the highest level of interest in affiliating with Heritage. The Board of Directors expressed confidence in Heritage's business plan and in Heritage's future as a going concern. However, based upon the estimated future earnings for Heritage, the future trading and acquisition values of the HFB Common Stock (as discounted to present value), and the control premium that could be expected in an affiliation based on recent acquisitions by other institutions, the Board of Directors determined that it was the appropriate time to consider alternatives to remaining independent and also determined to solicit indications of interest regarding an affiliation with another financial institution. The Board of Directors then appointed a committee, comprised of Directors Sam H. Anderson, Jr., Clyde W. Craven, and William E. Kreis (who is also President and Chief Executive Officer of Heritage and Heritage Bank) to act on behalf of the Board of Directors in soliciting such interest and also engaged Trident as Heritage's financial advisor in connection with this process.

     At the request of the Board of Directors, Trident prepared a discussion memorandum for distribution to potentially interested parties. The committee then directed that the discussion memorandum (which included financial statement and financial ratio analyses relating to Heritage, copies of Heritage's publicly filed securities documents during 1994, Heritage's then-most recent trial balance reports, interest rate risk reports, mark to market balance sheets, copies of benefit plans, personnel overviews and summaries, market share analyses, and industry-wide analyses) be distributed to seven financial institutions identified by Trident as potentially interested parties. These institutions had either previously informally expressed an interest in discussing an affiliation with Heritage or had been identified by Trident as potentially interested parties based on their respective capital levels, earnings performance, limited market share in Heritage's market area, stock price, expected interest in an acquisition of Heritage, and recent acquisition experience. In December 1994, the Heritage Board of Directors reviewed and approved the discussion memorandum and, upon obtaining executed confidentiality agreements from each of the potentially interested parties, Trident, on behalf of the Board of Directors, forwarded a copy of the discussion memorandum to each of the seven financial institutions. Additional information regarding Heritage was also requested by certain of the potentially interested parties afterwards, and all of such additional information was provided to each of the seven potentially interested parties.

     At a meeting held on January 18, 1995, the Board of Directors was advised by Trident that six of the seven potentially interested parties had submitted letters indicating their interest in a business combination with Heritage at various ranges of value (i.e., an "indication of interest"). Trident also reported that the seventh potentially interested party had declined to submit an indication of interest because it did not wish to participate in a multi-party process. This seventh party, however, did indicate its willingness to submit a separate proposal for consideration by the Board of Directors after the submission of indications of interest by the other six potentially interested parties. The Board of Directors determined that this party's request should not be granted because of concerns that this party may not actually submit an indication of interest and also because the Board of Directors did not wish to jeopardize the continued participation of the six potentially interested parties by modifying its process solely to accommodate this seventh party. The Board of Directors then analyzed each of the six indications of interest using information provided by Trident regarding the six parties and Trident's financial analysis of the six proposals, comparing them in terms of: (i) proposed valuation; (ii) type of consideration; (iii) financial condition and results of operations and overall financial strength of each interested party; and (iv) strengths and weaknesses of each interested party, as well as specific factors unique to each particular proposal. In addition, the Board of Directors reviewed the pro forma financial statements in a combination with Heritage of the three interested parties offering the highest valuations, various financial analysts' reviews of these three interested parties, the common stock performance of each such party, and other relevant financial information. The Board discussed each of the indications of interest and, with the assistance of Trident and Heritage's legal advisors, determined that Heritage would pursue further discussions with the three potentially interested parties offering the highest valuations and other more favorable terms. Each of the three interested parties, which included First American, was then invited to conduct a limited on-site examination of Heritage and submit a revised indication of interest containing a "best and final" valuation as well as additional financial information requested by the Board of Directors.

     At a meeting of the Board of Directors held on February 6, 1995, the Board was advised by Trident that revised indications of interest had been received from two of the three potentially interested parties, including First American. The third potentially interested party advised Trident that it was unable to submit a competitive bid and therefore it did not wish to pursue further discussions with Heritage. Trident discussed with the Board of Directors each of the two revised proposals, including the analysis of each proposal prepared by Trident on a fully-diluted basis and distributed in advance to each member of the Board. The proposal from First American was a price of $28.00 per share, subject to increase or decrease under certain conditions, in a stock-for-stock transaction intended as a tax-free merger and represented 184.7% of Heritage's book value on a per share basis, a price/earnings ratio of 15.9 times and a 12.0% premium over tangible book value as a percentage of core deposits. The proposal from the other potentially interested party was a price of $25.50 per share, subject to increase or decrease over an unspecified range, in a stock-for-stock transaction that represented 159.2% of Heritage's book value on a per share basis, a price/earnings ratio of 13.5 times and a 9.7% premium over tangible book value as a percentage of core deposits. Based upon its review of each of the two proposals, the Board of Directors determined that it favored First American's proposal over the other potentially interested party due to the significantly higher price offered by First American as well as First American's more complete pricing information, its financial condition, market considerations relating to the FAC Common Stock and the fact that the price offered by First American was at the high end of the Trident's estimated range of Heritage's acquisition value.

     At the direction of the Board of Directors, Heritage then proceeded to negotiate with First American the terms of a definitive agreement between Heritage and First American. On February 15, 1995, the Board of Directors met to review the status of the negotiations with First American and also to review the terms of the draft merger agreement proposed by First American. On February 21, 1995, the Board of Directors met to

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

consider approving the Agreement as finally negotiated. With the assistance of Trident and of Heritage's legal counsel, the Board considered the final terms of First American's proposal, the advantages and disadvantages of the merger to Heritage and its shareholders, the underlying financial and operating condition of First American based upon an on-site examination conducted by Trident, and the opinion of Trident as to the fairness of the Merger to Heritage's shareholders from a financial point of view. See "-- Opinion of Financial Advisor." After extensive consideration, the Board of Directors unanimously approved the Agreement, subject to shareholder approval. On February 21, 1995, First American and Heritage entered into the Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Heritage Board of Directors has determined that the Merger is in the best interests of Heritage and its shareholders. In evaluating the Agreement, the Heritage Board of Directors, with the assistance of legal counsel, considered a variety of factors including:

          (i) The consideration offered by First American in relation to the historical trading prices, book value, and book value and earnings per share of the HFB Common Stock. In particular, the Heritage Board was aware that the value of the consideration represented a substantial premium over the $22.50 per share at which the HFB Common Stock had been trading immediately prior to the announcement of the Merger and represented a substantial premium in terms of percentage of book value and multiple of earnings. Based on the $28.00 per share value of the transaction at the time of the Board's consideration of the Agreement, the consideration to be received by shareholders represented 124.4% of the market value, 184.7% of book value and 15.9 times earnings per share of HFB Common Stock. The Heritage Board of Directors considered the presentation of Trident, Heritage's financial advisor, as to the fairness from a financial point of view of the Merger to shareholders of Heritage and the various analyses contained therein. In this regard, the Heritage Board of Directors has received from Trident a written opinion dated February 21, 1995 that, as of such date, the Merger is fair to Heritage's shareholders from a financial point of view. Such opinion was reconfirmed in writing as of the date of mailing of this Prospectus/Proxy Statement. The presentation of Trident is summarized below under "-- Opinion of Financial Advisor." The Heritage Board also considered the expected tax-free nature of the transaction and the liquidity of the FAC Common Stock. Accordingly, the Heritage Board determined that the Merger would result in an immediate and substantial increase in shareholder value.

          (ii) The respective financial conditions, results of operations and prospects of Heritage and First American. Although Heritage has been consistently profitable and has substantial capital resources, the Heritage Board believes that it will be increasingly difficult for Heritage to meet competition and expand its business as a thrift institution in the current environment. The Heritage Board believes that First American, as a bank holding company, has greater prospects for earnings and asset growth than Heritage and is better positioned to create long-term value for shareholders.

          (iii) The financial and managerial resources of First American. As a larger financial institution holding company, First American has the financial resources to serve the lending and deposit needs of the local communities served by Heritage and provide comprehensive financial services in relevant markets. In addition, the Heritage Board believes that First American has the managerial resources to realize significant growth in Heritage's market area. The Board of Directors of Heritage believes that these factors will contribute to long-term shareholder value through increased earnings by the combined entities.

          (iv) The compatibility of the respective business management philosophies of Heritage and First American. The Heritage Board of Directors believes that this compatibility will contribute to a smoother transition and integration of the operations of Heritage with those of First American and enable First American to more quickly realize efficiencies from the transaction. In the Heritage Board's view, this will also contribute to long-term shareholder value.

     The foregoing discussion includes all the material factors considered by the Heritage Board of Directors in determining to recommend the Merger to shareholders. While the Heritage Board did not quantify or otherwise attempt to assign relative weights to the factors considered in reaching its determination that the

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

Merger is in the best interests of Heritage's shareholders, the Heritage Board believes that the ordering of the foregoing factors reflects their relative importance. In its consideration of the Agreement, the Heritage Board also considered that certain features of the Agreement, such as the provision for the payment of a termination fee in certain circumstances and the restrictions on Heritage's operations during the pendency of the Merger, might have an unfavorable impact if the Agreement were terminated but determined that the benefits of the Merger significantly outweighed these factors. The Board of Directors of Heritage was also aware of certain interests of certain members of Heritage's Board of Directors and management and considered them in approving the Agreement and the Merger. See "-- Interests of Certain Persons in the Merger." The Heritage Board's approval and recommendation of the Merger, however, is based on the factors described above and the interests of such persons did not influence the Board's decision to approve or recommend the Merger.

     THE HERITAGE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT HERITAGE'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE AGREEMENT. Shareholders should be aware that even if this Proposal I receives shareholder approval, Heritage will be unable to consummate the Merger unless shareholders also approve the Charter Amendment. See "PROPOSAL II -- AMENDMENT TO THE HERITAGE CHARTER."

TERMS OF THE MERGER

     Pursuant to the Agreement, Heritage will merge with and into First American in the Merger, with First American as the surviving corporation. Upon consummation of the Merger, each outstanding share of HFB Common Stock will be converted into shares of FAC Common Stock, using the Exchange Ratio which will be determined by dividing $28.00 by the average closing sale price per share ("Average Closing Price") of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third day immediately preceding, but not including the Effective Time and cash in lieu of any fractional share; provided, that the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock and shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock, unless prior to the Effective Time the outstanding shares of FAC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, in which case applicable adjustments shall be made to the maximum and minimum number of shares of FAC Common Stock to be exchanged. The Agreement may be terminated by Heritage if, among other things, the Average Closing Price is less than $23.50 or by First American, if, among other things, the Average Closing Price is more than $36.50. Unless the Agreement is terminated, if the Average Closing Price is $34.50 or greater, the Exchange Ratio will be 0.8116 shares of FAC Common Stock for each share of HFB Common Stock. See "-- Effective Time of the Merger; Termination; Damages."

     Heritage has issued options for the purchase of HFB Common Stock (the "Heritage Options") pursuant to certain plans (the "Heritage Stock Plans"). At the Effective Time, each Heritage Option issued pursuant to the Heritage Stock Plans and outstanding will be assumed by First American and shall be deemed to constitute an option to acquire, on the same terms applicable to such Heritage Option and the Heritage Stock Plan under which it was issued, the same number of shares of FAC Common Stock as the holder of such Heritage Option would have been entitled to receive pursuant to the Merger had such holder exercised the Heritage Option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of HFB Common Stock otherwise purchasable pursuant to such Heritage Option divided by (ii) the number of full shares of FAC Common Stock deemed purchasable pursuant to such Heritage Option, provided, that in the case of any Heritage Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such Heritage Option and the terms and conditions of exercise of such Heritage Option will be determined in order to comply with Section 424(a) of the Code. As of the Record Date, there were outstanding under the Heritage Stock Plans options to acquire an aggregate of 421,799 shares of HFB Common Stock at exercise prices ranging from $5.75 per share to $27.50 per share. For additional information, see "-- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

     Heritage has retained Trident to act as its financial advisor and to render a fairness opinion in connection with the Merger. See "-- Background of the Merger." As part of its engagement, Trident performed a valuation analysis of Heritage based upon an acquisition. On November 9, 1994, Trident presented its valuation report dated November 9, 1994 (the "Valuation Report") to Heritage's Board of Directors. Following numerous Board meetings and the solicitation by the Board of Directors of indications of interest to acquire Heritage, the Board received and reviewed indications of interest from six different parties. After reviewing these indications of interest, the Board of Directors eventually commenced negotiations for a definitive agreement with First American.

     On February 21, 1995, Trident met with Heritage's Board of Directors to review the proposed terms of the Agreement. At that time, Trident summarized the report of February 18, 1995 to Heritage's Board of Directors discussing the financial terms of the Merger and updated market information with respect to thrift mergers and acquisitions. Trident also compared First American's offer to the valuation of Heritage set forth in the Valuation Report and also analyzed the advantages and disadvantages of the Merger. Trident further reported on its financial analysis and on-site due diligence examination of First American. In addition, Trident rendered its written opinion to Heritage's Board of Directors to the effect that, as of that date, the consideration to be received by Heritage's shareholders pursuant to the Agreement was fair to them from a financial point of view. Further, Trident delivered its updated written opinion to Heritage's Board of Directors as of the date of this Prospectus/Proxy Statement stating that, as of the date hereof, the consideration to be received by the shareholders of Heritage in the Merger was fair to them from a financial point of view. The full text of Trident's opinion dated as of the date hereof is attached as Appendix B to this Prospectus/Proxy Statement and is incorporated herein by reference, and Trident has consented to the inclusion of such opinion and the related disclosure in this Prospectus/Proxy Statement. The description of the opinion herein is qualified in its entirety by reference to Appendix B. Holders of HFB Common Stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters consulted and limitations on the reviews undertaken by Trident.

     TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF HERITAGE ONLY AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY HERITAGE'S SHAREHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HERITAGE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX B. SHAREHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

     In connection with rendering its opinions, Trident reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning Heritage, including the audited financial statements of Heritage for each of the years in the three-year period ended June 30, 1995; (iii) certain publicly available information concerning First American, including the audited financial statements of First American for each of the years in the three-year period ended December 31, 1994 and the unaudited financial statements of First American for the six months ended June 30, 1995;
(iv) certain other internal information, primarily financial in nature, concerning the business and operations of Heritage and First American furnished to Trident by Heritage and First American for purposes of Trident's analysis;
(v) certain information with respect to the pricing and trading of HFB Common Stock; (vi) certain information with respect to the pricing and trading of FAC Common Stock; (vii) certain publicly available information with respect to other companies that Trident believed to be comparable to Heritage and First American and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of Heritage and First American to discuss the foregoing, as well as other matters which it believed relevant to its inquiry.

     In its review and analysis, and in arriving at its opinions, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not attempt independently to verify any such information. The financial information was of the type normally produced by the management of Heritage and reviewed by the Heritage Board of Directors at its regular meetings and the Heritage Board of Directors had no reason to believe that Trident's reliance thereon was unreasonable. The Heritage Board, however, did not specifically review the information, projections, assumptions and other information provided by management to Trident for accuracy and completeness. Trident did not conduct a physical inspection of the properties or facilities of Heritage or First American, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities. While Heritage's Board of Directors has carefully reviewed Trident's opinions, the Board has relied upon the expertise of Trident in preparing the opinions, and determining the methodologies and the appropriateness of assumptions used in rendering its opinions and, accordingly, did not undertake to independently review the methodologies and the appropriateness of the assumptions used by Trident in reaching its determination as to the fairness of the Merger.

     In conducting its analyses and arriving at its opinions as expressed herein, Trident considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial condition and results of operations of Heritage and First American, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Heritage and First American; (iii) the economies in Heritage's and First American's market areas; (iv) the historical and current market for HFB Common Stock and FAC Common Stock and for the equity securities of certain other companies that Trident believed to be comparable to Heritage and First American; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's opinions necessarily were based upon conditions in existence and subject to evaluation on the respective dates of its opinions. Trident's opinions are, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of HFB Common Stock in the Merger and does not address Heritage's underlying business decision to effect the Merger.

     The following is a brief summary of the Valuation Report presented by Trident to the Board of Directors of Heritage on November 9, 1994:

     Industry Comparative Analysis. Trident reviewed Heritage's strengths and weaknesses by comparing the financial performance of Heritage to that of the following groups of SAIF-insured, OTS-regulated institutions: (i) all United States institutions; (ii) all institutions in the Southeastern United States; (iii) all Tennessee institutions; (iv) all United States institutions with total assets between $400 million and $600 million; and
     (v) all Southeastern institutions with total assets between $400 million and $600 million (the "Aggregates"). This analysis compared a number of Heritage's historical financial ratios to those of the Aggregates, including but not limited to: (i) the balance sheet composition as a percentage of total assets at June 30, 1994; (ii) the loan portfolio as a percentage of total assets at June 30, 1994; (iii) the investment portfolio as a percentage of total assets at June 30, 1994; and (iv) asset quality at June 30, 1994. Trident also compared Heritage's growth rates between December 31, 1990 and June 30, 1994, its yields on assets and costs of liabilities and its income and expense data for 1993 and for the six months ended June 30, 1994 to those of the Aggregates.

     Valuation of Heritage. Trident estimated the fair market value of Heritage in a merger scenario. In valuing Heritage, Trident based its determination after consideration of the results of its analysis under the asset approach, the income approach and the market approach.

     The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value the company may have. Trident estimated Heritage's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values (rather than liquidation values). In addition, the net asset value of Heritage was adjusted downward based on an estimate of the impact of recapturing Heritage's bad debt reserve for tax purposes and estimated transaction and other costs. Finally, Trident increased Heritage's net asset value for the assumed exercise of outstanding options to purchase HFB Common Stock. Based on the adjustments discussed above, Trident estimated Heritage's fully diluted net asset value to be approximately $45.7 million or $12.70 per share. After determining Heritage's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. According to the asset approach, the total value of Heritage is the sum of its net asset value and its intangible value. Based on intangible ("core deposit") premiums observed in the market for thrift mergers, as well as Trident's knowledge of Heritage, Trident applied premiums equal to 8% of core deposits and 11% of core deposits to Heritage's estimated fully diluted net asset value in order to estimate a range of value using the asset approach. Using this approach, Trident established a reference range of $23.50 to $27.00 per share of HFB Common Stock.

     Trident also used an income approach in its valuation of Heritage by discounting Heritage's projected future earnings. Trident projected Heritage's earnings for the six-year period beginning September 30, 1994, based on certain assumptions, including annual asset growth of 5%, gradually increasing interest rates, merger cost savings of 15%, 25% and 35% as a result of an assumed acquisition of Heritage, and a 37% to 38% tax rate. The projected earnings were discounted to the present at rates of 13%, 15% and 17%. The discount rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Heritage, based on a number of factors including prevailing interest rates, the pricing ratios of publicly-traded financial institutions, the financial condition and operating results of Heritage, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in other mergers of financial institutions. Using the income approach, Trident established a reference range of $15.00 to $20.00 per share.

     In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groupings of thrift merger transactions: (i) All pending thrift mergers (78 transactions); (ii) all pending thrift mergers announced during the 90 days prior to October 31, 1994 (the date of the market data) (30 transactions); (iii) all pending thrift mergers involving actively-traded thrifts (39 transactions); (iv) all pending thrift mergers involving thrifts located in the Southeast (11 transactions); (v) all pending thrift mergers in which the aggregate consideration was between $70 and $110 million (5 transactions); (vi) all pending thrift mergers in which the target thrift had assets between $300 million and $1 billion (17 transactions); (vii) all pending thrift mergers in which the target thrift had a return on average assets of between 1.20% and 1.40% (9 transactions);
     (viii) all pending thrift mergers in which the target thrift had a return on average equity of between 12% and 15% (16 transactions); (ix) all pending thrift mergers in which the target thrift had a tangible equity ratio between 8% and 10% (21 transactions); and (x) all pending thrift mergers in which the target thrift had a non-performing assets to total assets ratio of less than 0.5% (22 transactions). Trident also considered the pricing ratios for 12 thrift merger transactions, announced in either 1993 or 1994, in which the target thrift was of similar size and capital structure as that of Heritage. Trident then performed a comparison of a number of financial ratios for Heritage to those of the target thrift institutions. Based on Heritage's financial condition and results of operations, as well as other factors, relative to that of the groupings, Trident chose ranges of pricing ratios to apply to Heritage. Trident chose price to book value ratios of 165% to 185%, resulting in per share values of $26.00 to $29.00; price to tangible book value ratios of

     165% to 185%, resulting in per share values of $25.00 to $28.50; price to earnings ratios of 14 to 16 times, resulting in per share values of $26.00 to $30.00; price to asset ratios of 17.0% to 18.0%, resulting in per share values of $27.50 to $29.00; and premiums over tangible book value as a percentage of core deposits of 8% to 11%, resulting in per share values of $25.50 to $29.50. Based on these derived ranges of value, Trident established an overall reference range of value using the market approach of $26.00 to $29.00 per share.

     Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range for the acquisition value of Heritage of $25.00 to $29.00 per share. Trident did not apply specific weights to the three individual approaches, but rather applied its judgment and experience in determining the final range of value for Heritage. However, Trident did give greater consideration to the market approach over the asset and income approaches in reconciling the reference ranges and estimating the final range of value.

     The following is a brief summary of the report dated February 18, 1995, and presented by Trident to the Board of Directors of Heritage on February 21, 1995:

     Summary of Proposed Transaction. Trident presented a summary of the financial terms of the Merger. Trident also compared the pricing ratios for the Merger with the median pricing ratios for selected groups of pending thrift mergers and acquisitions. Trident presented a pro forma combined balance sheet as of December 31, 1994 and a pro forma combined income statement for the four quarters ended December 31, 1994. Trident analyzed the contribution of each of Heritage and First American (on a fully diluted basis) to the pro forma combined company for, among other things, ownership, equity, and earnings. The analysis also examined the pro forma capitalization, book value and earnings per share dilution resulting from the Merger. However, this analysis did not take into account any of First American's subsequently announced pending acquisitions.

     Review of Due Diligence Examination of First American. Trident presented a summary of its on-site due diligence examination of First American. First American's historical balance sheets and income statements were presented, along with a variety of financial ratios that analyzed First American's financial condition and operating results through December 31, 1994. Trident discussed First American's strengths and weaknesses, peer group comparisons, asset quality, loan loss reserve coverage, asset classifications, results of recent regulatory examinations, strategic plan and its 1995 budget, as well as recent bank analysts' reports on First American, First American's previous mergers and acquisitions and its subsidiary banks, and other issues. Trident reported that during its investigation, it did not discover any conditions that would prevent it from rendering its fairness opinion to Heritage's Board of Directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by First American.

     First American's Stock Pricing. Trident examined the pricing of First American's common stock as of February 15, 1995 in relation to other regional commercial banks, commercial banks of a similar size and all actively-traded commercial banks.

     The summary of Trident's reports set forth above reflects all the material analysis, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its opinions as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. Therefore, the ranges of valuations resulting from any single analysis described above should not be taken to be Trident's view of the actual value of Heritage or the combined company. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Heritage or First American. The results of the specific analyses performed by Trident may differ from Heritage's actual values or actual future results. Actual results and actual future values may differ from the analyses as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be received by Heritage's shareholders and were provided to Heritage's Board of Directors in connection with the delivery of Trident's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinions and presentations to Heritage's Board of Directors were among the many factors taken into consideration by Heritage's Board of Directors in making its determination to approve the Agreement.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident served as Heritage's appraiser in its mutual-to-stock conversion in March 1992 and Trident's affiliate, Trident Securities, Inc., served as Heritage's sales agent in such conversion. Heritage's Board of Directors selected Trident as its financial advisor because of Heritage's previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of Trident's substantial experience in transactions similar to the Merger. Trident is not affiliated with either Heritage or First American.

     For its services as financial advisor, Trident received from Heritage a retainer of $15,000 and a fee of $25,000 upon execution of the Agreement, for a total of $40,000. An additional fee equal to 0.60% of the aggregate value of the Merger (and therefore contingent upon such value), less the $40,000 already paid, will be payable to Trident upon consummation of the Merger (a balance due of approximately $728,000, assuming a price of $43 per share of FAC Common Stock in the Merger). Heritage has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, but in no event later than five business days thereafter, the stock transfer agent of First American, acting in the capacity of exchange agent, will mail to all holders of HFB Common Stock a letter of transmittal, together with instructions for the exchange of their HFB Common Stock certificates for certificates representing FAC Common Stock and a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing HFB Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence the right to receive upon such surrender the number of shares of FAC Common Stock into which such shares have been converted and cash in lieu of any fractional share.

     SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The Agreement contains representations and warranties by Heritage regarding, among other things, its organization, capitalization, ownership and capitalization of its subsidiaries, authority to enter into the Agreement, filings with the Commission, certain information supplied or to be supplied to First American, compliance with laws, pending and threatened litigation, tax matters, certain material agreements, employee benefit plans, its subsidiaries, regulatory matters, absence of material adverse changes, the vote required for approval of the Merger, title to its assets, ownership of FAC Common Stock, allowance for loan losses, transactions with affiliated persons, qualified thrift lender status of Heritage Bank, activities of Heritage and Heritage Bank, environmental matters and certain provisions of Heritage's organizational documents and relevant state anti-takeover laws. The Agreement also contains representations and warranties by First

American regarding, among other things, its organization, capitalization, ownership and capitalization of FANB, authority to enter into the Agreement, filings with the Commission, certain information supplied or to be supplied to Heritage, compliance with laws, pending and threatened litigation, absence of material adverse changes, the absence of an approval requirement by holders of FAC Common Stock of the Merger, reservation of shares of FAC Common Stock, regulatory matters, tax matters, title to its assets and allowance for loan losses. These representations and warranties will not survive the Effective Time.

     The respective obligations of First American and Heritage to consummate the Merger are conditioned upon, among other things: (i) approval of the Agreement by the shareholders of Heritage; (ii) that shares of FAC Common Stock to be issued in the Merger shall have been approved for trading on The Nasdaq Stock Market; (iii) the receipt of all authorizations, consents, orders or approvals of, or declarations or filings from any governmental entity which are necessary for the consummation of the Merger, and the expiration of all applicable waiting periods required after the granting of any such approvals; (iv) the effectiveness under the Securities Act of a registration statement relating to the FAC Common Stock to be issued in connection with the Merger, the absence of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings seeking such a stop order; (v) the absence of a restraining order or injunction preventing the consummation of the Merger, or the pendency of any proceeding by any governmental entity seeking a restraining order or injunction, or the existence of an applicable statute, rule, regulation or order making the consummation of the Merger illegal; (vi) the accuracy of the representations and warranties set forth in the Agreement as of the Effective Time; (vii) the performance in all material respects of all obligations of the other party as required to be performed by the other party at or prior to the Effective Time by the parties to the Agreement; (viii) the receipt of the consent or approval of each person (other than governmental entities) whose consent or approval shall be required in order to permit the succession of First American to any obligation, right or interest of Heritage or any subsidiary of Heritage under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on First American and its subsidiaries taken as a whole or upon the consummations contemplated by the Agreement; (ix) the receipt by First American of an opinion of First American's tax advisors, dated as of the Effective Time, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that each of Heritage and First American will be a party to that reorganization pursuant to Section 368(b) of the Code; (x) receipt by First American of certain opinions of legal counsel to Heritage, in form reasonably satisfactory to First American;
(xi) the receipt by Heritage of an opinion of Heritages's tax advisors, dated as of the Effective Time, to the effect that the Merger (including the Bank Merger) will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Heritage and First American will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by Heritage shareholders who exchange their HFB Common Stock solely for FAC Common Stock in the Merger, and related matters; (xii) the receipt by Heritage of certain opinions of legal counsel to First American, in form reasonably satisfactory to Heritage; (xiii) in the case of First American, the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any governmental entity which, in connection with the grant of a specified regulatory approval, imposes any requirement upon First American or its subsidiaries to dispose of 10% or more of the assets or deposits of Heritage; (xiv) the absence of material adverse changes in the business, financial condition, prospects or results of operations or prospects of Heritage, in the case of First American, or the absence of such changes with respect to First American, in the case of Heritage; (xv) the receipt by First American of certain agreements from the "affiliates" of Heritage; (xvi) receipt by First American of a letter from Coopers & Lybrand L.L.P. dated as of the Effective Time, providing certain assurances as to Heritage's financial statements; (xvii) receipt by First American of a certificate from Heritage as to the capitalization of Heritage immediately prior to the Effective Time; (xviii) receipt by Heritage of an opinion of Trident dated as of the date of the Agreement to the effect that the consideration to be received by the holders of HFB Common Stock pursuant to the Agreement upon consummation of the Merger is fair to such shareholders from a financial point of view; (xix) receipt by Heritage of an acknowledgment from First American's exchange agent that it is in receipt of the consideration required to effect the Merger; and (xx) receipt by Heritage of a letter from KPMG Peat Marwick LLP dated as of the Effective Time providing certain assurances as to certain First American financial information.

     Except with respect to obtaining the approval by Heritage's shareholders of the Merger and the Agreement, the approval for trading on The Nasdaq Stock Market of the shares of FAC Common Stock issued in the Merger, and the receipt of all required regulatory approvals, the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created.

REGULATORY APPROVALS

     The Merger and the Bank Merger are subject to certain regulatory approvals. The Merger is subject to the approval of the OTS under Section 10 of the HOLA, of the Federal Reserve Board under Section 4 of the BHCA, and of the Tennessee Department under the Tennessee Act.

     The Bank Merger is subject to approval by the OCC under the Bank Merger Act, under standards similar to those used by the OTS in connection with its approval of the Merger under the HOLA. In addition, the OCC must approve the Bank Merger pursuant to Section 5(d)(3) of the Federal Deposit Insurance Act, as amended (the "Oakar Amendment"). The Bank Merger Act provides that the Merger may not be consummated until the thirtieth day after approval by the OCC, during which time the United States Department of Justice ("DOJ") may challenge the transaction on antitrust grounds; provided, however, that the OCC has the discretion, upon request, to shorten the thirty day waiting period to 15 days in the event the DOJ indicates to the OCC that it will not object to the transaction on competitive grounds.

     First American, FANB, Heritage and Heritage Bank, as appropriate, have received all of the foregoing regulatory approvals and all applicable waiting periods for the Merger and the Bank Merger have passed.

     First American and Heritage are not aware of any other governmental approvals or actions that are required for consummation of the Merger and the Bank Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and the Bank Merger and would not be conditioned in a manner that would cause First American to abandon the Merger and the Bank Merger.

BUSINESS PENDING THE MERGER

     The Agreement contains negative and affirmative covenants that are customary in similar transactions. In addition, the Agreement provides that, except as otherwise specifically contemplated or permitted thereby, each of First American and Heritage shall, and shall cause each of its respective subsidiaries to, operate its business only in the usual, regular and ordinary course and preserve intact its business organizations and assets and maintain its rights and franchises, and take no action which would materially adversely affect the ability of any party to perform its covenants in all material respects and to consummate the Merger or prevent or impede the transactions contemplated in the Agreement from qualifying as a reorganization under Section 368 of the Code; provided, however, that the foregoing generally does not prevent First American from acquiring or disposing of assets or businesses. Further, without the prior written consent of First American, or as otherwise provided in the Agreement, Heritage generally may not, and may not permit its subsidiaries to: incur new debt other than in the ordinary course of business; declare or pay dividends other than its current quarterly dividend of $0.095 per share; increase compensation or benefits of employees, officers or directors except as specifically permitted in the Agreement; or take certain other actions, other than in the ordinary course of business or as described in the Agreement, that might impact the financial condition or business of Heritage. The Agreement also contains certain other provisions pursuant to which Heritage has agreed to take certain actions relating to its lending, environmental and other policies with the purpose of coordinating such policies with those of First American in anticipation of the completion of the Merger and the transactions contemplated thereby.

NO SOLICITATION OF COMPETING TRANSACTIONS

     Heritage has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Heritage or any subsidiary of Heritage directly or indirectly to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined below). Except as the fiduciary duties of Heritage's Board of Directors may otherwise require, Heritage has agreed not to authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Heritage or any subsidiary of Heritage directly or indirectly: (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction;
(B) to negotiate any Competing Transaction with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. Heritage has also agreed to promptly give written notice to First American upon becoming aware of any Competing Transaction.

     "Competing Transaction" is defined in the Agreement as one of the following involving Heritage (other than the transactions contemplated by the Agreement):
(i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Heritage in a single transaction or series of transactions to the same person, entity or group; or
(iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     If this particular covenant is breached by Heritage, or any of its directors, officers, employees or agents, and the Agreement is terminated as a result, under certain circumstances Heritage may be required to pay to First American liquidated damages of $4,500,000. See "-- Effective Time of the Merger; Termination; Damages."

EFFECTIVE TIME OF THE MERGER; TERMINATION; DAMAGES

     After such time as the conditions to the closing of the Merger have been satisfied or waived, the Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of Tennessee or at such time thereafter as is provided in the Articles of Merger, but in any event the parties intend that the Effective Time shall be 12:01 a.m. on the first calendar day of the month immediately following the month in which the closing of the Merger occurs.

     The Agreement may be terminated, whether before or after shareholder approval, in writing: (i) by mutual consent of First American and Heritage; (ii) by either party if the Merger shall not have been consummated on or before January 31, 1996 (provided that the terminating party shall not have breached in any material respect its obligations under the Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date);
(iii) by either party if any governmental regulatory body, the consent of which is a condition to the obligations of First American and Heritage to consummate the transactions contemplated by the Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (iv) by either party if any court of competent jurisdiction shall have issued an order or judgment restraining, enjoining or otherwise prohibiting the Merger and such order or judgment shall have become final and unappealable; (v) by First American if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied, (vi) by First American if there has been a breach by Heritage of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of Heritage and its subsidiaries taken as a whole, or there has been a material breach by Heritage of a covenant or agreement set forth in the Agreement which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by First American; (vii) by First American if Heritage or its Board of Directors shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by First American; (viii) by First American if Heritage's Board of Directors shall have failed to make or shall have withdrawn or materially modified its recommendation to the shareholders of Heritage with respect to the Merger or the Agreement; (ix) by First American if the Average

Closing Price of the FAC Common Stock exceeds $36.50 (subject to adjustment);
(x) by Heritage if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied; (xi) by Heritage if there has been a breach by First American of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of First American and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of First American which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Heritage; or (xii) by Heritage if the Average Closing Price is less than $23.50 (subject to adjustment).

     The Agreement provides that Heritage is required to pay liquidated damages in the amount of $4,500,000 (the "Fee") to First American if: (1) First American terminates the Agreement by reason of a failure of Heritage to meet certain conditions due to Heritage's knowing and intentional misrepresentation or knowing and intentional breach of warranty or of any covenant or agreement, and, between the date of the Agreement and the date of such event or breach, Heritage or any subsidiary of Heritage made certain contacts regarding a Competing Transaction; (2) if First American terminates the Agreement after the Board of Directors of Heritage shall have withdrawn or materially modified its authorization, approval or recommendation to the shareholders of Heritage with respect to the Merger or the Agreement in a manner adverse to First American or shall have failed to make a favorable recommendation to the shareholders of Heritage regarding the Merger and the Agreement; (3) if First American terminates the Agreement because, without first obtaining First American's consent, Heritage or its Board of Directors shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction and within 12 months from the date of such termination a Competing Transaction is consummated or Heritage shall have entered into an agreement which if consummated would constitute a Competing Transaction; or (4) if Heritage terminates the Agreement because the Agreement did not receive the requisite vote of the Heritage shareholders and within 12 months from the date of such termination a Competing Transaction is consummated or Heritage shall have entered into an agreement which if consummated would constitute a Competing Transaction. If First American is entitled to the Fee, Heritage is also obligated to pay to First American interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Heritage to pay the Fee or such interest.

     If the Agreement is terminated and Heritage is not otherwise liable for payment of the Fee to First American, Heritage may nevertheless be liable to First American for up to $500,000 in expenses incurred by First American in connection with the Merger. Similarly, First American may be liable to Heritage for expenses related to the Merger up to $500,000. See "-- Expenses."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, Heritage will merge with and into First American, and Heritage thereafter will cease to exist as a separate corporate entity.

     The Board of Directors of First American following the Merger shall consist of those persons serving as directors immediately prior thereto. In addition, pursuant to the Agreement, the Board of Directors of First American has elected Sam H. Anderson, Jr., the current Chairman of the Board of Directors of Heritage, to become a member of First American's Board of Directors, subject to consummation of the Merger. In addition, First American has agreed to cause the other persons who serve as members of the Board of Directors of Heritage immediately prior to the Effective Time to be appointed to serve as advisory directors of FANB immediately after the Effective Time upon such terms and conditions as may be agreed upon by FANB and such persons.

EFFECT ON CERTAIN EMPLOYEES AND BENEFIT PLANS

     Employees. The Agreement provides that all Heritage employees who are terminated within one year following the Merger as a result of the Merger will be eligible for benefits available under First American's reduction in force policy, which may include, among other benefits, certain notices, severance payments, continuing paid health benefits, and outplacement assistance. First American currently anticipates that in connection with the Merger approximately 100 Heritage positions will be eliminated by combining certain of Heritage's branches with existing branches of FANB. However, First American has not finalized its plans in this regard and this estimate is subject to change.

     Employee Benefit Plans. Employees of Heritage and its subsidiaries will be eligible to participate in the pension and welfare plans maintained by First American after the Effective Time, subject to the eligibility requirements of such plans. For purposes of determining eligibility to participate in the qualified pension plans maintained by First American, employees of Heritage or its subsidiaries shall be credited with service to the extent credited under the respective predecessor plans. Vesting service under the First American plans will be in accordance with the rules of the First American 401(k) Plan governing vesting service for employees of acquired employers and consistent with the current policies of First American. Employees of Heritage and its subsidiaries will participate in the First American Corporation Master Retirement Plan in accordance with its terms and will be credited with prior service with Heritage and its subsidiaries for eligibility and vesting purposes, but not for benefit accrual purposes.

     The Agreement also provides generally that the tax-qualified defined benefit plans maintained by Heritage or its subsidiaries (other than any such plans described in Section 4063(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), will be terminated by Heritage on or before the Effective Time, and the benefits thereunder will be distributed to participants to the extent permitted under the Code, ERISA and the respective plan provisions, except that Heritage Bank's Employee Stock Ownership Plan and Trust will continue after the Effective Time.

     Employee Stock Ownership Plan. Heritage Bank's Employee Stock Ownership Plan and Trust ("ESOP") has unallocated assets with a fair market value exceeding the outstanding balance of the loan secured by those assets. Without changing the existing vesting and allocation provisions in the ESOP (or in any of First American's qualified plans), the parties intend that current employees of Heritage will benefit from this investment. Therefore, after the Effective Time and until all unallocated shares now held by the ESOP are released from collateral pledge and allocated to current Heritage employees (the "100% Allocation Date"), the ESOP will be continued as a separate plan for the benefit of current employees of Heritage eligible to participate therein in accordance with the ESOP's terms for so long as a separate plan is legally permissible under the Code and the rules promulgated thereunder without causing disqualification of the ESOP. If before the 100% Allocation Date, it becomes legally impermissible under the Code and the rules promulgated thereunder to maintain the ESOP as a separate plan, to the extent legally permissible under Code qualification requirements, the assets now held by the ESOP shall continue to be allocated only to current employees of Heritage, until the 100% Allocation Date.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain executive officers and directors of Heritage have interests in the Merger in addition to their interests as shareholders of HFB Common Stock generally. The Heritage Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

     Severance Payments. The four executive officers of Heritage are parties to employment agreements with Heritage that provide for severance payments upon the occurrence of certain events, including termination of their respective employment under such agreements following a change in control of Heritage. It is currently anticipated by First American and Heritage that as a result of the Merger, the four executive officers will become entitled to severance payments under their current employment agreements with Heritage. In such event Messrs. Kreis, Brumfield, Osborne and Richmond will be entitled to payments under their employment agreements in the approximate amounts of, respectively, $485,000, $330,000, $320,000, and $251,000. These payments would be subject to revision prior to payment at the Effective Time to reflect both the then-current Internal Revenue Service interest rates and changes, if any, to such other amounts.

     Employment/Consulting Agreements. In order to maintain continuity of Heritage's business operations after the Effective Time, FANB has entered into a twelve-month combination employment/consulting agreement, commencing as of the Effective Time, with each of Heritage's four executive officers, during which time each such person will serve as an employee of FANB on an exclusive and full-time basis for three months (two months in the case of Mr. Kreis) and as a consultant for the remaining months. Under the agreements, such officers will, among other things, provide advice and counsel to FANB in connection with the ongoing operations of Heritage Bank as one or more branches of FANB; assist in the transition of Heritage Bank into one or more branches of FANB; assist in maintaining and developing customer and employee relationships; and, if requested by the chief executive officer of First American, provide counsel and advice in connection with acquisitions or potential acquisitions to be made by First American or FANB and serve as an advisory director of FANB. For their services during the twelve-month term of their respective agreements, Messrs. Kreis, Brumfield, Osborne and Richmond will receive approximately $130,000, $84,000, $83,000, and $64,000, respectively. However, these agreements shall become null and void if the individuals are employed by FANB as an employee at will on a full-time basis for continuing service for longer than three months (two months in the case of Mr. Kreis) after the Merger.

     Stock Options. As a result of the Merger, the Heritage Options will be converted into options to acquire shares of FAC Common Stock. For further information, see "-- Terms of the Merger." All outstanding Heritage Options have already vested in and are fully exercisable by the holders thereof. As of the Record Date, Directors Anderson, Bracy, Craven, Fox, LaGuardia, Manahan, and Patton had Heritage Options for 33,455 shares, 33,345 shares, 8,000 shares, 8,000 shares, 33,614 shares, 33,792 shares and 34,260 shares of HFB Common Stock, respectively, at a weighted average exercise price of approximately $12.93 per share. Also as of the Record Date, Messrs. Kreis, Brumfield, Osborne and Richmond had Heritage Options to acquire 76,668 shares, 47,119 shares, 39,827 shares and 37,649 shares of HFB Common Stock, respectively, at a weighted average exercise price of $7.76, $7.69, $8.75 and $7.70 per share, respectively.

     Restricted Stock Awards. Heritage has previously issued shares of HFB Common Stock pursuant to Heritage's Management Recognition Plan ("MRP") and Heritage's Incentive Compensation Plan for Senior Officers (the "Officer Incentive Plan") to Heritage's executive officers. These plans restrict the transfer of such shares based upon vesting requirements contained in these plans and also provide for the immediate vesting of all such shares upon a change of control of Heritage. As a result of a change in control of Heritage because of the Merger, at the Effective Time, Messrs. Kreis, Brumfield, Osborne and Richmond would become immediately vested in 10,263 shares, 7,923 shares, 5,299 shares, and 6,249 shares of HFB Common Stock, respectively, issued under such plans with an approximate aggregate value (assuming a price of $43 per share of FAC Common Stock in the Merger) of $358,000, $277,000, $185,000, and $218,000,
respectively, and a combined value for all four officers of approximately $1.04 million.

     Pension Plan. Heritage currently maintains a non-contributory defined benefit pension plan for the benefit of employees of Heritage Bank and its subsidiary (the "Heritage Pension Plan"). Effective at the Effective Time and in connection with the Merger, Heritage and First American will merge the Heritage Pension Plan with and into First American's non-contributory defined benefit pension plan (the "First American Pension Plan"). Each participant in the Heritage Pension Plan will be fully vested in the portion of his or her accrued benefit under the First American Pension Plan that had accrued under the Heritage Pension Plan as of the Effective Time. In addition to the forms of benefit otherwise provided by the First American Pension Plan, each such participant will be entitled to have the portion of his or her First American Pension Plan benefit attributable to the Heritage Pension Plan (plus any additional benefit accrued under the First American Pension Plan after the Effective Time, with a present value not exceeding $3,500) distributed in the form of a single lump sum payment as soon as practicable following his or her termination of employment, subject to applicable election and spousal consent procedures. The lump sum amount attributable to the Heritage Pension Plan will be equal to the present value of such participant's accrued benefit under the Heritage Pension Plan as of the Effective Time based upon applicable interest rates determined by the Pension Benefit Guaranty Corporation as of July 1, 1995 for the purposes of determining the present value of lump sum distributions on plan terminations plus interest on such present value at 4.75% per year for any period from the Effective Time through the date of such termination of employment. Assuming an Effective Time of November 1, 1995, Messrs. Kreis, Brumfield, Osborne and Richmond would be eligible for lump sum cash distributions from the First American Pension Plan of approximately $177,000, $217,000, $84,000 and $53,000, respectively, if they were to terminate employment on that date.

     Indemnification; Insurance. First American has agreed to indemnify, defend and hold harmless each person who was, at the date of the Agreement or at any time prior thereto, or who becomes prior to the Effective Time, an officer, director or employee of Heritage or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of First American (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Heritage, Heritage Bank or its subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent Heritage would have been permitted under Tennessee or Federal law in effect as of the date of the Agreement or as amended applicable to a time prior to the Effective Time, and its charter and bylaws or the charter and bylaws of Heritage Bank or its subsidiary, as applicable, to indemnify such person. Such indemnification shall be limited to cover claims only to the extent that those claims are not otherwise covered under Heritage's directors' and officers' liability insurance coverage or such coverage obtained by First American for the benefit of such directors and officers.

     From and after the Effective Time and for a period of six years thereafter, First American has also agreed in the Agreement to use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by Heritage immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time. However, First American is not obligated under the Agreement to make annual premium payments for such insurance to the extent such premiums exceed $81,000, which is 1.5 times the annual premiums paid by Heritage for such insurance as of the date of the Agreement. See also "-- Certain Differences in Rights of
Shareholders -- Liability of Directors; Indemnification."

     Board Membership. Pursuant to the Agreement, the Board of Directors of First American in accordance with its Bylaws has elected Sam H. Anderson, Jr., the current Chairman of the Board of Directors of Heritage, to become a member of First American's Board of Directors immediately after the Effective Time. First American has also agreed to cause the other persons who serve as directors of Heritage immediately prior to the Effective Time to be appointed as advisory directors of FANB after the Effective Time upon such terms and conditions as may be agreed upon by FANB and such persons. Service as an advisory director or member of First American's Board will be considered "service" for purposes of allowing Heritage's directors the continuing opportunity to exercise their non-incentive stock options.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Set forth below is a discussion of the material federal income tax consequences of the Merger to Heritage and to Heritage shareholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR HERITAGE SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (I.E., THE CODE), TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

     HOLDERS OF HFB COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUM-

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

STANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations to be made by Heritage and First American, and assuming that the Merger is consummated in the manner set forth in the Agreement, it is anticipated that the following federal income tax consequences will result: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) a shareholder of Heritage will recognize no gain or loss for federal income tax purposes to the extent FAC Common Stock is received in the Merger in exchange for HFB Common Stock; (iii) the tax basis in the FAC Common Stock received by a Heritage shareholder in the Merger will be the same as the tax basis in the HFB Common Stock surrendered in exchange therefor; (iv) the holding period for FAC Common Stock received in exchange for HFB Common Stock will include the period during which the shareholder held the HFB Common Stock surrendered in the exchange, provided that the HFB Common Stock was held as a capital asset at the Effective Time; and (v) cash received by a Heritage shareholder in lieu of a fractional share interest of FAC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FAC Common Stock that such Heritage shareholder would otherwise be entitled to receive.

     A condition to the consummation of the Merger is the receipt by First American of an opinion of KPMG Peat Marwick LLP as to the qualification of the Merger as a tax-free reorganization and the receipt by Heritage of an opinion of Housley Goldberg Kantarian & Bronstein, P.C., as to the qualification of the Merger as a tax-free reorganization with the consequences set forth above. Each opinion will be subject to various assumptions and qualifications, including that the Merger is consummated in the manner and in accordance with the terms of the Agreement. Both opinions would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Assuming that certain representations to be made by Heritage and First American are true as of the Effective Time, KPMG Peat Marwick LLP will render its respective tax opinion to First American and Housley Goldberg Kantarian & Bronstein, P.C. will render its tax opinion to Heritage.

     No ruling has been or will be requested from the IRS, including any ruling as to federal income tax consequences of the Merger to First American, Heritage or Heritage's shareholders. Unlike a ruling from the IRS, an opinion is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in the tax opinions noted above or that such opinions will be upheld by the courts if challenged.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     The present holders of HFB Common Stock own voting common stock in a Tennessee corporation subject to regulatory oversight by the OTS. First American also is a Tennessee corporation, and shareholders of Heritage who receive FAC Common Stock will continue to be subject to the privileges and restrictions provided by the Tennessee Business Corporation Act ("TBCA"). In addition, First American is a bank holding company subject to the supervision of the Federal Reserve Board under the BHCA, will be subject to regulatory oversight of the OTS following the acquisition of Charter, and is subject to certain of the state banking laws of each state in which its subsidiary banks are located. Shareholders of Heritage who receive FAC Common Stock will also be subject to the provisions of the charter and bylaws of First American, which differ in certain respects from those contained in the charter and bylaws of Heritage. Certain of the differences are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the First American charter and bylaws and Heritage's charter and bylaws as well as the applicable statutes.

     Authorized Common Stock. First American is authorized to issue 50,000,000 shares of FAC Common Stock, of which as of June 30, 1995, 25,426,355 shares were outstanding, and 780,660 shares were reserved for

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

issuance pursuant to First American's Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. Heritage is authorized to issue 8,000,000 shares of HFB Common Stock, 3,245,117 shares of which were issued and outstanding as of the Record Date.

     Authorized Preferred Stock. As of the Record Date, First American was authorized to issue up to 2,500,000 shares of preferred stock, no par value ("FAC Preferred Stock"), none of which were issued or are outstanding. The rights and preferences evidenced by shares of FAC Common Stock are limited or qualified by the rights and preferences evidenced by shares of FAC Preferred Stock. Information with respect to the relative rights and preferences of FAC Common Stock and FAC Preferred Stock is included in the description of FAC Common Stock incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." As provided in First American's charter, the Board of Directors of First American is expressly vested with the authority to amend such charter to establish and designate additional series of FAC Preferred Stock and to fix and determine the terms thereof, without the necessity of obtaining the approval of First American's shareholders. Heritage is authorized to issue up to 2,000,000 shares of Preferred Stock, $1.00 par value ("Heritage Preferred Stock"), none of which have been issued or are outstanding. The Board of Directors of Heritage also is expressly vested with the authority to amend Heritage's charter to establish and designate series of Heritage Preferred Stock and to fix and define the terms thereof, without the necessity of obtaining the approval of Heritage's shareholders.

     Issuance of Authorized Shares. The Boards of Directors of First American and Heritage generally may authorize the issuance of authorized and unissued shares of common stock and preferred stock upon a majority vote of the Board of Directors present at a meeting at which a quorum is present. In the case of Heritage, consideration for the issuance of shares must be paid in full before their issuance. Heritage and First American each are subject to certain rules of the National Association of Securities Dealers, Inc. applicable to companies with stock traded on The Nasdaq Stock Market which require a vote of shareholders for the approval of certain transactions, including without limitation, mergers involving subsidiaries (which otherwise are not subject to required approval by the respective shareholders of First American or Heritage) including certain acquisitions of stock or assets of another company where the issuance of shares of common stock could result in an increase in the number of outstanding shares of 20% or more.

     Number of Directors. Heritage's charter provides that the number of directors, which shall be stated in Heritage's bylaws, shall not be more than twelve. Heritage's Bylaws currently provide that the Board of Directors of Heritage shall consist of eight directors and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Pursuant to Heritage's charter, no action shall be taken to decrease or increase the number of directors unless at least two-thirds of the directors then in office shall have concurred in such action.

     First American's charter and bylaws provide that the Board of Directors of First American shall consist of not less than nine nor more than twenty-seven members, and shall be divided into three classes as nearly equal in number as possible. As permitted in the bylaws, contingent upon the consummation of the Merger effective as of July 20, 1995, the Board of Directors of First American has increased the number of directors from 20 to 21. The members of each class are elected for a term of three years and each director remains on the Board for the term for which the director was elected and until his successor has been elected and qualified.

     Director Nominations. Under Heritage's charter, shareholders may nominate candidates for the Heritage Board of Directors by delivering to the secretary of Heritage a written nomination not less than 30 days nor more than 60 days prior to an annual or special meeting at which directors will be elected; provided, however, that if notice or public disclosure of such meeting is effected fewer than 40 days before the meeting, shareholders must deliver a director nomination notice in writing not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.

     First American's bylaws establish procedures for shareholder nominations of persons for election to the Board of Directors. A shareholder nomination may be made if written notice of such shareholder's intent to make such nomination has been given not later than 210 days in advance of an annual meeting of shareholders, or with respect to an election to be held at a special meeting of the shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The shareholder nomination notice must set forth certain information about the nominee and any information that is required to be disclosed in solicitations of proxies with respect to director nominees as required pursuant to the Commission's Regulation 14A under the Exchange Act. Such notice also must set forth certain information about the person submitting the notice, including the name and address of the shareholder and the class and number of shares of First American capital stock which are beneficially owned by such shareholder. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws.

     Director Vacancies. Heritage's charter provides that any vacancy on the Board of Directors may be filled by the affirmative vote of two-thirds of the remaining directors. A director elected to fill a vacancy shall be elected to serve until the next meeting of shareholders at which directors are elected.

     First American's bylaws provide that, subject to the rights of the holders of any series of FAC Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office for the unexpired term of his or her predecessor, or if there is no such predecessor, until the next annual meeting of the shareholders. In addition, no decrease in the number of authorized directors constituting the entire Board of Directors of First American shall shorten the term of any incumbent director.

     Removal of Directors. Heritage's charter provides that any director may be removed only for cause by a vote of the holders of at least 80% of the outstanding shares then entitled to vote generally in the election of directors cast at a meeting of Heritage's shareholders called for that purpose.

     First American's bylaws provide that, at a meeting of shareholders called expressly for the purpose of removing a director or directors, a director may be removed only for cause (as defined by the laws of Tennessee) by a vote of 75% of the shares entitled to vote at such meeting. If any voting group (other than shares of FAC Common Stock) is entitled to elect one or more directors, the provisions of the foregoing sentence do not apply in respect of the removal of the director or directors so elected, and the vote of the holders of that voting group and the rights of the holders of such shares shall be as set forth in the charter.

     Shareholder Proposals. Under Heritage's charter, in order for a shareholder to make a proposal for any new business to be taken up at an annual or special meeting, such shareholder must give written notice thereof to the secretary of Heritage not fewer than 30 nor more than 60 days prior to any such meeting; provided, however, that if notice or public disclosure of the meeting is effected fewer than 40 days before the meeting, the notice of the shareholder proposal shall be given to the secretary of Heritage not later than the close of the 10th day following the day on which notice of the meeting was mailed to Heritage's shareholders. However, federal law requires that a shareholder proposal made in connection with an annual meeting and submitted for inclusion in Heritage's proxy statement under the Commission's Regulation 14A under the Exchange Act must be received at Heritage's principal executive offices not less than 120 calendar days in advance of the date of Heritage's proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders, except in limited circumstances or in the case of a special meeting of shareholders, in which case a "reasonable time" prior to the proxy solicitation is required. The shareholder also must comply with requirements concerning, among other things, minimum stock ownership and notice.

     First American's bylaws provide that, in order for a proposal to be submitted to a vote of the shareholders of First American at an annual meeting of shareholders, such proposal must be made by a shareholder delivering written notice to the secretary of First American not less than 50 days nor more than 75 days prior to the meeting; provided, however, that if less than 60 days' notice of the date of the meeting is given, such written notice by the shareholder must be so received not later than the tenth day after the day on which such notice of the date of the meeting was given. The shareholder proposal notice must comply with the Commission's Rule 14a-8 under the Exchange Act and must set forth: (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the shareholder, as they appear on First American's books; (iii) the classes and number of shares of First American stock owned by the shareholder; and (iv) any financial interest of the shareholder in such proposal. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the bylaws and the defective proposal will not be submitted to the meeting for a vote of the shareholders.

     Special and Annual Shareholders Meetings. Pursuant to the bylaws of First American, written notices of the annual meeting of the shareholders of First American are required to be mailed not less than 10 days nor more than 60 days before the meeting.

     Heritage's charter and bylaws provide that a special meeting of the shareholders of Heritage may be called only by the Board of Directors or by a duly authorized committee of the Board of Directors.

     The bylaws of First American provide that a special meeting of shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, the Vice Chairman of the Board or after the receipt of a written demand for such a meeting from shareholders owning of record 10% or more of the entire capital stock of First American issued and outstanding and entitled to vote at such a meeting, together with a certified check for fifty thousand dollars ($50,000) payable to First American to cover First American's expenses in connection with such meeting. In any case in which shareholders shall have properly called a special meeting of First American, the special meeting shall be held no sooner than 75 and no later than 90 days after the receipt of the written demand by the shareholders. Written notice of special meetings of the shareholders called pursuant to the request of shareholders owning 10% or more of the capital stock of First American shall be given by First American to each shareholder of record entitled to vote at such meeting not less than 45 days nor more than 60 days before the meeting. Written notice of other special meetings of the shareholders shall be given not less than 10 days nor more than 60 days before the meeting. First American's bylaws provide that, if a quorum exists, approval of action on a matter (other than election of directors) by a voting group entitled to vote thereon is received if the votes cast within the voting group favoring the action exceeds the votes cast disapproving the action.

     Amendment of Charter. An amendment to certain provisions in Heritage's charter relating to anti-takeover protections must be approved by the affirmative vote of 80% of the outstanding shares of capital stock of Heritage entitled to vote generally in the election of directors cast at a meeting of the shareholders called for the purpose of amending the charter. Notwithstanding the foregoing, an amendment to Heritage's charter may be made by the affirmative vote of the holders of a majority of Heritage's capital stock if such amendment is first approved by a majority of directors who are "Continuing Directors," as such term is defined in Heritage's charter. A "Continuing Director" is a director who is unaffiliated with a "Related Person" and was a member of the Board of Directors prior to the time that the Related Person became a Related Person. As defined in Heritage's charter, a "Related Person" is an entity which, together with its affiliates, beneficially owns 10% or more of the outstanding shares of the common stock of Heritage. Other than in connection with the foregoing, Heritage's charter may be amended in a manner consistent with the TBCA, which provides for amendment by a majority of votes cast at a meeting of a corporation's shareholders.

     An amendment to First American's charter generally requires the recommendation of the Board of Directors of First American and the approval of a majority of all shares entitled to vote thereon. In accordance with the TBCA, the Board of Directors of First American may condition its submission of the proposed amendment on any basis. Notwithstanding the foregoing, the repeal or amendment of certain articles of First American's charter, including Article X which requires certain supermajority votes for certain business combinations and
Article XI which contains certain provisions relating to the number of directors, filling of director vacancies and removal of directors, requires the affirmative vote of 75% of the votes entitled to be cast by all holders of voting stock of First American.

     Amendment of Bylaws. Heritage's bylaws may be amended in a manner consistent with the TBCA at any time by a majority vote of the Heritage Board of Directors or by vote of at least 80% of the outstanding shares of capital stock of Heritage entitled to vote generally in the election of directors cast by shareholders of Heritage at a meeting of shareholders called for that purpose.

     An amendment to the bylaws of First American generally requires the approval by either a majority vote of the Board of Directors of First American or by the shareholders upon the affirmative vote of a majority of the votes entitled to be cast by all holders of voting stock of First American.

     Acquisition of Capital Stock. Heritage's charter contains a provision prohibiting, for a period of five years from the effective date of the completion of the conversion of Heritage Bank from mutual to stock form, any person from acquiring or offering to acquire beneficial ownership of more than 10% of any class of equity security of Heritage. During the same five-year period, the shares acquired by any person in violation of the foregoing prohibition shall not be counted as shares entitled to vote, shall not be voted by any person and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote. It is proposed herein that the Heritage charter be amended to provide that the HFB Common Stock to be acquired by First American pursuant to the Merger not be subject to the foregoing provision. See "PROPOSAL II -- AMENDMENT TO THE HERITAGE CHARTER."

     Heritage's charter also provides that, after the expiration of five years after completion of the conversion of Heritage Bank from mutual to stock form, any person who acquires more than 10% of any class of equity security of Heritage without the prior approval of two-thirds vote of the Continuing Directors shall have only the following voting rights: with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of Heritage which such holders would otherwise be entitled to cast, such holders shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such holders shall be allocated proportionately among such holders.

     First American's charter and bylaws contain no similar provisions. However, both First American and Heritage are subject to the Tennessee Control Share Acquisitions Act, which restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met.

     Antitakeover Provisions; Shareholder Rights Plan. The charter and bylaws of First American, and certain provisions of the TBCA applicable to First American, contain provisions that may have the effect of discouraging a change in control that is not supported by First American's Board of Directors or of making such a transaction more difficult to accomplish, even if such a transaction is desired by a simple majority of First American's shareholders. Heritage's charter and bylaws contain certain similar provisions.

     First American has in place a Rights Agreement, dated December 14, 1988, (the "Rights Agreement") under which holders of FAC Common Stock are issued certain rights ("Rights") the effect of which may be to discourage coercive or abusive takeover tactics. Pursuant to the Rights Agreement, the Board of Directors of First American authorized and declared a distribution of one Right for each outstanding share of FAC Common Stock to shareholders of record at the close of business on December 27, 1988 (the "Rights Record Date") and for each share of FAC Common Stock issued (including shares distributed from treasury) by First American after the Rights Record Date but prior to the Distribution Date (described below). Accordingly, a Right will attach to each share of FAC Common Stock issued in the Merger. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from First American one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock (the "Preferred Stock"), at a purchase price of $80.00 per Unit, subject to adjustment. The Rights attach to all certificates representing shares of outstanding FAC Common Stock, and no separate Rights Certificates have been issued. The Rights will separate from the FAC Common Stock, and the Distribution Date will occur, upon the earlier of: (i) 10 days following public announcement (the date of the announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than First American, any subsidiary of First American or any employee benefit plan of First American or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained the beneficial ownership of 20% or more of the then outstanding shares of the FAC Common Stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% of more of the then outstanding shares of the FAC Common Stock. As soon as practicable after the Distribution Date, Rights Certificates would be mailed to holders of record of the FAC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone would represent the Rights.

     Until a Right is exercised, the holder thereof has no rights as a shareholder of First American, including, among other things, the right to vote or to receive dividends. Once the Right is exercised, however, each Unit of Preferred Stock will have one vote, voting together with the FAC Common Stock.

     Rights are not exercisable until the Distribution Date and will expire at the close of business on December 27, 1998 (the "Final Expiration Date") unless earlier redeemed by First American. They may be redeemed by First American at its option, by action of a majority of the First American independent directors, at any time prior to the earlier of (i) the close of business on the Final Expiration Date or (ii) the close of business on the tenth day following the Stock Acquisition Date. The Rights may only be redeemed in whole, not in part, at a price of $.01 per Right, payable, at the election of such majority of independent directors, in cash or shares of FAC Common Stock.

     The Rights Agreement also provides shareholders certain Rights in the following situations. In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of FAC Common Stock or (ii) during the pendency of any tender or exchange offer for FAC Common Stock or prior to the expiration of 20 business days (or such later date as a majority of the independent directors may determine) after the date such tender or exchange offer is terminated or expires, a person becomes the beneficial owner of 10% or more of the then outstanding shares of FAC Common Stock (unless the 10% beneficial ownership results from certain circumstances specified in the Rights Agreement), then in each case, each holder of a Right will thereafter have the right to receive, upon exercise, FAC Common Stock having a value equal to two times the exercise price of the Right.

     In addition, in the event that, at any time following the Stock Acquisition Date, (i) First American is acquired in a merger or other business combination transition (other than a merger described in the preceding paragraph) and First American is not the surviving corporation, (ii) any person effects a share exchange or merger First American and all or part of the FAC Common Stock is converted or exchanged for securities, cash or property of any other person, or
(iii) 50% or more of First American's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the "Beneficial Ownership" provision of the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

     Certain Business Combinations. The First American charter provides that the affirmative vote of not less than 75% of the outstanding shares of all voting stock and the affirmative vote of a majority of the outstanding shares of voting stock held by shareholders other than an Interested Shareholder, (as defined below), is required for approval of any merger consolidation, the sale, lease, exchange or other disposition of assets of First American with a value of more than $1,000,000, the issuance of any securities of First American or any subsidiary having an aggregate fair market value of $1,000,000, or the adoption of a plan of liquidation or dissolution proposed by or on behalf of an Interested Shareholder (as defined below), and any similar transaction, if any such transaction involves any person or group of persons owning or controlling, either directly or indirectly, 10% or more of the outstanding voting stock of First American ("Interested Shareholder"). These voting requirements are not applicable in such transactions (a) if approved by a majority of disinterested directors or (b) if certain conditions set forth in First American's charter relating to the fairness and form of the consideration have been met.

     Heritage's charter provides that, unless previously approved by at least two-thirds of the Continuing Directors (as defined above), the affirmative vote of (i) the holders of 80% of the outstanding shares entitled to vote and (ii) a majority of the outstanding shares not beneficially owned by a 10% holder of the HFB Common Stock ("Related Person") shall be required in order to authorize any merger, share exchange or consolidation of Heritage and a Related Person; any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Heritage or its subsidiary to a Related Person or of 25% or more of the assets of a Related Person to Heritage; issuance of the securities of Heritage or its subsidiary to a Related Person; the acquisition by Heritage or a subsidiary of Heritage of any securities of a Related Person; any reclassification of the common stock of Heritage; or any agreement providing for any of the foregoing.

     Liability of Directors; Indemnification. The Agreement provides that, from and after the Effective Time, First American will indemnify each person who is, was, or prior to the Effective Time, becomes, an employee, officer or director of Heritage or any of its subsidiaries against liabilities based or arising in whole or in part out of the fact that such person is or was an employee, officer or director of Heritage or any of its subsidiaries. In addition, for a period of six years after the Effective Time, First American will use its best efforts to, or to cause Heritage to, maintain in effect directors' and officers' liability insurance which is at least as advantageous as to coverage and amounts as was maintained by Heritage immediately prior to the Effective Time with respect to claims arising from facts or events occurring prior to the Effective Time; provided, however, that First American shall not be obligated to pay annual premiums on such insurance to the extent such premiums exceed 1.5 times the premiums paid as of the date hereof by Heritage for such insurance.

     The charter of First American provides for the discretionary indemnification of directors and officers in accordance with and to the full extent permitted by law as in effect at the time of such indemnification. The bylaws of First American provide that no indemnification of an officer or director shall be made by First American (i) if a judgment or other final adjudication adverse to such person establishes his liability for intentional misconduct or knowing violation of the law or for unlawful distributions, (ii) if a judgment or other final adjudication adverse to such person for breach of a duty of loyalty to First American is based upon such person's gaining in fact personal profit or advantage to which he was not entitled, (iii) in a proceeding by or in the right of the corporation, for any amounts if such person is adjudged liable to the corporation, or for any amounts paid to First American in settlement of such a proceeding by such person, and (iv) in a proceeding by First American directly for expenses, unless such proceeding is brought after a change in control of First American. First American has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of First American in connection with the performance of their duties.

     The charter of Heritage provides for the mandatory indemnification of Heritage's directors in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative because he is or was a director against liability incurred in such proceeding if: (1) he conducted himself in good faith; (2) he reasonably believed, (a) in the case of conduct in his official capacity with Heritage, that his conduct was in Heritage's best interest, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. No indemnification is allowed where the liability of the director arises from an action brought by or on behalf of Heritage or from a personal benefit improperly received from Heritage. At its discretion, Heritage may also provide similar indemnification to officers, employees or agents of Heritage who are not directors. Heritage Bank has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of Heritage Bank in connection with the performance of their duties.

RESALE OF FAC COMMON STOCK

     The shares of FAC Common Stock issuable to shareholders of Heritage upon consummation of the Merger have been registered under the Securities Act. It is a condition to consummation of the Merger that such shares will be approved for trading on The Nasdaq Stock Market. Such shares may be traded freely by those shareholders not deemed to be affiliates of Heritage as that term is defined under the Securities Act. The term "affiliate" generally means each person who, or is a member of a group that, controls, is controlled by or is under common control with, Heritage, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Heritage.

     FAC Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Heritage may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of First American, may publicly resell FAC Common Stock received by them in the Merger subject to certain limitations, principally as to the number of shares and the manner of sale, during the two years following the Effective Time. After the two-year period, such affiliates may resell their shares without restriction. In addition, assuming (as is currently expected) that First American will account for the Merger using the pooling-of-interest method, shares of

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

FAC Common Stock issued to affiliates of Heritage in the Merger will not be transferable during the 30-day period prior to the Effective Time and continuing until financial results covering at least 30 days of post-Merger combined operations of First American and Heritage have been published.

     The Agreement provides that Heritage shall use its reasonable efforts to cause each person identified by Heritage as an affiliate of Heritage to deliver to First American, prior to the Meeting, a written agreement providing that such person will not dispose of HFB Common Stock, or any FAC Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     First American has a Dividend Reinvestment and Stock Purchase Plan which provides, for those FAC shareholders of record who elect to participate, that dividends on FAC Common Stock may be invested in additional shares of FAC Common Stock at a five percent (5%) discount from the then-current market price without payment of brokerage commissions, fees or service charges. The plan also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of FAC Common Stock at the then-current market price. It is anticipated that, after the Effective Time, First American will continue to offer such a Dividend Reinvestment and Stock Purchase Plan and shareholders of Heritage who receive FAC Common Stock in the Merger will have the right to participate therein if they are shareholders of record.

EXPENSES

     All expenses incurred in connection with the Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that First American and Heritage shall bear equally all expenses associated with the printing and mailing of the Registration Statement and this Prospectus/Proxy Statement.

     If First American terminates the Agreement by reason of the failure of Heritage to meet the conditions contained in the Agreement relating to the accuracy of Heritage's representations and warranties or the performance of Heritage's obligations under the Agreement, due to Heritage's knowing or intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and Heritage is not obligated to pay the Fee either at such time or in the future, then Heritage shall pay (but not as liquidated damages) to First American all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to First American) actually incurred by First American or on its behalf in connection with the Merger and all transactions contemplated by the Agreement, but in no event more than $500,000.

     If Heritage terminates the Agreement by reason of the failure of First American to meet the conditions contained in the Agreement relating to the accuracy of First American's representations and warranties or the performance of First American's obligations, due to First American's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, First American is obligated to pay (but not as liquidated damages) to Heritage all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to Heritage) actually incurred by Heritage or on its behalf in connection with the Merger and all transactions contemplated by the Agreement, but in no event more than $500,000.

ACCOUNTING TREATMENT

     First American anticipates that it will account for the Merger as a pooling of interests. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of First American and Heritage will be combined and carried forward at their previously recorded amounts. Revenue and expenses of First American and Heritage will be combined at historically recorded amounts. In order for the pooling-of-interests method to apply, among other things, affiliates of Heritage cannot reduce their holdings of HFB

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

Common Stock or FAC Common Stock received in the Merger, as the case may be, for a period beginning 30 days prior to the Effective Time and ending upon the publication of at least 30 days of post-Merger combined operations of First American and Heritage. FAC expects to receive an opinion of KPMG Peat Marwick LLP prior to consummation of the Merger to the effect that the Merger will properly be accounted for as a pooling of interests, although the receipt of such an opinion is not a condition precedent to consummation of the Merger.

NO DISSENTERS' RIGHTS

     The TBCA provides that the holders of shares of HFB Common Stock will not have dissenters' rights in connection with the Merger and the transactions contemplated by the Agreement. Therefore, if the Agreement is approved by the affirmative vote of a majority of the outstanding shares of HFB Common Stock, and all other conditions to consummation of the Merger are satisfied, all shareholders of HFB will receive the consideration provided for in the Agreement in exchange for their shares of HFB Common Stock.

NASDAQ AUTHORIZATION

     Under the Agreement, it is a condition to consummation of the Merger that all shares of FAC Common Stock to be issued in the Merger and to be reserved for issuance upon exercise of Heritage Options shall have been authorized for trading on The Nasdaq Stock Market prior to the Effective Time.

                       CERTAIN REGULATORY CONSIDERATIONS

     First American and its subsidiaries are subject to extensive regulation under state and federal statutes and regulations. The discussion in this section, which summarizes certain of such statutes and regulations, does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations, and in certain circumstances, proposed regulations.

GENERAL

     First American is a bank holding company subject to the supervision of the Federal Reserve Board under the BHCA. After First American's acquisition of Charter, Charter will be a separate savings association subsidiary of First American and, as a result, First American also will be a savings and loan holding company registered under the HOLA, subject to the supervision and regulation of the OTS. FANB, FANBKY and FATC are national banks and, as such, are subject to the supervision of, and are regularly examined by, the OCC. Each of First American's banking subsidiaries is also insured by, and subject to the regulations of, the Federal Deposit Insurance Corporation (the "FDIC"), and is also affected significantly by the actions of the Federal Reserve Board by virtue of its role in regulating money supply and credit availability, as well as by the U.S. economy in general. Areas subject to regulation by federal authorities include loan loss reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment and closing of branches, product offering and other aspects of operations.

     First American's non-banking subsidiaries are subject to the supervision of the Federal Reserve Board, and other non-banking subsidiaries may be subject to the supervision of other regulatory agencies including the Commission, the National Association of Securities Dealers, Inc. and state securities regulators.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under Federal Reserve Board policy, First American is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each of them. This support may be required at times when First American would not otherwise be inclined to provide it.

     Under the "cross guarantee" provisions of the Federal Deposit Insurance Act ("FDIA"), any FDIC-insured subsidiary of First American can be held liable for any loss incurred by, or reasonably expected to be

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

incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any of the bank subsidiaries of First American.

CAPITAL

     The Federal Reserve Board and the OCC have adopted substantially similar risk-based capital and leverage guidelines applicable to U.S. banking organizations. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8.00%. At least half of the Total Capital must be composed of common stockholders' equity, and to the extent applicable, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less disallowed intangibles ("Tier 1 Capital"). The remainder, which is "Tier 2 Capital", may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves. In addition, each of the federal bank regulatory agencies has established minimum leverage capital ratio guidelines. These guidelines provide for a minimum Tier 1 leverage capital ratio (Tier 1 Capital to total assets, less disallowed intangibles) of 3% for banks and bank holding companies that meet certain specified criteria, including that such financial institutions have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. At June 30, 1995, First American's Tier 1 risk-based capital and total risk-based capital ratios were 9.98% and 12.04%, respectively, and its Tier 1 leverage capital ratio at June 30, 1995 was 7.93%, each of which exceeded the minimum ratios established by the Federal Reserve Board. On a pro forma basis assuming consummation of the Merger and the proposed merger with Charter as of June 30, 1995, First American's Tier 1 risk-based capital and total risk-based capital ratios would be 9.65% and 11.64%, and its Tier 1 leverage capital ratio would be 7.27%, also in excess of Federal Reserve Board minimums.

     At June 30, 1995, FANB's Tier 1 risk-based, total risk-based and Tier 1 leverage capital ratios were 9.64%, 10.90% and 7.70%, respectively, and FANBKY's were 17.59%, 18.55% and 10.24%, respectively, all of which exceeded the minimum ratios established by the OCC.

     Heritage Bank is subject to capital requirements adopted by the OTS, which are similar but not identical to those issued by the Federal Reserve Board and the OCC. Under the OTS' capital guidelines, a savings association is required to maintain tangible capital of at least 1.5% of tangible assets, core (leverage) capital of at least 3% of the association's adjusted total assets and risk-based capital of at least 8% of risk-weighted assets. At June 30, 1995, Heritage's tangible ratio was 9.77%, its core (leverage) capital ratio was 9.85%, Tier 1 capital ratio was 23.97% of risk-weighted assets and its total risk-based capital ratio was 25.00%.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the

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

risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's capital adequacy. This rule does not codify a measurement framework for assessing the level of a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Neither First American nor Heritage believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

ACQUISITION AND EXPANSION

     The BHCA requires any bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if, after acquiring such shares, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank.

     Recently, Congress enacted an interstate banking law establishing both nationwide and statewide concentration limits. Effective September 29, 1995, federal nationwide concentration limits prohibit a bank holding company which controls more than 10% of the total amount of deposits of insured depository institutions in the United States from further acquisitions; federal statewide concentration limits prohibit an acquisition if, upon consummation of the transaction, a bank holding company would control 30% or more of the total amount of deposits of insured depository institutions in the state which is the home state of the bank or bank holding company being acquired. First American estimates that, as of March 31, 1995, it held approximately 10% of all such deposits in Tennessee and 0.4% of all such deposits in Kentucky. Although individual state deposit caps are not superseded by the legislation, the Tennessee General Assembly, in its 1995 Session, adopted conforming legislation which adopts the deposit caps enacted by Congress. The legislation also repeals, as of September 29, 1995, the Tennessee laws previously applicable to acquisitions by bank holding companies, and reenacts in modified form one of these laws, the Tennessee Bank Structure Act (the "TBSA"). Under the TBSA, as reenacted, no bank holding company, whether a Tennessee or out-of-state company, may acquire any bank in Tennessee that has been in operation less than five years or organize a new bank in Tennessee, except in the case of certain interim bank mergers and acquisitions of banks in financial difficulty. Under the Tennessee laws pertaining to bank mergers, which (with the exception of a merger between a Tennessee bank and an out-of-state bank) were not directly affected by the new legislation, banks in separate counties in Tennessee which have been in operation at least five years may merge. Banks with principal offices in the same county may merge, even if one or both have been in operation less than five years. The effect of these provisions is that First American in the future may acquire banks in Tennessee which have been in operation for over five years but may not form or acquire a new bank in any Tennessee county other than Davidson County, in which the main office of First American National Bank is located.

     The BHCA currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under the recently enacted federal interstate banking law described above, the restriction on interstate acquisitions will be abolished effective September 1995, and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including the nationwide and state imposed concentration limits described above. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), provided certain conditions are met, including that applicable state law

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

must expressly permit such de novo interstate branching. Tennessee has enacted an interstate branching law in response to the federal law which will become effective June 1, 1997.

BANK REGULATION

     Payment of Dividends. First American is a legal entity separate and distinct from its subsidiary banks and its nonbank subsidiaries. First American's revenues (on a parent company only basis) result, in part, from dividends paid to First American by its subsidiaries. The right of First American, and consequently the right of creditors and shareholders of First American, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of First American in its capacity as a creditor may be recognized.

     There are statutory and regulatory restrictions applicable to the payment of dividends by subsidiary banks to First American. National banks are required to obtain the prior approval of the OCC for the payment of dividends if the total of all dividends declared in any year exceeds the total of (i) such bank's net profits (as defined by the OCC) for that year plus (ii) the retained net profits (as defined by the OCC) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed statutory bad debts. In accordance with these regulations, at June 30, 1995, FANB had approximately $168.7 million, FANBKY had approximately $1.7 million and FATC had approximately $750,000 available for distribution as dividends to First American without the prior approval of the OCC.

     First American is further restricted by the terms of its $50,000,000 revolving credit facility, for which Chemical Bank serves as agent. Under the terms of this facility, approximately $94.6 million of First American's retained earnings were available to pay dividends on June 30, 1995.

     In addition to the foregoing, under the FDIA, insured depository institutions, such as FANB, FANBKY, FATC and Heritage Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institutions would become "undercapitalized" (as such term is used in the statute). Based on the current financial condition of these institutions, First American does not expect that this provision will have any impact on its ability to obtain dividends from its bank subsidiaries.

     FDIC Insurance. First American's subsidiary banks and Heritage Bank are subject to FDIC deposit insurance assessments. The FDIC has promulgated risk-based deposit insurance assessment regulations which became effective in 1993. Under these regulations, insured institutions are assigned assessment risk classifications based upon capital levels and supervisory evaluations. The annual assessment rates for insured institutions for semi-annual periods in 1995 currently range from 0.23% to 0.31%, depending on the institution's assessment risk classification. Under these regulations, both FANB's and FANBKY's assigned assessment rate for the first semi-annual period of 1995 was 0.23%. Heritage Bank's assigned assessment rate for the same period was also 0.23%. With the exception of deposits attributable to the acquisition of First Fidelity Bank, FSB, a SAIF insured institution acquired by FANB in 1994 for approximately $6.5 million, FANB pays its premiums at the BIF rate, and, as a savings association and a former savings and loan association, respectively, each of Heritage Bank and FANBKY pays its premiums at the SAIF rate. Thus, First American's deposit insurance premium expenses may be affected by changes in both the BIF and the SAIF assessment rate. On August 8, 1995, the FDIC voted to reduce the assessment rates paid by most banks and to keep existing assessment rates intact for savings associations. Under the new rate structure, the best-rated banks will pay assessments at 0.04% of insured deposits, while the weakest ones would continue to pay at the 0.31% rate. The new rate structure will apply from the first day of the month after which the BIF was recapitalized. Such recapitalization was confirmed by the FDIC in September 1995. BIF members (including FANB) that have overpaid their assessments based on the newly adopted premium rate can expect to receive a refund of any overpayment plus interest. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the

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

assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment of between 85-90 basis points on SAIF deposits. The proposed legislation also contemplates the merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. It cannot be predicted whether or when this or any other legislation addressing recapitalization of the SAIF will be enacted. If a one-time assessment of 85 to 90 basis points had been assessed at March 31, 1995 (the deposit base that would be subject to such assessment based on current proposals before Congress), Charter would have been required to pay between $4.43 million and $4.69 million and Heritage would have been required to pay between $3.75 and $3.97 million.

     Community Reinvestment Act. First American's subsidiary banks, as well as Heritage Bank, also are subject to the requirements of the Community Reinvestment Act of 1976 ("CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process, as well as when an institution applies to undertake a merger, acquisition or to open a branch facility. Under recently enacted revisions to the CRA regulations, the current CRA assessment system will be replaced with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Under these new regulations, each institution would be evaluated based on the degree to which it is providing loans (the lending test), branches and other services (the service test) and investments (the investment test) to low- and moderate-income areas in the communities it serves, based on the communities' demographics, characteristics and needs, the institution's capacity, product offerings and business strategy. Each depository institution would have to report to its federal supervisory agency and make available to the public data on the geographic distribution of its loan applications, denial, originations and purchases. Institutions would continue to receive one of four composite ratings: Outstanding, Satisfactory, Needs to Improve or Substantial Noncompliance. The new rules are scheduled to go into effect in stages from July 1995 to January 1997. First American does not believe that the new CRA regulations will substantially change its programs and policies designed to meet the needs of its communities.

     Certain Transactions with Affiliates. Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank (including FAC and its nonbank subsidiaries) and the insured bank itself. Under these restrictions, an insured bank (or savings institution) and its subsidiaries are, among other things, limited in engaging in "covered transactions" with any one affiliate to no more than 10% of the capital stock and surplus of the insured bank (or savings institution); and with all affiliates in the aggregate, to no more than 20% of the capital stock and surplus of the bank (or savings institution). "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. In addition, any transaction with an affiliate, including loans, contractual arrangements and purchases, must be on terms and conditions that are substantially the same or at least as favorable to the bank (or savings institution) as those prevailing at the time for comparable transactions with non-affiliated companies. The purpose of these restrictions is to prevent the misuse of the resources of the bank by its uninsured affiliates. An exception to the quantitative restrictions is provided for transactions between two insured banks or savings institutions that are within the same holding company structure where the holding company owns 80% or more of each institution.

     Transactions with Insiders. Any loans made by First American's bank subsidiaries or by Heritage Bank to their respective executive officers, directors or 10% shareholders, as well as entities such persons control, are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment, and are subject to individual and aggregate limits depending on the person involved. Further, provisions of the BHCA prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Other Safety and Soundness Regulations. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are categorized as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

     In addition, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report separately on assertions in management's reports concerning the effectiveness of the internal control structure over financial reporting and compliance with such laws and regulations, using FDIC-approved audit procedures.

     The FDIA also requires each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions, including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies has issued regulations and interagency guidelines implementing these standards. The regulations and guidelines set forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Recently proposed rules would add asset quality and earnings standards to the guidelines. The current rules contemplate that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan.

     Qualified Thrift Lender Test. Under the HOLA, savings institutions, such as Heritage Bank, are required to maintain a minimum of 65% of their total portfolio assets (as defined in the statute) in certain investments ("Qualified Thrift Investments") on a monthly average basis in 9 out of every 12 months in order to remain a Qualified Thrift Lender. Qualified Thrift Investments generally consist of (i) loans that were made to purchase, refinance, construct, improve or repair domestic residential or manufactured housing, (ii) home equity loans, (iii) securities backed by or representing an interest in mortgages on domestic residential or manufactured housing, (iv) obligations issued by the federal deposit insurance agencies, and (v) shares of stock issued by any Federal Home Loan Bank. Subject to a 200% of assets limitation, Qualified Thrift Investments also include consumer loans, investments in certain subsidiaries, loans for the purchase or construction of schools, churches, nursing homes and hospitals, 200% of investments in loans for low- to moderate-income housing and certain other community oriented investments, and shares of stock issued by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA").

     A savings institution that does not become or remain a Qualified Thrift Lender must either convert to a bank charter or comply with certain restrictions on its activities, branching powers and ability to obtain advances from the Federal Home Loan Bank. As of June 30, 1995, Heritage Bank maintained 84.84% of its portfolio assets in Qualified Thrift Investments, which was in excess of the 65% minimum under the Qualified Thrift Lender Test.

                PROPOSAL II -- AMENDMENT TO THE HERITAGE CHARTER

     Article XIV of the Charter of Heritage provides, in part, that "For a period of five years from the effective date of the completion of the conversion of [Heritage Bank] from mutual to stock form . . . , no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of [Heritage]." In its current form, Article XIV would prohibit First American from offering to acquire or acquiring more than 10% of the outstanding shares of HFB Common Stock. Management of Heritage believes that it is necessary either to amend or repeal Article XIV in order to consummate the proposed Merger. Accordingly, if this Proposal II does not receive the required shareholder approval, Heritage would be unable to consummate the Merger even if shareholders approve the Merger and the Agreement. See "PROPOSAL I -- THE MERGER."

     Accordingly, in order to facilitate the Merger, the Board of Directors of Heritage hereby proposes and submits for stockholder approval an amendment to Paragraph (A) of Article XIV of the Heritage Charter to add a clause to the end of the first sentence thereof, so that, as so amended, the first sentence would read as follows:

        "For a period of five years from the effective date of the completion of the conversion of Heritage Federal Bank for Savings from mutual to stock form (which entity shall become a wholly-owned subsidiary of the Corporation upon such conversion), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO AND SHALL NOT PROHIBIT AN ACQUISITION OF THE CAPITAL STOCK OF THE CORPORATION BY FIRST AMERICAN CORPORATION ("FIRST AMERICAN") PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 21, 1995 BETWEEN FIRST AMERICAN AND THE CORPORATION, AS SUCH AGREEMENT HAS BEEN AMENDED AS OF MAY 17, 1995 AND AS SUCH AGREEMENT MAY THEREAFTER BE AMENDED." (Emphasis added to show additional language added by amendment).

     Article XXI of the Charter of Heritage provides that the affirmative vote of the holders of at least 80% of the outstanding shares of HFB Common Stock is required to amend or repeal Article XIV (among other Articles) unless at least two-thirds of the Continuing Directors of Heritage (as defined in Article XV of the Charter) have approved such amendment or repeal prior to its submission to the shareholders of Heritage for their vote. The Board of Directors of Heritage, all of whom are Continuing Directors, have unanimously approved the foregoing proposed amendment to the Charter of Heritage. Accordingly, only the affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock is required to adopt the proposed amendment to the Charter.

     THE BOARD OF DIRECTORS OF HERITAGE BELIEVES THAT THE PROPOSED AMENDMENT TO THE CHARTER OF HERITAGE IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF HERITAGE AND THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT.

                   PROPOSAL III -- ADJOURNMENT OF THE MEETING

     Approval of the Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of HFB Common Stock. In the event there is an insufficient number of shares present in person or by proxy at the Meeting to approve the Agreement, the Board of Directors intends to adjourn the Meeting to a later date. The place and date to which the Meeting would be adjourned would be announced at the Meeting. Under Heritage's Bylaws, unless the adjourned meeting is held 30 days or more after the date of the Meeting, it shall not be necessary to give any notice of the time and place of the adjourned meeting other than by an announcement at the Meeting.

     The effect of any such adjournment would be to permit Heritage to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by shareholders voting against the Agreement, it would give Heritage the opportunity to solicit additional proxies in favor of the Agreement. Approval of the adjournment requires the affirmative vote of the holders of a majority of the shares of HFB Common Stock present in person or by proxy at the Meeting.

     THE BOARD OF DIRECTORS OF HERITAGE RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN.

              INFORMATION ABOUT HERITAGE FEDERAL BANCSHARES, INC.

SELECTED FINANCIAL AND OTHER DATA FOR HERITAGE

                                                1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL POSITION AT JUNE 30,
Assets......................................  $528,169   $515,888   $519,459   $540,478   $506,706
Cash and investment securities(1)...........   128,719     95,702    113,251    117,638    113,138
Loans receivable, net(2)....................   297,533    308,700    327,095    357,915    363,979
Mortgage-backed securities..................    83,995     92,558     60,089     41,174      4,107
Excess cost over fair value of net assets
  acquired and other intangibles, net(3)....       780      1,270      1,863      3,231      4,132
Deposits....................................   449,318    450,819    459,993    496,929    484,395
Other borrowed funds(4).....................    18,122     10,468     10,887      1,259         89
Obligations under capital leases............       119        120        221        322        423
Stockholders' equity(5).....................    53,774     48,503     41,853     35,578     16,337

OPERATING RESULTS FOR YEAR ENDED JUNE 30,
Interest income.............................  $ 35,979   $ 35,550   $ 39,066   $ 44,291   $ 46,932
Interest expense............................    17,798     16,487     19,305     27,782     33,412
Provision for loan losses...................        82        487        595        749      1,496
                                              --------   --------   --------   --------   --------
Net interest income after provision for
  loan losses...............................    18,099     18,576     19,166     15,760     12,024
Gain (loss) on sales of interest-earning
  assets....................................        --         --         --        364         35
Gain on sale of branches....................        --         --      1,000         --         --
Other noninterest income....................     2,755      2,484      2,110      2,270      2,386
Amortization of excess of cost over fair
  value of net assets acquired(6)...........       423        525      1,302        853        990
Other noninterest expense...................    11,818     10,829     11,510     10,820     10,099
                                              --------   --------   --------   --------   --------
Income before income tax expense............     8,613      9,706      9,464      6,721      3,356
Income tax expense(7).......................     3,146      3,502      3,952      2,540      2,244
                                              --------   --------   --------   --------   --------
Income before cumulative effect of change in
  accounting principle......................     5,467      6,204      5,512      4,181      1,112
Cumulative effect at July 1, 1993 of change
  in accounting for income taxes(8).........        --        764         --         --         --
                                              --------   --------   --------   --------   --------
Net income..................................  $  5,467   $  6,968   $  5,512   $  4,181   $  1,112
                                              ========   ========   ========   ========   ========
Net income per share(9).....................  $   1.58   $   2.07   $   1.67   $   1.36        N/A
Dividends per share.........................  $    .38   $    .25         --         --         --
Average common shares and common stock
  equivalents outstanding(9)................     3,464      3,372      3,309      3,071         --

OTHER DATA AS OF AND FOR YEAR ENDED JUNE 30,
Average interest rate spread................      3.32%      3.54%      3.79%      3.23%      2.88%
Net yield on average interest-earning
  assets....................................      3.67%      3.79%      4.03%      3.36%      2.86%
Return on average total assets..............      1.05%      1.32%      1.07%      0.80%      0.22%
Return on average equity....................     10.70%     15.33%     14.23%     17.72%      6.76%
Equity as a percent of year-end total
  assets....................................     10.18%      9.40%      8.06%      6.58%      3.22%
Dividend payout ratio(10)...................     22.11%     12.65%        --         --         --

                                                        (Continued on next page)

                                                1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Tangible equity as a percent of year-end
  total assets..............................     10.03%      9.16%      7.70%      5.98%      2.41%
Other noninterest expense (excluding
  amortization of intangibles) as a percent
  of average total assets...................      2.28%      2.05%      2.23%      2.08%      1.99%
Ratio of non-performing assets to total
  assets(11)................................      0.16%      0.19%      0.37%      0.50%      0.74%
Ratio of allowance for loan losses to gross
  loans.....................................      0.76%      0.72%      0.71%      0.63%      0.51%
Ratio of allowance for loan losses to
  non-accrual loans and loans past due more
  than 90 days..............................   1034.07%    490.03%    186.86%    196.33%     97.26%
Ratio of allowance for loan losses to non-
  performing assets.........................    268.18%    228.72%    125.49%     86.89%     51.10%
Number of (at end of period):
  Real estate loans outstanding.............     5,870      6,322      7,132      7,992      8,301
  Savings accounts..........................    52,614     54,026     55,531     63,744     65,545
  Banking offices(12).......................        13         13         13         18         18

---------------
 (1) Cash and investment securities consists of cash, interest-earning deposits in other banks, federal funds sold, certificates of deposit, and investment securities.

 (2) Includes loans held for sale.

 (3) Excess of cost over fair value of net assets acquired has been restated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 72 for each period presented.

 (4) Other borrowed funds includes advances from the Federal Home Loan Bank ("FHLB") of Cincinnati. Also includes obligation of the Employee Stock Ownership Plan of Heritage Bank until its refinancing in January 1995.

 (5) Represents retained earnings only prior to fiscal year 1992.

 (6) Excess of cost over fair value of net assets acquired and the related amortization expense have been restated in accordance with SFAS No. 72 for each period presented.

 (7) During 1992, Heritage Bank entered into transactions involving its portfolio of FHLB stock. These resulted in the realization of capital gains for income tax purposes that were offset by capital loss carryforwards from prior years. As a result, in accordance with SFAS No. 96, deferred tax liabilities were reduced by $469,000 during the year ended June 30, 1992. The Bank's effective tax rates for fiscal years 1995, 1994, 1993, 1992 and 1991 were 36.5%, 36.1%, 41.8%, 37.8% and 66.9%, respectively. See Note 11 of Notes to Consolidated Financial Statements.

 (8) During the first quarter of fiscal year 1994, Heritage adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change in accounting principle on prior periods added $764,000 or $.22 per share to net income for that fiscal year.

 (9) Pro forma primary earnings per share for fiscal year 1992 are calculated by dividing net earnings by 3,071,000 shares of HFB Common Stock issued at conversion and common stock equivalents, which include certain stock options.

(10) Based on net income before cumulative change in accounting principle.

(11) Non-performing assets are composed of loans over 90 days delinquent, restructured loans and real estate owned.

(12) All of Heritage Bank's offices are full-service offices. The lower number of banking offices since 1992 reflects the August 1992 sale of five branches.

     GENERAL. On March 30, 1992, Heritage Bank converted from mutual to stock form and became a wholly owned subsidiary of Heritage. The sole operations of Heritage consist of those of Heritage Bank and its subsidiary, Citizens Financial Corporation ("Citizens Financial").

     The principal business of Heritage Bank consists of accepting deposits from the general public through its branches and investing these funds in loans secured by one- to four-family residential properties located in its market areas. Heritage Bank also maintains a substantial investment portfolio and originates consumer loans and limited amounts of commercial and commercial real estate loans secured by properties in its market areas. Additionally, Heritage Bank offers trust services and through Citizens Financial sells title insurance. In August 1993, Citizens Financial began to sell annuities and securities from Heritage Bank's locations via an arrangement with a third-party vendor, and this arrangement continued throughout most of fiscal year 1995.

     Heritage Bank's net income is dependent primarily on its net interest income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. The net income of Heritage Bank also is affected by the generation of noninterest income such as commissions, income from trust activities, service charges and other fees, rental income, and gains or losses on the sale of loans and investment securities. In addition, net income is affected by the level of operating expenses, the amount of loan loss reserves set aside each year, and the amount of income tax expense.

     Heritage Bank's operations, as with those of the entire thrift industry, are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings in the market area.

     ASSET/LIABILITY MANAGEMENT. Net interest income, the primary component of Heritage Bank's net income, arises from both the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities, and the relative amounts of such assets and liabilities. In the early 1980s, Heritage Bank's primary interest-earning assets, like those of most thrift institutions at the time, consisted of long-term, fixed-rate mortgages. Conversely, its liabilities were principally short-term deposits that were highly sensitive to interest rate changes. Consequently, during the early 1980s, as general interest rate levels rose, the interest rates on Heritage Bank's loans and securities did not reprice as quickly to higher levels as did the rates on its deposits. As a result, Heritage Bank's interest rate spread was adversely affected during that time.

     Heritage Bank has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities or repricings of its interest-sensitive assets and liabilities. In accordance with Heritage Bank's interest rate risk policy, management has emphasized the origination and/or purchase of adjustable-rate mortgages and mortgage-backed securities, intermediate-term fixed-rate mortgages, medium-term U.S. agency and government-sponsored enterprise ("GSE") notes, and short-term consumer loans. Because of generally moderate interest rate levels during the past three years, however, there has been increased consumer interest in fixed-rate loans. In order to maintain market share under these changing conditions, Heritage Bank began to originate fixed-rate loans for potential resale to secondary market investors and for its portfolio. In all cases, originations of long-term, fixed-rate mortgages are underwritten according to guidelines of the FHLMC and the FNMA. Since February 1994, higher interest rates have slowed the trend toward fixed-rate lending and have created renewed interest in adjustable-rate loans, enabling Heritage Bank to again increase the mix of adjustable-rate loans in its overall loan balances as compared with the fiscal year ended June 30, 1992. However, because of the moderate rise in mortgage rates during most of Heritage Bank's fiscal year ended June 30, 1995, the adjustable-rate component of Heritage Bank's portfolio of mortgage loans and mortgage-backed securities increased only marginally to 68%, with fixed-rate loans comprising 32% as compared to the portfolio mix at June 30, 1994, of 67% and 33%, respectively. The portfolio mix at June 30, 1992, was 53% and 47%, respectively.

     In addition, Heritage Bank manages its interest rate risk in part by maintaining a substantial portfolio of short-term investments. The weighted average life of its investment portfolio at June 30, 1995, was approximately 3.9 years.

     INTEREST RATE SENSITIVITY ANALYSIS. As a result of Heritage Bank's interest rate risk management policy and management's strategy emphasizing the origination of short-term and/or adjustable-rate mortgages, Heritage Bank's excess of interest-bearing liabilities over interest-earning assets maturing or repricing within one year (i.e., its "one-year gap") at June 30, 1995, was estimated to be $49,523,000 or a negative 9.38% of total assets versus $47,844,000 or a negative 9.27% at June 30, 1994. This marginal increase in negative gap position primarily reflected the moderate increase in market interest rates during most of fiscal year 1995 that resulted in the shifting behavioral pattern of deposit customers' preference for higher-yielding, longer-term certificate of deposit accounts, versus lower-yielding, transaction-type accounts such as demand and passbook savings accounts. The changing composition of liability accounts resulted in a lower amount of liability sensitivity to short-term interest rate fluctuations at June 30, 1995, compared with the previous fiscal year. This was functionally mirrored by a similar reduction of short-term loans receivable/mortgage-backed securities balances, thereby resulting in a minimal change in Heritage Bank's one-year gap position. The increase in market interest rates during fiscal year 1995 also continued the slowdown in the rate of loan prepayments, extending the duration of Heritage Bank's loans and mortgage-backed securities. Management considers its one-year gap to represent an acceptable balance between reducing Heritage Bank's interest rate risk and enhancing its interest rate spread. However, as a result of Heritage Bank's negative one-year gap, Heritage Bank's net interest income would be adversely affected by increases in prevailing interest rates.

     The following table sets forth the interest sensitivity gap between interest-earning assets and interest-bearing liabilities at June 30, 1995, which are expected to mature or reprice in each of the time periods shown.

                                             OVER
                             THREE       THREE MONTHS      OVER ONE      OVER FIVE       OVER TEN        OVER
                             MONTHS        THROUGH         THROUGH        THROUGH        THROUGH        TWENTY
                            OR LESS        ONE YEAR       FIVE YEARS     TEN YEARS     TWENTY YEARS      YEARS       TOTAL
                            --------     ------------     ----------     ---------     ------------     -------     --------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net...  $ 54,628       $ 86,410        $130,374      $ 21,408        $  4,713       $     0     $297,533
  Mortgage-backed
    securities............    23,153         33,045          18,089         5,054           3,008         1,646       83,995
  Investment securities...    14,276         11,768          55,209        25,157             431             0      106,841
  Federal funds sold......     7,000              0               0             0               0             0        7,000
  Interest-earning
    deposits..............     5,593              0               0             0               0             0        5,593
  FHLB stock..............         0              0               0             0               0         4,057        4,057
                            --------       --------        --------       -------         -------       -------     --------
    Total.................   104,650        131,223         203,672        51,619           8,152         5,703      505,019
                            --------       --------        --------       -------         -------       -------     --------
INTEREST-BEARING
  LIABILITIES:
  Total NDA deposits......     9,434         23,605          48,728             0               0             0       81,767
  Passbook savings........     5,132         14,955          48,346             0               0             0       68,433
  Certificates of
    deposit...............    72,823        148,158          67,463            99               0             0      288,543
  Other borrowed money....    10,687            602           3,683         3,150             119             0       18,241
                            --------       --------        --------       -------         -------       -------     --------
    Total.................    98,076        187,320         168,220         3,249             119             0      456,984
                            --------       --------        --------       -------         -------       -------     --------
Interest sensitivity
  gap.....................  $  6,574       $(56,097)       $ 35,452      $ 48,370        $  8,033       $ 5,703     $ 48,035
                            ========       ========        ========       =======         =======       =======     ========
Cumulative interest
  sensitivity gap.........  $  6,574       $(49,523)       $(14,071)     $ 34,299        $ 42,332       $48,035     $ 48,035
                            ========       ========        ========       =======         =======       =======     ========
Ratio of interest-earning
  assets to
  interest-bearing
  liabilities.............    106.70%         70.05%         121.07%      1588.77 %       6850.42%         0.00%      110.51%
                            ========       ========        ========       =======         =======       =======     ========
Ratio of cumulative
  interest sensitivity gap
  to total assets.........      1.24%         -9.38%          -2.66%         6.49 %          8.01%         9.09%        9.09%
                            ========       ========        ========       =======         =======       =======     ========

     The table is based on a number of assumptions regarding the future annual prepayment rate for Heritage Bank's various categories of loans and mortgage-backed securities and the attrition rate of certain deposits.

     Certain shortcomings are inherent in the method of analysis presented in the table above. The data are derived from information reported by savings institutions in urban areas in Tennessee. Use of other data derived from non-urban or non-Tennessee savings institutions could lead to materially different results. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of borrowers to service their debt may decrease in the event of an interest rate increase.

     AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES. The following table sets forth information regarding average balances of interest-earning assets and interest-bearing liabilities, as well as the weighted average yields earned on Heritage Bank's assets and the weighted average interest rates paid on Heritage

Bank's liabilities, together with the net yield on interest-earning assets for the past three fiscal years. Non-accrual loans have been included in the average balances of loans receivable.

                                                                       YEARS ENDED JUNE 30,
                                   ---------------------------------------------------------------------------------------------
                                               1995                            1994                            1993
                                   -----------------------------   -----------------------------   -----------------------------
                                                         AVERAGE                         AVERAGE                         AVERAGE
                                   AVERAGE               YIELD/    AVERAGE               YIELD/    AVERAGE               YIELD/
                                   BALANCE    INTEREST    COST     BALANCE    INTEREST    COST     BALANCE    INTEREST    COST
                                   --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable, net........... $305,124   $ 24,771     8.12 %  $314,336   $ 25,449     8.10 %  $342,583   $ 30,221     8.82 %
  Investment securities...........   90,970      5,561     6.11 %    87,649      5,042     5.75 %    79,995      5,152     6.44 %
  Mortgage-backed securities......   87,805      5,034     5.73 %    86,056      4,539     5.27 %    48,977      3,075     6.28 %
  Federal funds sold..............    3,256        172     5.28 %     6,708        203     3.03 %     8,409        302     3.59 %
  Interest-earning deposits.......    3,767        192     5.10 %     4,721        135     2.86 %     6,266        160     2.55 %
  FHLB stock......................    3,919        249     6.35 %     3,705        182     4.91 %     3,540        156     4.41 %
                                   --------   --------     ----    --------   --------     ----    --------   --------     ----
    Total interest-earning
      assets......................  494,841     35,979     7.27 %   503,175     35,550     7.07 %   489,770     39,066     7.97 %
  Non-interest-earning assets.....   23,538                          23,993                          26,022
                                   --------                        --------                        --------
    Total assets.................. $518,379                        $527,168                        $515,792
                                   ========                        ========                        ========
INTEREST-BEARING LIABILITIES:
  Demand accounts................. $ 92,440   $  2,339     2.53 %  $100,423   $  2,361     2.35 %  $ 90,336   $  2,517     2.79 %
  Passbook savings................   79,116      2,176     2.75 %    91,075      2,551     2.80 %    82,091      2,747     3.35 %
  Certificates of deposit.........  262,357     12,315     4.69 %   262,928     10,934     4.16 %   280,539     13,610     4.85 %
  Other borrowed money............   16,651        968     5.81 %    12,255        641     5.23 %     8,631        431     4.99 %
                                   --------   --------     ----    --------   --------     ----    --------   --------     ----
    Total interest-bearing
      liabilities.................  450,564     17,798     3.95 %   466,681     16,487     3.53 %   461,597     19,305     4.18 %
  Non-interest-bearing
    liabilities*..................   16,719                          15,034                          15,454
                                   --------                        --------                        --------
    Total liabilities.............  467,283                         481,715                         477,051
  Stockholders' Equity............   51,096                          45,453                          38,741
                                   --------                        --------                        --------
    Total liabilities and
      stockholders' equity........ $518,379                        $527,168                        $515,792
                                   ========                        ========                        ========
  NET INTEREST INCOME.............            $ 18,181                        $ 19,063                        $ 19,761
                                              ========                        ========                        ========
  INTEREST RATE SPREAD............                         3.32 %                          3.54 %                          3.79 %
                                                           ====                            ====                            ====
  NET YIELD ON INTEREST-EARNING
    ASSETS........................                         3.67 %                          3.79 %                          4.03 %
                                                           ====                            ====                            ====
  RATIO OF INTEREST-EARNING ASSETS
    TO INTEREST-BEARING
    LIABILITIES...................                       109.83 %                        107.82 %                        106.10 %
                                                           ====                            ====                            ====

---------------
* Includes average non-interest-bearing demand deposits of $9,060,000, $10,940,000 and $8,609,000 during fiscal years 1995, 1994 and 1993, respectively.

     RATE/VOLUME ANALYSIS. The table below sets forth certain information regarding changes in interest income and interest expense of Heritage Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated between changes in volume and changes in rate on a proportional basis. Average balances are derived from daily balances.

                                                 1995 VS. 1994                  1994 VS. 1993
                                            ------------------------     ---------------------------
                                              INCREASE (DECREASE)            INCREASE (DECREASE)
                                                     DUE TO                        DUE TO
                                            ------------------------     ---------------------------
                                            VOLUME    RATE    TOTAL      VOLUME     RATE      TOTAL
                                            ------   ------   ------     -------   -------   -------
INTEREST INCOME:
  Loans receivable, net...................  $(748)   $   70   $ (678)    $(2,389)  $(2,383)  $(4,772)
  Investment securities...................    196       323      519         468      (578)     (110)
  Mortgage-backed securities..............     94       401      495       2,021      (557)    1,464
  Federal funds sold......................   (136)      105      (31)        (56)      (43)      (99)
  Interest-earning deposits...............    (32)       89       57         (43)       18       (25)
  FHLB stock..............................     11        56       67           8        18        26
                                            -----    ------   ------     -------   -------   -------
     Total interest-earning assets........  $(615)   $1,044   $  429     $     9   $(3,525)  $(3,516)
                                            =====    ======   ======     =======   =======   =======
INTEREST EXPENSE:
  Total NDA deposits......................  $(195)   $  173   $  (22)    $   263   $  (419)  $  (156)
  Passbook savings........................   (330)      (45)    (375)        281      (477)     (196)
  Certificates of deposit.................    (24)    1,405    1,381        (817)   (1,859)   (2,676)
                                            -----    ------   ------     -------   -------   -------
     Total deposits.......................   (549)    1,533      984        (273)   (2,755)   (3,028)
  Other borrowed money....................    249        78      327         189        21       210
                                            -----    ------   ------     -------   -------   -------
     Total interest-bearing liabilities...   (300)    1,611    1,311         (84)   (2,734)   (2,818)
                                            =====    ======   ======     =======   =======   =======
Change in net interest income.............  $(315)   $ (567)  $ (882)    $    93   $  (791)  $  (698)
                                            =====    ======   ======     =======   =======   =======

     FINANCIAL CONDITION. Heritage Bank's total assets increased 2.4% to $528,169,000 at June 30, 1995, compared with $515,888,000 at June 30, 1994. This change primarily reflected an increase in investment securities and cash and cash equivalents from year to year, offset in part by a decline in loans receivable and mortgage-backed securities.

     Heritage Bank adopted on a prospective basis SFAS No. 115 at the beginning of fiscal year 1995, and in doing so, designated a portion of its investment portfolio as available for sale. Securities designated as available for sale consist of U. S. Treasury notes with laddered maturities, amounting to approximately $20,000,000 in principal face value at June 30, 1995. The fair value of these securities at June 30, 1995, with unrealized gains or losses, net of taxes, of approximately $84,000 reflected as a separate component of stockholders' equity, totaled $20,213,000. At that date, available for sale securities had a weighted average life of approximately 1.1 years. Heritage Bank anticipates the available for sale portion of its investment portfolio will be maintained as necessary in order to satisfy its liquidity needs. In the event funds are needed for deposit account withdrawals, loan demand or other liquidity purposes, these securities could be liquidated.

     Cash and cash equivalents increased 46.8% to $21,878,000 or 4.1% of total assets at June 30, 1995, from $14,906,000 or 2.9% of total assets at June 30, 1994.

     Net loans receivable declined 3.6% to $297,533,000 at June 30, 1995, compared with $308,700,000 at June 30, 1994. This change reflected the net repayment of loans, which slowed significantly during fiscal 1995 from the year-earlier period due to higher market rates and moderating refinancing activity, in excess of new loan originations, which declined to $51,536,000 in fiscal year 1995 compared with $81,902,000 in fiscal year 1994 due to: a declining consumer demand for adjustable-rate mortgage loans, which are Heritage Bank's principal source of loan originations; increased competition in the mortgage origination business; a general slowdown in new home construction; and a general decline in the volume of residential loan refinancings.

     The cash inflow from the net repayment of loans during fiscal year 1995 together with the proceeds of matured and called investment securities were invested primarily in GSE debt obligations issued by the FHLMC, the FNMA, and the FHLB System. Terms of these securities were more favorable than investments in mortgage-backed securities, because of shorter terms and competitive yields and had risk characteristics consistent with Heritage Bank's philosophy on interest rate risk. During fiscal year 1994, investable cash flows were deployed primarily toward purchases of adjustable-rate mortgage-backed securities as part of Heritage Bank's interest rate risk management in a lower rate environment. By investing in mortgage-backed securities, Heritage Bank was able to obtain higher yields than those available on other government and agency securities with similar repricing characteristics at the time. Because borrowers on the mortgages underlying such securities generally have the right to prepay their loans without penalty, however, mortgage-backed securities expose Heritage Bank to the risk that the security will prepay at a faster-than-anticipated rate in a declining rate environment. Conversely, in a rising rate environment, borrowers may prepay at a slower rate, effectively extending the maturity of these securities and also compressing Heritage Bank's net interest spread as its cost of funds rises.

     Heritage Bank seeks to avoid these risks by investing in adjustable-rate, mortgage-backed securities. Heritage Bank invests solely in mortgage-backed securities issued by the government-sponsored enterprises such as the FNMA and the FHLMC, or guaranteed by the Government National Mortgage Association ("GNMA"). These securities include fixed- and adjustable-rate collateralized mortgage obligations, sometimes included in the definition of mortgage derivatives, but which do not meet the regulatory definition of high risk derivatives. A high risk derivative is any derivative financial product that fails to satisfy an annual "stress" test that is intended to measure the instrument's price volatility against a benchmark mortgage-backed pass-through security. To avoid characterization as a high risk derivative, a fixed-rate instrument must not fail any of three specific tests -- an average life test, an average life sensitivity test, and a price sensitivity test -- and a floating-rate (i.e., adjustable rate) instrument must not fail the price sensitivity test. The average life test requires that the derivative product have an expected weighted average life of not more than ten years, the average life sensitivity test analyzes the relationship between the increase or decrease of the weighted average life of a derivative product and an immediate and sustained 300 basis point (i.e., 3.0%) increase or decrease in the underlying yield curve, and the price sensitivity test analyzes the relationship between the estimated change in the price of the derivative product and an immediate and sustained 300 basis point (i.e., 3.0%) increase or decrease in the underlying yield curve.

     Investments and mortgage-backed securities increased 10.1% to $190,835,000 at June 30, 1995, from $173,354,000 as of June 30, 1994. Investments totaled $106,841,000 at the end of fiscal year 1995, or approximately 20.2% of Heritage Bank's total assets at June 30, 1995, compared with $80,796,000 or 15.7% of total assets at June 30, 1994. Gross unrealized gains on the investment portfolio at June 30, 1995 and 1994 were approximately $1.2 million and $351,000, respectively. Gross unrealized losses on the investment portfolio at June 30, 1995 and 1994 were approximately $2.4 million and $6.6 million, with the decrease at June 30, 1995 attributable to the lower market rates of interest as compared to the interest rate environment at June 30, 1994. Heritage Bank's investment in mortgage-backed securities declined to $83,995,000 at June 30, 1995, from $92,558,000 as of June 30, 1994. Adjustable-rate products comprised 60.4% and 59.4% of total mortgage-backed securities as of the end of fiscal years 1995 and 1994, respectively. Collateralized mortgage obligations ("CMOs") at June 30, 1995, and 1994 totaled $14,942,000 and $5,615,000, respectively. The increase in CMO balances was funded primarily by the proceeds of an advance obtained from the FHLB of Cincinnati. These securities offered a favorable yield differential over the cost of the advance, thereby generating additional net interest income for Heritage Bank during the fiscal year.

     Heritage Bank's deposits declined 0.3% during fiscal year 1995 to $449,318,000 from $450,819,000 as of June 30, 1994. Heritage Bank relied both upon advances from the FHLB of Cincinnati and internally generated earnings during fiscal year 1995 to help fund its increase in interest-earning assets. Advances from the FHLB totaled $18,122,000 at June 30, 1995, compared with $9,587,000 at June 30, 1994. The increase in borrowings from the FHLB of Cincinnati during fiscal year 1995 was used toward the purchase of CMOs.

     RESULTS OF OPERATIONS. Net income for fiscal year 1995 decreased 21.5% to $5,467,000 or $1.58 per share from $6,968,000 or $2.07 per share in fiscal year 1994. All per share amounts have been adjusted for a four-for-three stock split declared in July 1994 and a three-for-two stock split declared in August 1993. Heritage's earnings for fiscal year 1994 included $764,000 in non-recurring income attributable to the adoption of the new standard for accounting for income taxes. Net income before adoption of the new accounting standard declined $737,000, or 11.9%, from fiscal year 1994. Heritage's lower earnings for fiscal year 1995 reflected primarily a decline in net interest income before provision for loan losses and an increase in noninterest expense, which more than offset a lower provision for loan losses in fiscal year 1995 and slightly higher noninterest income.

     Net income for fiscal year 1994, excluding the impact of the adoption of a new accounting standard for income taxes, increased 12.6% from the $5,512,000 or $1.67 per share reported in fiscal year 1993. In general, the increase in fiscal year 1994 compared with fiscal year 1993 reflected a reduction in the provision for loan losses and lower noninterest expense, which more than offset a decline in net interest income and total non-interest income.

     Net Interest Income. Net interest income declined 4.6% to $18,181,000 in fiscal year 1995 from $19,063,000 in fiscal year 1994. Net interest income for fiscal year 1994 declined 3.5% from $19,761,000 in fiscal year 1993.

     The three-year period ended June 30, 1995, reflected a generally favorable interest rate environment, although a number of rate increases implemented by the Federal Reserve Board beginning in February 1994 resulted in higher rate levels in the last half of fiscal year 1994 and much of fiscal year 1995. Reflecting this increase midway through fiscal year 1994, Heritage Bank's average interest rate spread in fiscal year 1995 declined to 3.32% from 3.54% in fiscal year 1994 and 3.79% in fiscal year 1993.

     Heritage Bank's net yield on average interest-earning assets declined to 3.67% in fiscal year 1995 from 3.79% in fiscal year 1994, again reflecting increases in interest rates throughout most of fiscal year 1995. Heritage Bank's net yield declined in fiscal year 1994 from 4.03% in fiscal year 1993.

     Heritage Bank's average interest-earning assets decreased 1.7% to $494,841,000 in fiscal year 1995 from $503,175,000 in fiscal year 1994, reflecting primarily a decline in net loans receivable. Interest-earning assets in fiscal year 1994 increased 2.7% from $489,770,000 during fiscal year 1993, due in general to an increase during the year in investment and mortgage-backed securities.

     During the three-year period ended June 30, 1995, however, Heritage Bank steadily increased its ratio of interest-earning assets to interest-bearing liabilities to 109.8% during fiscal year 1995 from 107.8% in fiscal year 1994 and 106.1% in fiscal year 1993. Heritage Bank achieved this increase primarily by increasingly funding its activities with its net earnings rather than liabilities. Likewise, the average yields on interest-earning assets for fiscal years 1995, 1994 and 1993 were 7.27%, 7.07% and 7.97%, respectively. The increase in average yields during the most recent fiscal year reflects increases in yields on mortgage-backed securities and adjustable-rate mortgage loans.

     Because of the increase in Heritage Bank's average yield on its interest-earning assets from fiscal year 1994 to fiscal year 1995, and the increasing ratio of interest-earning assets to interest-bearing liabilities, interest income increased to $35,979,000 in fiscal year 1995 from $35,550,000 in fiscal year 1994. Interest income in fiscal year 1993 totaled $39,066,000.

     Reflecting the same interest rate trends, interest expense increased to $17,797,000 in fiscal year 1995 from $16,487,000 in fiscal year 1994. Interest expense in fiscal year 1993 totaled $19,305,000. The increase during fiscal year 1995 reflects the increase in the average cost of interest-bearing liabilities as a result of the general rise in market rates as well as Heritage Bank's continued reliance on higher-costing FHLB advances and certificates of deposit as funding sources. As with the yields on interest-earning assets, costs on interest-bearing liabilities fell in fiscal year 1994 and increased in fiscal year 1995. The average cost of interest-bearing liabilities over the past three years was 3.95% in fiscal year 1995, 3.53% in fiscal year 1994 and 4.18% in fiscal year 1993.

     Average interest-bearing liabilities declined to $450,564,000 in fiscal year 1995 compared with $466,681,000 in fiscal year 1994, reflecting primarily a decrease in lower-costing demand and passbook savings accounts due to greater competition from other investment vehicles. Average interest-bearing liabilities for fiscal year 1994, however, increased from $461,597,000 during fiscal year 1993 as funds flowed into passbook accounts during a period of lower interest rates.

     Provision for Loan Losses. For fiscal years 1995, 1994, and 1993, Heritage Bank provided $82,000, $487,000 and $595,000, respectively, for loan losses. The allowance for loan losses is increased by charges against income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on Heritage Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future Heritage Bank's regulators or its economic environment will not require further increases in the allowance.

     The decline in the amount provided for loan losses in fiscal year 1995 reflected a significant improvement in Heritage Bank's non-performing assets. At June 30, 1995, the allowance for possible loan losses represented 1034.07% of total non-accrual loans and loans past due more than 90 days. This compared with 490.03% at June 30, 1994, and 186.86% as of June 30, 1993. At June 30, 1995,
1994 and 1993, Heritage Bank's ratio of allowance for loan losses to non-performing assets, including real estate owned, was 268.18%, 228.72% and 125.49%, respectively.

     Noninterest Income. Noninterest income totaled $2,755,000 in fiscal year 1995, $2,484,000 in fiscal year 1994, and $3,110,000 in fiscal 1993. The higher amount in fiscal year 1993 reflected a gain of $1,000,000 on the sale of five branches during the year. Noninterest income, other than gains or losses on the sale of the branches and interest-earning assets, increased moderately over the three-year period ended June 30, 1995, aggregating $2,755,000, $2,484,000 and $2,110,000 in fiscal years 1995, 1994 and 1993, respectively, reflecting primarily an increase in other ancillary services such as checking fee income and fee income from the sale of securities and annuities.

     Noninterest Expense. Noninterest expense totaled $12,242,000 in fiscal year 1995, $11,354,000 in fiscal year 1994, $12,813,000 in fiscal year 1993. The increase in noninterest expense in fiscal year 1995 reflected higher compensation and benefits expense, due to normal salary increases for personnel and greater benefit costs, and because of the revision to certain compensation plans in fiscal year 1994 which became effective during fiscal year 1995. The decline in noninterest expense during fiscal year 1994 was due primarily to the decrease in amortization expense associated with the excess of cost over fair value of net assets acquired (i.e., goodwill) compared with fiscal year 1993, during which a portion of the goodwill was written off because of Heritage Bank's sale of the related assets. The decline also reflected lower compensation-related expenses, due to revisions in certain compensation plans during the year, along with lower communications and other office expense and real estate owned expense and provisions.

     Income Taxes. The effective income tax rates for fiscal years 1995, 1994 and 1993 were 36.5%, 36.1% and 41.8%, respectively, compared with the maximum statutory corporate income tax rate of 38.0% during those periods. The higher effective tax rate in fiscal year 1993 reflected tax on the gain on the sale of five branches during the first quarter; the write-off of goodwill associated with those branches was not tax deductible. Effective at the beginning of fiscal year 1994, Heritage adopted SFAS No. 109, Accounting for Income Taxes, on a prospective basis. The cumulative effect of this new accounting standard on prior periods added $764,000 or $.22 per share to net income for fiscal year 1994.

     IMPACT OF NEW ACCOUNTING STANDARDS. In December 1991, the Financial Accounting Standards Board ("the FASB") issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 requires disclosures of information about the fair value of all financial instruments. Such disclosure is effective for fiscal years ending after December 15, 1992. Heritage adopted SFAS No. 107 for the fiscal year ended June 30, 1993.

     Heritage adopted SFAS No. 109, Accounting for Income Taxes, on a prospective basis during the first quarter of fiscal year 1994. The cumulative effect of this new accounting standard on prior periods added $764,000 or $.22 per share to net income for fiscal year 1994.

     The FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which amended SFAS No. 5, Accounting for Contingencies, and SFAS No. 15, Accounting by Debtors and Creditors for

Troubled Debt Restructurings. SFAS No. 114, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, requires the use of the discounted cash flow method for measuring impairment of loans when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. If expedient, the creditor may use a loan's observable market price or the fair value of any collateral.

     Heritage adopted SFAS No. 114 on a prospective basis as of July 1, 1993 for the fiscal year ending June 30, 1994. The adoption of SFAS No. 114 did not have a material effect on Heritage's financial position or results of operations.

     The FASB issued SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which supersedes SFAS No. 12, Accounting for Certain Marketable Securities and amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 115 became effective for fiscal years beginning after December 15, 1993. SFAS No. 115 requires investments in certain debt and equity securities to be classified into three categories -- held to maturity, available for sale, or trading. Securities classified into the held to maturity category will be accounted for at cost, adjusted for amortization of premiums and discounts. Securities in the remaining two categories will be carried at market value, with changes in the market value of securities available for sale being accounted for as changes in stockholders' equity and changes in the market value of trading account securities being recognized in income.

     Heritage adopted SFAS No. 115 on a prospective basis in the first quarter of fiscal year 1995. The adoption of SFAS No. 115 did not have a material effect on Heritage's financial position.

     LIQUIDITY AND CAPITAL RESOURCES. Heritage Bank's principal sources of funds for operations are deposits from its primary market areas, principal and interest payments on loans and mortgage-backed securities, and proceeds from maturing investment securities. Additionally, Heritage Bank may borrow funds from the FHLB of Cincinnati or sell loans in order to increase liquidity. Heritage Bank's deposits declined 0.3% during fiscal year 1995 to $449,318,000 from $450,819,000 as of June 30, 1994. During fiscal year 1995, Heritage Bank increased its advances from the FHLB of Cincinnati for the purpose of increasing its net interest income through the purchase of additional CMOs. Advances from the FHLB of Cincinnati totaled $18,122,000 at June 30, 1995, compared with $9,587,000 at June 30, 1994.

     Heritage Bank must satisfy three capital standards, as set by the OTS. These standards include a ratio of core capital to adjusted total assets of 3.0%, a tangible capital standard expressed as 1.5% of total adjusted assets, and a combination of core and "supplementary" capital equal to 8.0% of risk-weighted assets. The OTS recently finalized regulations that add an interest rate risk component to capital requirements under certain circumstances. Heritage Bank does not expect that this regulation will require it to reduce its capital materially for purposes of determining compliance with its risk-based capital requirement. In addition, the OTS has recently adopted regulations that impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital (or core capital) to risk-weighted assets of less than 4.0%, or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution receives the highest rating under the OTS examination rating system).

     Heritage Bank presently exceeds all capital requirements as currently promulgated. At June 30, 1995, Heritage Bank had tangible, core, Tier 1 to risk-weighted assets, and risk-based capital ratios of 9.77%, 9.85%, 23.97%, and 25.00%, respectively.

     The following table reconciles Heritage Bank's net worth at June 30, 1995, under generally accepted accounting principles to regulatory capital requirements:

                                                  REGULATORY CAPITAL REQUIREMENTS (UNAUDITED)
                                --------------------------------------------------------------------------------
                                     GAAP      TANGIBLE            TIER 1/CORE             RISK-BASED
                                  CAPITAL       CAPITAL                CAPITAL                CAPITAL
                                -----------   -----------            -----------            -----------
                                $52,378,000   $52,378,000    9.93%   $52,378,000    9.92%   $52,378,000    24.16%
                                ===========
Add:
  General valuation
    allowances.................                         -       -              -       -      2,247,000     1.03%
Deduct:
  Goodwill.....................                   780,000   -0.15%       333,000   -0.06%       333,000    -0.15%
  Unrealized gains on available
    for sale securities........                    84,000   -0.01%        84,000   -0.01%        84,000    -0.04%
                                              -----------   -----    -----------   -----    -----------    -----
Regulatory
  capital -- computed..........                51,514,000    9.77%    51,961,000    9.85%    54,208,000    25.00%
Minimum capital requirement....                 7,909,000    1.50%    15,832,000    3.00%    17,345,000     8.00%
                                              -----------   -----    -----------   -----    -----------    -----
Regulatory capital -- excess...               $43,605,000    8.27%   $36,129,000    6.85%   $36,863,000    17.00%
                                              ===========   =====    ===========   =====    ===========    =====

     Heritage Bank must maintain liquidity ratios at certain regulatory levels. Regulations specify the types of assets that qualify for liquidity, which generally include cash, federal funds sold, certificates of deposit and qualifying types of U.S. Treasury and agency securities, and other investments having maturities of five years or less. Such investments serve as a source of funds upon which Heritage Bank may rely to meet deposit withdrawals and for other short-term needs. The required levels of such liquidity are calculated on a "liquidity base" consisting of net withdrawable accounts plus borrowings due in one year or less. Presently, Heritage Bank is required to maintain total liquid assets as described above of at least 5% of its liquidity base. Short-term liquid assets (maturing in one year or less) may not be less than 1% of Heritage Bank's liquidity base.

     In recent years, Heritage Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are adequate to meet potential deposit outflows, loan demand and normal operations. Its short-term ratios were 5.07%, 3.30% and 5.36% at June 30, 1995, 1994 and 1993, respectively. Total liquidity ratios were 19.25%, 16.24% and 20.59%, respectively, for the same periods.

     At June 30, 1995, Heritage Bank had outstanding commitments to originate loans totaling $1,733,000, excluding $3,492,000 in approved but unused home equity lines of credit. Management believes that Heritage Bank's sources of funds are sufficient to fund all of its outstanding commitments.

     IMPACT OF INFLATION AND CHANGING PRICES. The consolidated financial statements and notes thereto, presented herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Heritage Bank's operations. Unlike most industrial companies, however, nearly all the assets and liabilities of Heritage Bank are monetary. As a result, interest rates have a greater impact on Heritage Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

          SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER ENTITIES

     The following table sets forth, as of the Record Date, certain information as to the HFB Common Stock beneficially owned by (i) any person or group of persons who is known to Heritage to be the beneficial owner of more than 5% of the HFB Common Stock, and (ii) each of Heritage's directors, each of Heritage's executive officers who are not directors and by all of Heritage's directors and executive officers as a group.

                                                                                 PERCENT OF
                                                         AMOUNT AND NATURE         SHARES
                                                           OF BENEFICIAL       OF COMMON STOCK
                                                           OWNERSHIP(1)        OUTSTANDING(2)
                                                         -----------------     ---------------
    Heritage Federal Bank for Savings..................       208,895(3)             6.44%
      Employee Stock Ownership Plan and Trust
    110 East Center Street
    Kingsport, Tennessee 37660
    Heritage Federal Bank for Savings..................       288,713(4)             8.90%
      Profit Sharing Plan
    110 East Center Street
    Kingsport, Tennessee 37660
    DIRECTORS:
    Sam H. Anderson, Jr. ..............................        88,159                2.69%
    John C. Bracy......................................        58,333                1.78%
    Clyde W. Craven....................................        63,245(5)             1.94%
    Robert C. Fox......................................        74,780(6)             2.30%
    William E. Kreis...................................       138,707(7)             4.18%
    Thomas E. LaGuardia, Jr.,th........................        51,003                1.56%
    Richard A. Manahan.................................        47,770(8)             1.46%
    C. Mack Patton.....................................        73,260(9)             2.23%
    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
    Richard D. Brumfield...............................       122,003(10)            3.71%
    Don R. Osborne.....................................       118,320(11)            3.60%
    William F. Richmond................................        66,159(12)            2.02%
    All Directors and Executive Officers as a Group
      (11 persons).....................................       901,739(13)           24.84%

---------------
 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the HFB Common Stock over which he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named beneficial owners exercise sole voting and investment power over the indicated shares of the HFB Common Stock. Includes 33,455, 33,345, 8,000, 8,000, 76,668, 33,614, 33,792, 34,260, 47,119, 39,827 and 37,649 shares which Messrs. Anderson, Bracy, Craven, Fox, Kreis, LaGuardia, Manahan, Patton, Brumfield, Osborne and Richmond, respectively, have the right to acquire within 60 days of the Record Date pursuant to stock options.

 (2) In calculating the percentage of shares outstanding for a named person or group, the number of shares outstanding includes any shares of HFB Common Stock which the person or group has the right to acquire within 60 days of the Record Date.

 (3) Consists of allocated and unallocated shares of the HFB Common Stock held in trust for the benefit of participating employees over which the ESOP may be deemed to have shared voting and dispositive power. The ESOP is administered by a committee consisting of Directors Robert C. Fox and William E. Kreis and Vice President Jeffrey S. Little (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received must be voted as directed by the ESOP Trustees, as directed by the Board of Directors. The ESOP Trustees and Heritage Bank disclaim beneficial ownership over the shares of HFB Common Stock held by the ESOP.

 (4) Consists of shares of the HFB Common Stock held in trust for the benefit of participating employees over which the Heritage Federal Bank for Savings Profit Sharing Plan (the "401(k) Plan") may be deemed to have shared voting and dispositive power. The Plan Trustee votes shares as directed by participants, and otherwise as directed by Heritage Bank in its capacity as Plan Administrator and over which Heritage Bank disclaims beneficial ownership.

 (5) Includes 7,588 shares held in a defined benefit pension plan of which Dr. Craven serves as trustee and thereby exercises voting power over such shares, and 3,676 shares held in spouse's individual retirement account ("IRA").

 (6) Includes 5,265 shares held in IRA and 2,649 shares held in spouse's IRA. Does not include shares held by the ESOP of which he is a trustee and over which he disclaims beneficial ownership.

 (7) Includes 20,491 shares in Mr. Kreis' account in the 401(k) Plan; 4,484 shares allocated to his account in the ESOP; and 10,263 shares of restricted shares of HFB Common Stock ("restricted stock") granted to Mr. Kreis pursuant to the Heritage Federal Bank for Savings Management Recognition Plan and Trust (the "MRP") and the Officer Incentive Plan over which Mr. Kreis exercises voting power. Does not include shares held by the ESOP of which he is a trustee and over which he disclaims beneficial ownership.

 (8) Includes 12,773 shares held in IRA and 509 shares held in spouse's IRA.

 (9) Includes 3,800 shares held in IRA.

(10) Includes 40,930 shares in Mr. Brumfield's account in the 401(k) Plan; 3,426 shares allocated to his account in the ESOP; and 7,923 shares granted to Mr. Brumfield as restricted stock awards pursuant to the MRP and the Officer Incentive Plan, over which Mr. Brumfield exercises voting power.

(11) Includes 17,026 shares in Mr. Osborne's account in the 401(k) Plan; 3,073 shares allocated to his account in the ESOP; and 5,299 shares granted to Mr. Osborne as restricted stock awards pursuant to the MRP and the Officer Incentive Plan, over which Mr. Osborne exercises voting power.

(12) Includes 5,546 shares in Mr. Richmond's account in the 401(k) Plan; 2,481 shares allocated to his account in the ESOP; and 6,249 shares granted to Mr. Richmond as restricted stock awards pursuant to the MRP and the Officer Incentive Plan, over which Mr. Richmond exercises voting power.

(13) Includes shares held by certain directors and officers as custodians under Uniform Transfer to Minors Acts, by their spouses and children, and for the benefit of certain directors and officers under IRAs as set forth above. Includes 83,993 shares held in the 401(k) Plan and 13,464 shares allocated to the accounts of executive officers in the ESOP, the voting of which shares such officers have the power to direct. Also includes 29,734 shares of restricted stock granted to the executive officers pursuant to the MRP and the Officer Incentive Plan. Does not include 125,350 unallocated shares held by the ESOP, the voting of which is directed by the ESOP Trustees as directed by the Board of Directors. Includes 74,750 shares, 33,716 shares and 76,000 shares which directors have the right to purchase pursuant to stock options granted under the Option Plan, Director Incentive Plan, and 1994 Stock Option Plan for Non-Employee Directors, respectively. Also includes 142,129 shares and 59,134 shares which executive officers have the right to purchase pursuant to stock options granted under the Option Plan and the Officer Incentive Plan, respectively.

                                    EXPERTS

     The consolidated financial statements of First American at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in the Annual Report on Form 10-K of First American for the fiscal year ended December 31, 1994 and incorporated by reference into this Prospectus/Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements contains an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112, Employers' Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities. The aforementioned consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of First American for the periods ended March 31, 1995 and 1994, and June 30, 1995 and 1994, incorporated by reference, KPMG Peat Marwick LLP, the independent certified public accountants, have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the First American's quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, and Form 10-Q/A for the quarter ended June 30, 1995, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated statements of financial condition of Heritage as of June 30, 1995 and 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995, have been included in this Prospectus/Proxy Statement in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION

     A legal opinion to the effect that the issuance of the shares of FAC Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Martin E. Simmons, Esquire, Executive Vice President -- Administration, Secretary, General Counsel and Principal Financial Officer of First American. As of September 27, 1995, Mr. Simmons held options granted under stock option plans covering 25,900 shares of FAC Common Stock, 10,060 of which are currently exercisable. Mr. Simmons also holds 5,500 shares of FAC Common Stock subject to restrictions under a First American stock incentive plan.

                             SHAREHOLDER PROPOSALS

     It is not currently anticipated that Heritage will hold a 1995 Annual Meeting of Stockholders unless the Merger is not consummated. In the event the Merger is not consummated and the 1995 Annual Meeting is held, any stockholder proposal to take action at such meeting must have been received at Heritage's main office at 110 East Center Street, Kingsport, Tennessee 37660, no later than May 18, 1995 in order to have been eligible for inclusion in Heritage's proxy materials for the 1995 Annual Meeting of Stockholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                                                                                     PAGE NO.
                                                                                     --------
Independent Accountants' Report....................................................     F-2
Consolidated Statements of Financial Condition as of June 30, 1995 and 1994........     F-3
Consolidated Statements of Income for the Years Ended June 30, 1995, 1994, and
  1993.............................................................................     F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June 30, 1995,
  1994 and 1993....................................................................     F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 1995, 1994 and
  1993.............................................................................     F-6
Notes to Consolidated Financial Statements.........................................     F-8

                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Heritage Federal Bancshares, Inc.

     We have audited the accompanying consolidated statements of financial condition of Heritage Federal Bancshares, Inc. and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heritage Federal Bancshares, Inc. and Subsidiary at June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for securities and income taxes in 1995 and 1994, respectively.

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
August 1, 1995

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             JUNE 30, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Cash and due from banks.........................................  $  9,285,434     $  9,610,848
Interest-earning deposits in financial institutions.............     5,592,680        2,295,206
Federal funds sold..............................................     7,000,000        3,000,000
                                                                  ------------     ------------
          Total cash and cash equivalents.......................    21,878,114       14,906,054
Securities available-for-sale...................................    20,213,195               --
Securities held-to-maturity:
  U.S. government and agencies and collateralized mortgage
     obligations -- approximate market value of $86,258,000.....    86,627,642               --
  Mortgage-backed securities -- approximate market value of
     $83,012,000................................................    83,994,659               --
Investment securities -- approximate market value of
  $78,754,000...................................................            --       80,796,409
Mortgage-backed securities -- approximate market value of
  $88,397,000...................................................            --       92,557,813
Loans receivable, net...........................................   297,533,313      308,699,625
Interest receivable.............................................     3,666,307        3,446,516
Real estate owned, net of allowance for losses of $211,771 and
  $262,322 at June 30, 1995 and 1994, respectively..............            --          531,275
Premises and equipment, net.....................................     6,785,895        6,676,464
Investment in Federal Home Loan Bank stock, at cost.............     4,057,300        3,807,700
Excess of cost over fair value of net assets acquired and other
  intangibles, net..............................................       780,132        1,270,127
Deferred income taxes...........................................       897,514        1,457,138
Other assets....................................................     1,735,008        1,738,951
                                                                  ------------     ------------
                                                                  $528,169,079     $515,888,072
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits........................................................  $449,317,977     $450,818,608
Advances from Federal Home Loan Bank............................    18,121,921        9,587,083
Advances from borrowers for taxes and insurance.................     4,027,987        3,990,598
Accrued expenses and other liabilities..........................     2,927,221        2,107,869
Employee Stock Ownership Plan obligation........................            --          880,885
                                                                  ------------     ------------
                                                                   474,395,106      467,385,043
Commitments and contingencies (Notes 2, 3, 5, 12, 15, 16, 18 and
  21)
Stockholders' equity:
  Preferred stock of $1.00 par value, authorized 2,000,000
     shares; none issued or outstanding.........................            --               --
  Common stock of $1.00 par value, 8,000,000 shares authorized;
     issued and outstanding -- 3,186,158 at June 30, 1995 and
     3,172,826 at June 30, 1994 (Note 19).......................     3,186,158        3,172,826
  Additional paid-in capital....................................    16,509,491       16,108,095
  Retained earnings-substantially restricted....................    35,070,071       30,813,111
  Unrealized appreciation on available-for-sale securities, net
     of tax of $51,530 in 1995..................................        84,079               --
  Employee Stock Ownership Plan obligation......................      (720,765)        (880,885)
  Unearned compensation of Management Recognition Plan..........      (355,061)        (710,118)
                                                                  ------------     ------------
                                                                    53,773,973       48,503,029
                                                                  ------------     ------------
                                                                  $528,169,079     $515,888,072
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                   1995            1994            1993
                                                                -----------     -----------     -----------
Interest income:
  Loans.......................................................  $24,770,777     $25,448,506     $30,220,709
  Securities available-for-sale...............................    1,361,695              --              --
  Securities held-to-maturity:
    U.S. government and agencies and
      collateralized mortgage obligations.....................    4,199,355              --              --
    Mortgage backed securities................................    5,034,437              --              --
  Investments.................................................           --       5,041,697       5,151,660
  Mortgage-backed securities..................................           --       4,539,140       3,074,851
  Other interest-earning assets...............................      612,630         521,327         619,111
                                                                -----------     -----------     -----------
         Total interest income................................   35,978,894      35,550,670      39,066,331
                                                                -----------     -----------     -----------
Interest expense:
  Deposits....................................................   16,829,466      15,846,768      18,873,962
  Other borrowed money........................................      968,030         640,513         431,042
                                                                -----------     -----------     -----------
         Total interest expense...............................   17,797,496      16,487,281      19,305,004
                                                                -----------     -----------     -----------
         Net interest income..................................   18,181,398      19,063,389      19,761,327
Provision for loan losses.....................................       82,247         487,346         595,140
                                                                -----------     -----------     -----------
         Net interest income after provision for loan
           losses.............................................   18,099,151      18,576,043      19,166,187
                                                                -----------     -----------     -----------
Noninterest income:
  Loan fees and service charges...............................    1,826,140       1,574,221       1,426,069
  Other operating income......................................      928,831         909,600         684,393
  Gain on sale of branches....................................           --              --       1,000,000
                                                                -----------     -----------     -----------
         Total noninterest income.............................    2,754,971       2,483,821       3,110,462
                                                                -----------     -----------     -----------
Noninterest expense:
  Compensation and benefits...................................    6,198,938       5,306,228       5,713,579
  Occupancy and equipment.....................................    1,124,528       1,089,392       1,130,840
  Communications and other office expenses....................    1,510,758       1,371,648       1,543,704
  Regulatory and other insurance premiums.....................    1,180,955       1,196,911       1,090,247
  Computer processing.........................................      636,232         597,360         570,524
  Real estate owned expenses, including provision for loss....      (87,398)         55,744         270,340
  Other operating costs.......................................    1,254,716       1,211,057       1,191,916
  Amortization of excess of cost over fair value of
    net assets acquired.......................................      422,873         525,336       1,301,646
                                                                -----------     -----------     -----------
         Total noninterest expense............................   12,241,602      11,353,676      12,812,796
                                                                -----------     -----------     -----------
Income before income tax expense and change in
  method of accounting for income taxes.......................    8,612,520       9,706,188       9,463,853
Income tax expense............................................    3,145,666       3,501,963       3,951,634
                                                                -----------     -----------     -----------
         Net income before change in method of
           accounting for income taxes........................    5,466,854       6,204,225       5,512,219
Cumulative effect of change in method of
  accounting for income taxes.................................           --         764,255              --
                                                                -----------     -----------     -----------
         Net income...........................................  $ 5,466,854     $ 6,968,480     $ 5,512,219
                                                                ===========     ===========     ===========
Earnings per share:
  Net income before change in method of
    accounting for income taxes...............................  $      1.58     $      1.85     $      1.67
  Cumulative effect of change in method of
    accounting for income taxes...............................           --             .22              --
                                                                -----------     -----------     -----------
  Earnings per share (Note 19)................................  $      1.58     $      2.07     $      1.67
                                                                ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                                                                    NET UNREALIZED
                                                                                                      RETAINED       DEPRECIATION
                                                               COMMON STOCK          ADDITIONAL       EARNINGS-       ON CERTAIN
                                                          ----------------------       PAID-IN       SUBSTANTIALLY    MARKETABLE
                                                           SHARES       AMOUNT         CAPITAL       RESTRICTED    EQUITY SECURITIES
                                                          ---------   ----------   ---------------   -----------   -----------------
Balances at June 30, 1992...............................  1,495,000   $1,495,000     $14,553,290     $20,703,246       $      --
  Net income............................................         --           --              --       5,512,219              --
  Proceeds from issuance of common stock................     42,468       42,468         445,915              --              --
  Implementation of Management Recognition Plan,
    including issuance of common stock..................     44,850       44,850         880,181              --              --
  Three for two stock split.............................    791,159      791,159              --        (791,159)             --
  Increases in fair value of shares held by Management
    Recognition Plan through award date.................         --           --         140,156              --              --
  Amortization of unearned compensation of Management
    Recognition Plan....................................         --           --              --              --              --
  Reduction of Employee Stock Ownership Plan
    obligation..........................................         --           --              --              --              --
                                                          ---------   ----------      ----------      ----------         -------
Balances at June 30, 1993...............................  2,373,477    2,373,477      16,019,542      25,424,306              --
  Net income............................................         --           --              --       6,968,480              --
  Proceeds from issuance of common stock, including
    effect of three for two stock split.................      6,143        6,143          88,553          (1,419)             --
  Cash dividend paid on common stock at $.25 per
    share...............................................         --           --              --        (785,050)             --
  Four for three stock split............................    793,206      793,206              --        (793,206)             --
  Amortization of unearned compensation of Management
    Recognition Plan....................................         --           --              --              --              --
  Reduction of Employee Stock Ownership Plan
    obligation..........................................         --           --              --              --              --
                                                          ---------   ----------      ----------      ----------         -------
Balances at June 30, 1994...............................  3,172,826    3,172,826      16,108,095      30,813,111              --
  Net income............................................         --           --              --       5,466,854              --
  Adoption of change in accounting for securities, net
    of tax..............................................         --           --              --              --         (44,843)
  Proceeds from issuance of common stock, including
    effect of four for three stock split................     13,332       13,332         122,226          (1,269)             --
  Cash dividend paid on common stock at $.38 per
    share...............................................         --           --              --      (1,208,625)             --
  Tax benefit from exercise of stock options............         --           --          67,800              --              --
  Tax benefit from Management Recognition Plan..........         --           --         211,370              --              --
  Change in unrealized appreciation, net of tax.........         --           --              --              --         128,922
  Amortization of unearned compensation of Management
    Recognition Plan....................................         --           --              --              --              --
  Reduction of Employee Stock Ownership Plan
    obligation..........................................         --           --              --              --              --
                                                          ---------   ----------      ----------      ----------         -------
Balances at June 30, 1995...............................  3,186,158   $3,186,158     $16,509,491     $35,070,071       $  84,079
                                                          =========   ==========      ==========      ==========         =======

                                                           EMPLOYEE
                                                             STOCK          UNEARNED
                                                           OWNERSHIP    COMPENSATION OF
                                                             PLAN          MANAGEMENT
                                                          OBLIGATION    RECOGNITION PLAN      TOTAL
                                                          -----------   ----------------   -----------
Balances at June 30, 1992...............................  $(1,173,388)     $       --      $35,578,148
  Net income............................................           --              --        5,512,219
  Proceeds from issuance of common stock................           --              --          488,383
  Implementation of Management Recognition Plan,
    including issuance of common stock..................           --        (925,031)              --
  Three for two stock split.............................           --              --               --
  Increases in fair value of shares held by Management
    Recognition Plan through award date.................           --        (140,156)              --
  Amortization of unearned compensation of Management
    Recognition Plan....................................           --         154,009          154,009
  Reduction of Employee Stock Ownership Plan
    obligation..........................................      120,348              --          120,348
                                                          -----------       ---------      -----------
Balances at June 30, 1993...............................   (1,053,040)       (911,178)      41,853,107
  Net income............................................           --              --        6,968,480
  Proceeds from issuance of common stock, including
    effect of three for two stock split.................           --              --           93,277
  Cash dividend paid on common stock at $.25 per
    share...............................................           --              --         (785,050)
  Four for three stock split............................           --              --               --
  Amortization of unearned compensation of Management
    Recognition Plan....................................           --         201,060          201,060
  Reduction of Employee Stock Ownership Plan
    obligation..........................................      172,155              --          172,155
                                                          -----------       ---------      -----------
Balances at June 30, 1994...............................     (880,885)       (710,118)      48,503,029
  Net income............................................           --              --        5,466,854
  Adoption of change in accounting for securities, net
    of tax..............................................           --              --          (44,843)
  Proceeds from issuance of common stock, including
    effect of four for three stock split................           --              --          134,289
  Cash dividend paid on common stock at $.38 per
    share...............................................           --              --       (1,208,625)
  Tax benefit from exercise of stock options............           --              --           67,800
  Tax benefit from Management Recognition Plan..........           --              --          211,370
  Change in unrealized appreciation, net of tax.........           --              --          128,922
  Amortization of unearned compensation of Management
    Recognition Plan....................................           --         355,057          355,057
  Reduction of Employee Stock Ownership Plan
    obligation..........................................      160,120              --          160,120
                                                          -----------       ---------      -----------
Balances at June 30, 1995...............................  $  (720,765)     $ (355,061)     $53,773,973
                                                          ===========       =========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                     1995           1994           1993
                                                                 ------------   ------------   ------------
Cash flows from operating activities:
  Net income...................................................  $  5,466,854   $  6,968,480   $  5,512,219
  Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of change in method of accounting for
      income taxes.............................................            --       (764,255)            --
    Amortization of:
      Excess of cost over fair value of net assets acquired....       422,873        525,336      1,301,646
      Discounts and premiums on securities.....................       536,232        952,346        534,952
      Deferred loan origination fees...........................      (505,384)      (381,771)       (60,562)
      Loan discounts...........................................      (753,527)      (900,468)    (1,056,576)
    Provision for loan losses and losses on real estate........        83,298        560,337        846,965
    Gain on sale of branches...................................            --             --     (1,000,000)
    Recognition of Management Recognition Plan expense.........       355,057        201,060        154,009
    Recognition of ESOP expense................................       160,120        172,155        120,348
    Dividends received in stock of Federal Home Loan Bank......      (249,600)      (179,900)      (156,100)
    Deferred income taxes and charge in-lieu of taxes..........       787,264         16,554        260,000
    Depreciation and amortization of premises and equipment....       534,605        505,748        558,126
    Increase in unearned compensation of Management
      Recognition Plan.........................................            --             --       (925,031)
    Decrease (increase) in:
      Other assets.............................................        71,065         28,116          4,851
      Accrued interest receivable..............................      (219,791)       329,588        265,059
    Increase (decrease) in:
      Accrued expenses and other liabilities...................       820,568       (496,008)       650,624
                                                                 -------------  -------------  -------------
         Total adjustments.....................................     2,042,780        568,838      1,498,311
                                                                 -------------  -------------  -------------
         Net cash provided by operating activities.............     7,509,634      7,537,318      7,010,530
                                                                 -------------  -------------  -------------
Cash flows from investing activities:
  Net repayments of loans......................................    12,298,111     19,119,421     30,619,553
  Principal receipts on mortgage-backed securities.............     8,289,568     15,847,363      9,069,390
  Purchases of available-for-sale securities...................    (3,984,063)            --             --
  Proceeds from maturities of available-for-sale securities....     6,035,681             --             --
  Purchases of securities held-to-maturity.....................   (64,990,375)            --             --
  Proceeds from maturities of securities held-to-maturity......    36,767,292             --             --
  Purchases of mortgage-backed securities......................            --    (48,754,748)   (28,186,079)
  Purchases of investment securities, certificates of deposit
    and term federal funds sold................................            --    (49,295,935)   (65,860,242)
  Proceeds from maturities of investment securities and
    certificates of deposit....................................            --     57,157,839     44,279,779
  Proceeds from sales of foreclosed real estate................       575,089         91,281        795,102
  Purchases of Federal Home Loan Bank stock....................            --             --         (3,400)
  Cash and cash equivalents transferred in sale of branches....            --             --    (51,318,038)
  Purchases of premises and equipment, net.....................      (644,036)      (458,083)      (501,176)
                                                                 -------------  -------------  -------------
         Net cash used by investing activities.................  $ (5,652,733)  $ (6,292,862)  $(61,105,111)
                                                                 -------------  -------------  -------------
                                                                                                (Continued)

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                    YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                     1995           1994           1993
                                                                 -------------  -------------  -------------
Cash flows from financing activities:
  Net increase (decrease) in deposits..........................  $ (1,500,631)  $ (9,174,309)  $ 17,878,579
  Net increase (decrease) in mortgage escrow funds.............        37,389        (30,602)      (358,953)
  Lease payments for obligations under capital leases..........        (1,216)      (101,100)      (100,996)
  Repayment of ESOP obligation.................................      (880,885)      (172,155)      (120,348)
  Advances (repayments) from the Federal Home Loan Bank........     8,534,838       (246,605)     9,748,028
  Net proceeds from issuance of common stock...................       134,289         93,277      1,413,414
  Dividends paid...............................................    (1,208,625)      (785,050)            --
                                                                 -------------  -------------  -------------
         Net cash provided (used) by financing activities......     5,115,159    (10,416,544)    28,459,724
                                                                 -------------  -------------  -------------
         Net increase (decrease) in cash and cash
           equivalents.........................................     6,972,060     (9,172,088)   (25,634,857)
Cash and cash equivalents at beginning of year.................    14,906,054     24,078,142     49,712,999
                                                                 -------------  -------------  -------------
Cash and cash equivalents at end of year.......................  $ 21,878,114   $ 14,906,054   $ 24,078,142
                                                                 =============  =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Payments made during the period for:
    Interest...................................................  $ 17,666,029   $ 16,503,090   $ 19,262,868
    Income taxes...............................................  $  2,389,500   $  3,289,871   $  3,967,122
                                                                 =============  =============  =============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
  Real estate foreclosures and related transfers...............  $     44,865   $     70,627   $    172,183
                                                                 =============  =============  =============

     The Company sold certain branches during 1993. In conjunction with that transaction, assets sold, liabilities transferred and gain recognized were as follows:

            Deposits transferred....................................  $54,814,922
            Premises and equipment sold, net........................   (2,122,622)
            Share loans sold........................................     (550,468)
            Accrued interest and other liabilities transferred......      176,206
            Gain on sale............................................   (1,000,000)
                                                                      -----------
            Cash and cash equivalents transferred...................  $51,318,038
                                                                      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Heritage Federal Bancshares, Inc. (the Company) and its wholly-owned subsidiary, Heritage Federal Bank for Savings (the Bank) and the Bank's wholly-owned subsidiary, Citizens Financial Corporation. All significant intercompany balances and transactions are eliminated in consolidation.

     CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash and cash equivalents consist of federal funds sold, cash on hand, and due from banks. Cash and due from banks includes interest-bearing deposits of $5,592,680 and $2,295,206 at June 30, 1995 and 1994, respectively. Federal funds sold included in cash equivalents have maturities ranging from one to 14 days. The Bank maintained cash reserves required by the Federal Reserve Bank amounting to $3,168,000 and $4,720,000 as of June 30, 1995 and 1994, respectively.

     INVESTMENT SECURITIES -- Effective July 1, 1994, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. Investments in certain debt and equity securities are classified as either Held-to-Maturity (reported at amortized cost), Trading (reported at fair value with unrealized gains and losses included in earnings), or Available-for-Sale (reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity).

     Premiums and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

     Prior to the adoption of SFAS 115, investment securities were those securities held for investment purposes which management determined they had the ability and intent to hold to maturity. Investment securities were stated at cost adjusted for amortization of premiums and accretion of discounts.

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. These securities, which have been classified as held-to-maturity in 1995, are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Gains and losses on the sale of securities are determined using the specific identification method.

     LOANS RECEIVABLE -- Loans receivable are stated at unpaid principal balances, net of discounts, deferred loan origination fees, and the allowance for loan losses.

     Unearned discounts on mortgage loans purchased are amortized to interest income using the interest method over the estimated average lives of the loans.

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, on July 1, 1994. Under the new standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 and 118 resulted in no additional provision for credit losses, at July 1, 1994.

     At June 30, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled $2,111,000, and these loans had a corresponding valuation allowance of $70,000. The impaired loans at June 30, 1995, were measured for impairment using the fair value of the

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) collateral as all of these loans were collateral dependent. For the year ended June 30, 1995, the average recorded investment in impairment loans was approximately $1,943,000. The Company recognized approximately $128,000 of interest on impaired loans during the portion of the year that they were impaired.

     The Company uses several factors in determining if a loan is impaired under SFAS No. 114. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

     The allowance for loan losses is increased by charges against income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to repay, estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     The allowance for credit losses is established through charges to earnings in the form of provision for credit losses. Increases and decreases in the allowance due to changes in the measurement of the impaired loans are included in the provision for credit losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

     When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS -- Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     DISCOUNTS ON LOANS ACQUIRED THROUGH MERGERS -- Discounts on loans acquired through mergers are accreted into income principally on the interest method over the remaining contractual terms of the respective loans, adjusted for expected prepayments.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     LOAN ORIGINATION AND COMMITMENT FEES AND RELATED COSTS -- Loan fees are accounted for in accordance with Statement of Financial Accounting Standards
(SFAS) No. 91. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in the statement of income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield. The Bank ceases amortization of net deferred fees on loans which are contractually 90 days or more past due or where management has determined that such amounts may be uncollectible.

     REAL ESTATE OWNED -- Real estate properties acquired through loan foreclosure or deed in lieu of foreclosure and properties classified as in substance foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value at the date of foreclosure. Costs subsequently incurred relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. In substance foreclosed properties are those properties where the borrower retains title but has little or no remaining equity in the property considering its fair value; where repayment can only be expected to come from the operation or sale of the property; and where the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property. Property acquired by deed in lieu of foreclosure results when a borrower voluntarily transfers title to the Bank in full settlement of the related debt in an attempt to avoid foreclosure.

     Valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value.

     PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization is computed on the straight-line method over the term of the lease or the life of the assets, whichever is shorter.

     EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED AND OTHER
INTANGIBLES -- The Bank is amortizing the excess of cost over fair value of net assets acquired (goodwill) through business combinations at a constant rate when applied to the interest-earning assets, through June 1996, which is the estimated remaining life of the long-term interest-earning assets. During 1993, $637,000 of goodwill relating to the branches sold was written-off. Other intangibles amounting to $447,482 and $514,604 at June 30, 1995 and 1994, respectively, consist of value related to a branch network acquired in 1981, which is being amortized straight line through 2001; value assigned to the management in place in the 1981 acquisition, which is being amortized straight line over the remaining service life of the managers through 2001; and value assigned to core deposits acquired in 1986, which is being amortized straight line through 1996.

     TRUST ASSETS -- Assets held by the Bank in trust capacities are not included in the accompanying consolidated statements of financial condition, because such items are not assets of the Bank.

     INCOME TAXES -- Effective July 1, 1993, the Company adopted the provisions of the Financial Accounting Standards Board Statement No. 109 (Statement 109), Accounting for Income Taxes, on a prospective basis for the fiscal year ending June 30, 1994. The adoption of Statement 109 resulted in an increase of the Company's deferred income tax asset of $764,255. Prior to that date, the Company followed Statement of Financial Accounting Standards No. 96, Accounting for Income Taxes (Statement 96). Statements 109 and 96 require the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial carrying amounts and the tax

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

2. CONVERSION TO STOCK SAVINGS BANK, FORMATION OF HOLDING COMPANY, SALE OF COMMON STOCK AND MERGER

     On March 30, 1992, the Bank converted from a mutual savings bank to a capital stock savings bank. The Bank issued all of its outstanding capital stock to Heritage Federal Bancshares, Inc., a holding company for Heritage Federal Bank for Savings. Heritage Federal Bancshares, Inc. consummated a public offering of 2,990,000 shares of common stock (after giving effect to stock splits) which generated net proceeds of $16,048,290 after conversion costs totaling $1,144,210. The Bank received 99% of the net proceeds in exchange for the stock it issued to the holding company.

     At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's net worth for the benefit of eligible account holders at the time of conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their eligible deposits, and shall cease upon the closing of the accounts, and shall never be increased. In the event of liquidation of the Bank, such person shall be entitled, after all payments to creditors, to a distribution from the liquidation account before any distribution to stockholders.

     Federal regulations adopted by the Office of Thrift Supervision (OTS) impose certain limitations on the payment of dividends and other capital distributions, including stock repurchases, by the Bank. Based upon current OTS regulations and its capital structure at June 30, 1995, the Bank may make capital distributions during a year up to the greater of (i) 100% of its net earnings to date during the calendar year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the calendar year or (ii) 75% of its net income during the most recent four-quarter period. At June 30, 1995, approximately $19,850,000 was available for payment of dividends from the Bank to the Company under the above mentioned OTS restrictions. Capital distributions by the Bank are further subject to 30-day advance written notice to the OTS.

     The Company's charter authorizes 2,000,000 shares of preferred stock of the Company, of $1.00 par value. The Company's charter expressly vests in the Board of Directors of the Company the authority to issue the preferred stock in one or more series and to determine, to the extent permitted by law prior to the issuance of the preferred stock (or any series of the preferred stock), the relative rights, limitations, and preferences of the preferred stock or any such series.

     In February 1995, the Company entered into a merger agreement with First American Corporation (FAC). All of the outstanding shares of the Company stock will be exchanged for common shares of FAC in a transaction that will be accounted for as a pooling of interest. The transaction is expected to be consummated during the Company's second fiscal quarter.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

3. SECURITIES

     At June 30, 1995, securities have been classified in the consolidated financial statements according to management's intent. The carrying amount of securities and their approximate market values at June 30, 1995 were as follows:

                                                           GROSS          GROSS        APPROXIMATE
                                         AMORTIZED       UNREALIZED     UNREALIZED        MARKET
                                            COST           GAINS          LOSSES          VALUE
                                        ------------     ----------     ----------     ------------
Available-for-sale:
  U.S. government obligations.........  $ 20,077,586     $  139,223     $    3,614     $ 20,213,195
                                        ============     ==========     ==========     ============
Held-to-maturity:
  U.S. government and agencies........  $ 71,685,619     $  307,843     $1,068,462     $ 70,925,000
  Collateralized mortgage
     obligations......................    14,942,023        484,692         93,715       15,333,000
                                        ------------     ----------     ----------     ------------
                                          86,627,642        792,535      1,162,177       86,258,000
                                        ------------     ----------     ----------     ------------
Mortgage-backed securities:
  GNMA Certificates...................    49,076,676        189,729        623,405       48,643,000
  FNMA Certificates...................    12,826,298         14,157        205,455       12,635,000
  FHLMC Certificates..................    22,091,685         71,897        429,582       21,734,000
                                        ------------     ----------     ----------     ------------
                                          83,994,659        275,783      1,258,442       83,012,000
                                        ------------     ----------     ----------     ------------
                                        $170,622,301     $1,068,318     $2,420,619     $169,270,000
                                        ============     ==========     ==========     ============

     Investment securities and mortgage-backed securities at June 30, 1994 were summarized as follows:

                                                               GROSS       GROSS      APPROXIMATE
                                                   BOOK       UNREALIZED UNREALIZED      MARKET
                                                  VALUE        GAINS       LOSSES        VALUE
                                               ------------   --------   ----------   ------------
U.S. government and agencies.................  $ 75,181,904   $270,072   $2,102,976   $ 73,349,000
Collateralized mortgage obligations..........     5,614,505      7,370      216,875      5,405,000
                                               ------------   --------   ----------   ------------
                                                 80,796,409    277,442    2,319,851     78,754,000
                                               ------------   --------   ----------   ------------
Mortgage-backed securities:
  GNMA Certificates..........................    52,390,756     10,508    2,866,264     49,535,000
  FHLMC Certificates.........................    25,810,401     58,079      823,480     25,045,000
  FNMA Certificates..........................    14,356,656      4,520      544,176     13,817,000
                                               ------------   --------   ----------   ------------
                                                 92,557,813     73,107    4,233,920     88,397,000
                                               ------------   --------   ----------   ------------
                                               $173,354,222   $350,549   $6,553,771   $167,151,000
                                               ============   ========   ==========   ============

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

3. SECURITIES -- (CONTINUED)
     Debt securities at June 30, 1995 will mature on the following schedule:

                                               AVAILABLE-FOR-SALE            HELD-TO-MATURITY
                                            -------------------------   ---------------------------
                                                          APPROXIMATE                  APPROXIMATE
                                             AMORTIZED      MARKET       AMORTIZED        MARKET
                                               COST          VALUE          COST          VALUE
                                            -----------   -----------   ------------   ------------
Due in one year or less...................  $ 7,048,291   $ 7,072,000   $  5,966,753   $  6,017,000
Due after one year through five years.....   13,029,295    13,141,195     56,275,626     55,467,000
Due after five years through ten years....           --            --     31,994,678     31,742,000
Due after ten years.......................           --            --     76,385,244     76,044,000
                                            -----------   -----------   ------------   ------------
                                            $20,077,586   $20,213,195   $170,622,301   $169,270,000
                                            ===========   ===========   ============   ============

     The amortized cost and approximate market value of mortgage-backed securities at June 30, 1995, by contractual maturities are shown in the above table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The weighted average interest yield for all securities was approximately 6.35% at June 30, 1995 and 5.69% at June 30, 1994.

     Investment securities carried in the consolidated statements of financial condition at $23,850,000 and $19,760,000 as of June 30, 1995 and 1994,
respectively, were pledged to secure public deposits.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

4. LOANS RECEIVABLE

     Loans receivable are summarized as follows:

                                                                  1995             1994
                                                              ------------     ------------
    Loans secured by first mortgages on real estate:
      Principal balances:
         One to four single family residential..............  $239,624,145     $251,144,767
         Construction loans, gross commitment...............     7,044,838       11,219,927
         Partially guaranteed by VA or insured by FHA.......       804,254          998,812
         Other conventional.................................    32,549,777       32,177,760
         Other..............................................     1,431,052        1,746,064
                                                              ------------     ------------
                                                               281,454,066      297,287,330
      Less:
         Discounts on loans acquired through mergers........     1,013,821        1,767,348
         Allowance for loan losses..........................     1,222,676        1,222,676
         Undisbursed portion of construction loans..........     2,436,442        3,732,820
         Net deferred loan origination fees.................       871,853        1,192,445
                                                              ------------     ------------
              Total first mortgage loans....................   275,909,274      289,372,041
                                                              ------------     ------------
    Consumer and other loans:
      Principal balances:
         Secured by deposits................................     2,224,023        2,429,921
         Education..........................................         6,216           10,213
         Home equity and second mortgage....................    13,050,389       10,600,812
         Credit card........................................       535,134          595,452
         Other consumer and commercial......................     7,666,405        6,823,118
                                                              ------------     ------------
                                                                23,482,167       20,459,516
      Less:
         Net deferred loan origination fees (costs).........        21,894          (39,945)
         Allowance for loan losses..........................     1,103,992        1,055,962
         Loans-in-process...................................       732,242          115,915
                                                              ------------     ------------
              Total consumer and other loans................    21,624,039       19,327,584
                                                              ------------     ------------
              Loans receivable, net.........................  $297,533,313     $308,699,625
                                                              ============     ============
    Weighted average contractual yield......................          8.18%            7.38%
                                                              ============     ============

     Activity in the allowance for loan losses is summarized as follows:

                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Balance at beginning of year...................  $2,278,638     $2,387,673     $2,338,314
    Provisions charged against income..............      82,247        487,346        595,140
    Chargeoffs, net of recoveries..................     (34,217)      (596,381)      (545,781)
                                                     ----------     ----------     ----------
    Balance at end of year.........................  $2,326,668     $2,278,638     $2,387,673
                                                     ==========     ==========     ==========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

4. LOANS RECEIVABLE -- (CONTINUED)
     The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                                       1995         1994
                                                                     --------     --------
    Loans contractually past due 90 days or more and/or on
      nonaccrual status:
      Residential..................................................  $178,000     $271,000
      Consumer and commercial......................................    47,000      194,000
                                                                     --------     --------
                                                                     $225,000     $465,000
                                                                     ========     ========

     During the years ended June 30, 1995, 1994, and 1993, interest income of approximately $17,000, $22,000, and $106,000, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

     In the ordinary course of business, the Bank makes loans to directors and officers and their related interests. Loans to directors and officers and their related interests are as follows:

    Balance at June 30, 1993.................................................  $1,640,199
      Advances...............................................................     702,860
      Repayments.............................................................    (346,402)
      Separation of officer with loans.......................................     (43,363)
                                                                               ----------
    Balance at June 30, 1994.................................................   1,953,294
      Advances...............................................................     381,926
      Repayments.............................................................    (545,673)
                                                                               ----------
    Balance at June 30, 1995.................................................  $1,789,547
                                                                               ==========

     The Bank offers an unsecured $100,000 line of credit to each of its seven non-employee directors. Amounts outstanding against line of credit agreements with the two directors who have accepted the credit line were $99,878 and $99,971 at June 30, 1995 and 1994, respectively. The directors may retain their lines of credit after they leave the board, so long as they continue to meet the normal credit requirements of the Bank.

5. LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The approximate unpaid principal balances of these loans were $7,821,000 and $9,905,000 at June 30, 1995 and 1994, respectively.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

6. INTEREST RECEIVABLE

     Interest receivable is summarized as follows:

                                                                     1995           1994
                                                                  ----------     ----------
    Securities available-for-sale...............................  $  352,072     $       --
    Securities held-to-maturity.................................   1,533,030             --
    Investment securities.......................................          --      1,255,288
    Mortgage-backed securities..................................          --        488,815
    Loans receivable............................................   1,781,205      1,702,413
                                                                  ----------     ----------
                                                                  $3,666,307     $3,446,516
                                                                  ==========     ==========

7. REAL ESTATE OWNED

     Activity in the allowance for losses on real estate owned is summarized as follows:

                                                          1995         1994         1993
                                                        --------     --------     ---------
    Balance at beginning of year......................  $262,322     $284,947     $ 201,330
    Provision charged against income..................     1,051       72,991       251,825
    Chargeoffs........................................   (51,602)     (95,616)     (168,208)
                                                        --------     --------      --------
    Balance at end of year............................  $211,771     $262,322     $ 284,947
                                                        ========     ========      ========

8. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                                       1995         1994
                                                                    ----------   ----------
    Land..........................................................  $1,587,801   $1,540,381
    Office buildings and leasehold improvements...................   8,935,532    8,831,100
    Furniture, fixtures, and equipment............................   4,363,695    5,526,720
    Automobiles...................................................     105,765       93,017
                                                                    ----------   ----------
                                                                    14,992,793   15,991,218
      Less accumulated depreciation and amortization..............   8,206,898    9,314,754
                                                                    ----------   ----------
      Premises and equipment, net.................................  $6,785,895   $6,676,464
                                                                    ==========   ==========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

9. DEPOSITS

     Deposits are summarized as follows:

                                                          1995                       1994
                                                 ----------------------     ----------------------
                                                    AMOUNT          %          AMOUNT          %
                                                 ------------     -----     ------------     -----
Noninterest-bearing demand deposits..........    $ 10,574,976       2.4%    $  8,395,930       1.9%
Demand and NOW accounts at 2.25%.............      56,407,635      12.5       64,671,094      14.3
SuperNow at 2.50%............................       7,514,508       1.7       10,916,498       2.4
Money market at 3.31%........................      17,844,834       4.0       24,135,360       5.4
Passbook savings at 2.75%....................      68,433,425      15.2       91,440,876      20.3
                                                 ------------     -----     ------------     -----
                                                  160,775,378      35.8      199,559,758      44.3
                                                 ------------     -----     ------------     -----
Certificates of deposit:
  2.00 to 2.50%..............................       1,016,523        .2        1,466,043        .3
  2.51 to 3.00%..............................         701,623        .2        2,367,612        .5
  3.01 to 3.50%..............................           2,850        .0       85,027,440      18.9
  3.51 to 4.00%..............................      13,693,624       3.0       56,385,354      12.5
  4.01 to 4.50%..............................      53,029,316      11.8       38,661,139       8.6
  4.51 to 5.00%..............................      56,907,063      12.7       27,079,048       6.0
  5.01 to 5.50%..............................      33,348,110       7.4       18,379,993       4.1
  5.51 to 6.00%..............................      34,780,123       7.8       15,273,215       3.4
  6.01 to 6.50%..............................      52,314,919      11.6        1,246,910        .3
  6.51 to 7.00%..............................      39,678,704       8.8        2,320,911        .5
  7.01 to 7.50%..............................       2,376,130        .5        1,123,279        .2
  7.51 to 8.00%..............................         222,920        .1        1,480,020        .3
  8.01 to 8.50%..............................         296,088        .1          286,531        .1
  8.51 to 9.00%..............................          99,110        .0           92,491        .0
  9.01 to 9.50%..............................          75,496        .0           68,864        .0
                                                 ------------     -----     ------------     -----
                                                  288,542,599      64.2      251,258,850      55.7
                                                 ------------     -----     ------------     -----
                                                 $449,317,977     100.0%    $450,818,608     100.0%
                                                 ============     =====     ============     =====

     The aggregate amount of jumbo certificates of deposit with a minimum denomination greater than $100,000 was $17,250,670 and $9,264,566 at June 30, 1995 and 1994, respectively.

     At June 30, 1995, scheduled maturities of certificates of deposit are as follows:

                             YEAR ENDING JUNE 30
        -------------------------------------------------------------
             1996....................................................    $221,752,925
             1997....................................................      41,336,160
             1998....................................................      16,498,383
             Later...................................................       8,955,131
                                                                         ------------
                                                                         $288,542,599
                                                                         ============

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

9. DEPOSITS -- (CONTINUED)
     Interest expense on deposits for the years ended June 30, 1995, 1994 and 1993 is summarized as follows:

                                                 1995            1994            1993
                                              -----------     -----------     -----------
        Demand, Money Market, NOW, and
          SuperNOW..........................  $ 2,338,807     $ 2,361,347     $ 2,517,330
        Passbook savings....................    2,175,733       2,550,798       2,746,998
        Time deposits.......................   12,314,926      10,934,623      13,609,634
                                              -----------     -----------     -----------
                                              $16,829,466     $15,846,768     $18,873,962
                                              ===========     ===========     ===========

10. ADVANCES FROM FEDERAL HOME LOAN BANK

     Federal Home Loan Bank advances consist of the following:

                                                                    1995            1994
                                                                 -----------     ----------
    Variable rate advance which reprices monthly based on the
      one month London Interbank Offering Rate (LIBOR) plus 5
      basis points (6.1203% at June 30, 1995), with interest
      only due monthly, and principal due on October 14,
      2004.....................................................  $10,000,000     $       --
    8.1% fixed rate advance payable in monthly principal and
      interest payments of $865 through February, 2006.........       74,005         78,207
    6.0% fixed rate advance payable in monthly principal and
      interest payments of $45,830, due through November 1,
      2002.....................................................    3,256,279      4,265,337
    Variable rate advance which reprices monthly based on the
      one month London Interbank Offering Rate (LIBOR) (6.0625%
      at June 30, 1995), with interest only due monthly, and
      principal due on November 14, 1997.......................      492,000        536,000
    5.15% fixed rate advance payable in monthly principal and
      interest payments of $53,400, due through October 1,
      2003.....................................................    4,299,637      4,707,539
                                                                 -----------     ----------
                                                                 $18,121,921     $9,587,083
                                                                 ===========     ==========

     These advances are collateralized by a blanket pledge of qualifying mortgage loans totaling $27,279,181 at June 30, 1995.

11. INCOME TAXES

     Income tax expense (benefit) is summarized as follows:

                                                        1995           1994           1993
                                                     ----------     ----------     ----------
    Current........................................  $2,358,402     $3,485,409     $3,691,634
    Deferred.......................................     654,476        (47,280)      (268,381)
    Charge-in-lieu of taxes........................     262,227        248,529        528,381
    Change in effective tax rate on
      temporary differences........................    (129,439)      (184,695)            --
                                                     ----------     ----------     ----------
                                                     $3,145,666     $3,501,963     $3,951,634
                                                     ==========     ==========     ==========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

11. INCOME TAXES -- (CONTINUED)
     Included in the above are state income taxes of $393,037, $457,561, and $473,310 in 1995, 1994, and 1993, respectively.

     The differences between income tax expense and the expected amounts computed by applying the federal income tax rate to income before income tax expense are as follows:

                                     1995                    1994                    1993
                                    AMOUNT        %         AMOUNT        %         AMOUNT        %
                                  ----------     ----     ----------     ----     ----------     ----
Income tax expense
  at statutory rate.............  $2,928,257     34.0%    $3,300,104     34.0%    $3,217,710     34.0%
Increases (decreases) in tax
  resulting from:
  Interest on tax-free
     investments................     (25,442)     (.3)       (23,708)     (.2)       (34,565)     (.4)
  Purchase method of accounting
     in conjunction with
     mergers....................     143,777      1.7        178,614      1.8        435,221      4.6
  Change in effective rate on
     temporary differences......    (129,439)    (1.5)      (184,695)    (1.9)            --       --
  Other, net....................     (30,891)      .1        (44,053)     (.5)        20,883       .2
  State income taxes, net of
     Federal benefit............     259,404      2.5        275,701      2.9        312,385      3.4
                                  ----------     ----     ----------     ----     ----------     ----
Actual income tax expense.......  $3,145,666     36.5%    $3,501,963     36.1%    $3,951,634     41.8%
                                  ==========     ====     ==========     ====     ==========     ====

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and as measured by tax laws and regulations. The sources of these temporary differences are as follows:

                                                                    1995           1994
                                                                  ---------     ----------
    Excess of book over tax basis of equipment..................  $(288,614)    $ (221,276)
    Discounts on loans acquired through mergers.................    385,252        616,765
    Allowance for loan losses...................................    450,075        783,880
    Federal Home Loan Bank stock................................   (288,221)      (177,595)
    Deferred loan fees..........................................   (125,159)       187,354
    Deferred compensation.......................................    833,322        290,202
    Unrealized appreciation on available-for-sale securities....    (51,530)            --
    Other.......................................................    (17,611)       (22,192)
                                                                   --------     ----------
                                                                  $ 897,514     $1,457,138
                                                                   ========     ==========

     The Bank qualifies under provisions of the Internal Revenue Code which permit it to deduct from income an allowance for bad debts based on approximately 8% of taxable income before such deduction, or actual chargeoffs. As of June 30, 1995, the Company has taken aggregate bad debt deductions of approximately $4,647,000 for income tax purposes under the percentage of taxable income method for which no provisions for federal income tax have been made in the financial statements. This amount may be used only for absorbing losses for tax purposes. It is not related to amounts of losses actually anticipated and the additions thereto have not been charged against income.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

12. COMPENSATION AND BENEFITS

  PENSION PLAN

     Substantially all employees of the Bank and its subsidiary are covered by a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to all eligible employees at retirement based primarily upon years of service with the Bank and compensation paid in the five consecutive years when earnings were the greatest within the ten year period preceding retirement. Plan assets consist primarily of fixed income and equity securities and money market instruments.

     The following sets forth the funded status of the plan as of June 30, 1995 and 1994:

                                                                     1995           1994
                                                                  ----------     ----------
    Actuarial present value of benefit obligations:
      Vested benefits...........................................  $2,112,692     $1,981,368
      Nonvested benefits........................................      57,092         60,645
                                                                  ----------     ----------
              Accumulated benefit obligations...................  $2,169,784     $2,042,013
                                                                  ==========     ==========
      Projected benefit obligations.............................  $3,167,095     $3,110,004
      Fair value of assets held in the plan.....................   2,697,472      2,631,386
                                                                  ----------     ----------
      Fair value of plan assets under projected benefit
         obligations............................................    (469,623)      (478,618)
      Net unrecognized loss from past experience
         different than assumed.................................     817,537        960,278
      Unrecognized prior service cost...........................    (119,620)        43,730
      Unrecognized net asset as of July 1, 1987.................    (253,209)      (274,309)
                                                                  ----------     ----------
              Prepaid (accrued) pension cost....................  $  (24,915)    $  251,081
                                                                  ==========     ==========

     The change in projected benefit obligations resulted from additions for such factors as interest on the beginning balance and current year service cost, less distributions to participants.

     Pension expense for the years ended June 30, 1995, 1994, and 1993, includes the following components:

                                                         1995         1994          1993
                                                       --------     ---------     ---------
    Service cost of the current period...............  $128,817     $ 110,807     $ 116,232
    Interest cost on the projected benefit
      obligations....................................   230,242       202,372       179,720
    Actual return on assets held in the plan.........  (192,957)       36,410       (34,726)
    Net amortization and deferral....................   (48,877)     (307,182)     (251,987)
                                                       --------     ---------     ---------
                                                       $117,225     $  42,407     $   9,239
                                                       ========     =========     =========

     The weighted average discount rate used to measure the projected benefit obligations is 8.0%, the assumed rate of increase in future compensation levels is 5.0%, and the expected long-term rate of return on assets is 9.5%. The Bank uses the straight-line method of amortization of unrecognized gains and losses.

  THRIFT AND PROFIT SHARING PLAN

     The Bank has a thrift and profit sharing plan for substantially all employees who have completed at least one year of service. The plan has been amended to comply with the regulations of the Tax Equity and Fiscal Responsibility Act, Code Section 401(k), the Retirement Equity Act of 1984, the Deficit Reduction Act of 1984, the Tax Reform Act of 1986, and the Revenue Reconciliation Act of 1993.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

12. COMPENSATION AND BENEFITS -- (CONTINUED)
     Under these regulations, the Bank agrees to match an employee's contribution equal to 5% of the employee's salary, although the employee may contribute up to 10%. The expense for this plan for the years ended June 30, 1995, 1994, and 1993 was approximately $154,000, $128,000 and $116,000, respectively.

13. PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Heritage Federal Bancshares, Inc. (parent company only) as of June 30, 1995 and 1994, was as follows:

                            CONDENSED BALANCE SHEETS

                                                                   1995            1994
                                                                -----------     -----------
    ASSETS
    Cash......................................................  $   724,287     $ 1,044,132
    Investment in subsidiary..................................   33,841,080      29,147,192
    Other assets..............................................       56,321           7,796
                                                                -----------     -----------
              Total assets....................................  $34,621,688     $30,199,120
                                                                ===========     ===========
    LIABILITIES
    Accounts payable..........................................  $   105,591     $    73,082
    Employee Stock Ownership Plan obligation..................           --         880,885
                                                                -----------     -----------
              Total liabilities...............................      105,591         953,967
                                                                -----------     -----------
    STOCKHOLDERS' EQUITY
    Common stock..............................................    3,186,158       3,172,826
    Additional paid-in capital................................   16,509,491      16,108,095
    Retained earnings.........................................   15,812,195      11,555,235
    Net unrealized appreciation on available-for-sale
      securities..............................................       84,079              --
    Employee Stock Ownership Plan obligation..................     (720,765)       (880,885)
    Unearned compensation of Management Recognition Plan......     (355,061)       (710,118)
                                                                -----------     -----------
              Total stockholders' equity......................   34,516,097      29,245,153
                                                                -----------     -----------
              Total liabilities and stockholders' equity......  $34,621,688     $30,199,120
                                                                ===========     ===========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

13. PARENT COMPANY FINANCIAL INFORMATION -- (CONTINUED)
                         CONDENSED STATEMENTS OF INCOME

                                                                     1995           1994
                                                                  ----------     ----------
    Revenue:
      Equity in earnings of subsidiary..........................  $6,043,382     $7,484,815
      Loan interest income......................................      30,837             --
                                                                  ----------     ----------
              Total revenue.....................................   6,074,219      7,484,815
                                                                  ----------     ----------
    Expenses
      Management fees...........................................     572,340        636,442
      Legal fees................................................     237,039        143,167
      Other.....................................................     154,339         80,949
                                                                  ----------     ----------
              Total expenses....................................     963,718        860,558
                                                                  ----------     ----------
              Income before income taxes........................   5,110,501      6,624,257
    Income tax benefit..........................................    (356,353)      (344,223)
                                                                  ----------     ----------
              Net income........................................  $5,466,854     $6,968,480
                                                                  ==========     ==========

                       CONDENSED STATEMENTS OF CASH FLOW

    Cash flows from operating activities:
      Net income..............................................  $ 5,466,854     $ 6,968,480
      Adjustments to reconcile net income to net cash provided
         by operating activities:
         Equity in earnings of subsidiary.....................   (6,043,382)     (7,484,815)
         Increase (decrease) in other liabilities.............       32,507         (77,337)
                                                                -----------     -----------
              Net cash used by operating activities...........     (544,021)       (593,672)
                                                                -----------     -----------
    Cash flows from investing activities:
      Dividends from subsidiary...............................    2,000,000       2,000,000
      Advances to ESOP........................................     (720,765)             --
      Decrease in other assets................................       19,277          43,246
                                                                -----------     -----------
              Net cash provided by investing activities.......    1,298,512       2,043,246
                                                                -----------     -----------
    Cash flows from financing activities:
      Proceeds from issuance of common stock..................      134,289          93,277
      Dividend payments.......................................   (1,208,625)       (785,050)
                                                                -----------     -----------
              Net cash used by financing activities...........   (1,074,336)       (691,773)
                                                                -----------     -----------
    Net increase (decrease) in cash...........................     (319,845)        757,801
    Cash at beginning of year.................................    1,044,132         286,331
                                                                -----------     -----------
    Cash at end of year.......................................  $   724,287     $ 1,044,132
                                                                ===========     ===========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

14. CITIZENS FINANCIAL CORPORATION

     Summarized financial information of the Bank's wholly-owned service corporation, Citizens Financial Corporation, is as follows:

                                 BALANCE SHEETS

                                                                          JUNE 30,
                                                                  -------------------------
                                                                     1995           1994
                                                                  ----------     ----------
    Assets......................................................  $1,842,612     $1,758,357
                                                                  ==========     ==========
    Accrued expenses and other liabilities......................  $   54,175     $  117,204
    Capital stock, paid-in capital and retained earnings........   1,788,437      1,641,153
                                                                  ----------     ----------
                                                                  $1,842,612     $1,758,357
                                                                  ==========     ==========

                             STATEMENTS OF EARNINGS

                                                                YEARS ENDED JUNE 30,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Income.............................................  $301,775     $310,776     $181,202
    Expenses...........................................   154,491      155,956      100,573
                                                         --------     --------     --------
              Net earnings.............................  $147,284     $154,820     $ 80,629
                                                         ========     ========     ========

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT-RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

     Outstanding lines of credit balances were $1,682,944 and $1,685,212 at June 30, 1995 and 1994, respectively. Commitments to originate or purchase loans were approximately $1,733,000 and $5,195,000 at June 30, 1995 and 1994, respectively. The commitments exclude approved, but unused, home equity lines of credit of $3,492,558 and $3,523,810 in 1995 and 1994, respectively. The commitments to originate or purchase loans at June 30, 1995, were composed of variable rate loans of $1,204,000 and fixed rate loans of $529,000. The fixed rate loans had interest rates ranging from 6.5% to 9.25%.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK -- (CONTINUED)
deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable; property, plant, and equipment; and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At June 30, 1995, the unused amount of letters of credit issued totaled $212,602.

     Most of the Bank's business activity is with customers located within the state of Tennessee. A majority of the loans are collateralized by residential or commercial real estate or other personal property. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Bank grants residential, consumer, and commercial loans to customers throughout the eastern portion of the state of Tennessee.

16. EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATION

     In conjunction with converting to a stock ownership form, the Company and the Bank established an Employee Stock Ownership Plan (ESOP), under which the Bank makes annual contributions to a trust for the benefit of eligible employees. To be eligible, an employee must be 21 years of age and have completed at least one year of service. The contributions may be in the form of cash, other property, or common shares of the Company. The amount of the annual contribution is at the discretion of the Board of Directors of the Bank. Initially, the ESOP acquired 209,300 shares of the Company's common stock financed by $1,203,475 in borrowings by the ESOP. The Board of Directors intends to contribute to the Plan an amount equal to the required principal and interest payments related to the ESOP loan.

     During 1995, the ESOP refinanced its notes payable with borrowings from the Company. The new loan, which has essentially the same terms as the prior borrowing, is payable in quarterly principal payments of $30,087 plus interest at the lender's base rate through March 30, 2002. At June 30, 1995, the loan bore interest at 9.00%. The plan is noncontributory and there is no past service liability. The principal balance of the ESOP loan was $720,765 at June 30, 1995 and $880,885 at June 30, 1994. The Company is using the dividends paid on unallocated shares held by the ESOP to reduce the outstanding debt. The financial statements for the years ended June 30, 1995, 1994 and 1993 include compensation expense of $91,241, $120,348 and $120,348 and interest expense of $37,592, $63,613 and $74,407, respectively, related to the ESOP.

     The ESOP debt agreement contains certain affirmative financial covenants related to the Bank's operations and financial position. The Bank is in compliance with all such covenants.

     In prior years, the Company had guaranteed the repayment of the ESOP debt to the outside lender and, accordingly, recorded the debt on its balance sheet with a corresponding contra-equity account.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

16. EMPLOYEE STOCK OWNERSHIP PLAN OBLIGATION -- (CONTINUED)
     Future minimum principal payments due to the Company related to the Employee Stock Ownership Plan obligation are as follows:

                              YEAR ENDED JUNE 30,
        ----------------------------------------------------------------
             1996.......................................................    $120,348
             1997.......................................................     120,348
             1998.......................................................     120,348
             1999.......................................................     120,348
             2000.......................................................     120,348
             Thereafter.................................................     119,025
                                                                            --------
                                                                            $720,765
                                                                            ========

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of quarterly results of operations for the years ended June 30, 1995 and 1994:

                                              FIRST          SECOND         THIRD          FOURTH
                                            ----------     ----------     ----------     ----------
1995:
  Interest income.........................  $8,640,565     $8,959,429     $9,074,420     $9,304,480
  Interest expense........................   4,049,674      4,338,990      4,468,926      4,939,906
                                            ----------     ----------     ----------     ----------
  Net interest income.....................   4,590,891      4,620,439      4,605,494      4,364,574
  Provision for loan losses...............      20,591          2,501         30,920         28,235
                                            ----------     ----------     ----------     ----------
  Net interest income after provision for
     loan losses..........................   4,570,300      4,617,938      4,574,574      4,336,339
                                            ----------     ----------     ----------     ----------
  Other income............................     719,009        682,585        701,777        651,600
  General and administrative expenses.....   3,112,009      3,143,617      3,104,945      2,881,031
                                            ----------     ----------     ----------     ----------
  Income before income taxes..............   2,177,300      2,156,906      2,171,406      2,106,908
  Income tax expense......................     769,853        689,759        798,920        887,134
                                            ----------     ----------     ----------     ----------
  Net income..............................  $1,407,447     $1,467,147     $1,372,486     $1,219,774
                                            ==========     ==========     ==========     ==========
  Net income per share....................  $     0.41     $     0.43     $     0.39     $     0.35
                                            ==========     ==========     ==========     ==========
1994:
  Interest income.........................  $9,181,104     $8,986,173     $8,679,829     $8,703,564
  Interest expense........................   4,309,713      4,198,871      3,997,124      3,981,573
                                            ----------     ----------     ----------     ----------
  Net interest income.....................   4,871,391      4,787,302      4,682,705      4,721,991
  Provision for loan losses...............     216,652        212,519         45,295         12,880
                                            ----------     ----------     ----------     ----------
  Net interest income after provision for
     loan losses..........................   4,654,739      4,574,783      4,637,410      4,709,111
                                            ----------     ----------     ----------     ----------
  Other income............................     556,673        586,449        702,434        638,265
  General and administrative expenses.....   3,049,639      3,021,942      2,415,619      2,866,476
                                            ----------     ----------     ----------     ----------
  Income before income taxes..............   2,161,773      2,139,290      2,924,225      2,480,900
  Income tax expense......................     863,870        828,453        969,150        840,490
                                            ----------     ----------     ----------     ----------
  Net income before accounting change.....   1,297,903      1,310,837      1,955,075      1,640,410
  Accounting change.......................     764,255             --             --             --
                                            ----------     ----------     ----------     ----------
  Net income after accounting change......  $2,062,158     $1,310,837     $1,955,075     $1,640,410
                                            ==========     ==========     ==========     ==========
  Net income per share....................  $     0.61     $     0.39     $     0.58     $     0.49
                                            ==========     ==========     ==========     ==========

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

18. STOCK OPTION AND AWARD PLANS

  1992 STOCK OPTION PLAN

     The Company has adopted a stock option plan for the benefit of employees of the Bank and nonemployee directors of the Company. The number of shares of common stock authorized and awarded under the 1992 stock option plan was 299,000, equal to 10% of the total number of shares issued in the Company's public offering. The option exercise price of $5.75 per share is equal to 100% of the fair market value of the common stock on the date of grant. The option term is ten years. Options issued to employees of the Bank in connection with the conversion became exercisable over a three year period ending in March 1995. Options issued to nonemployee directors of the Company are immediately exercisable. During 1993, a former director exercised options for 14,950 shares at an exercise price of $5.75 per share. During 1994, 2,728 options were exercised at an exercise price of $5.75 per share. During 1995, 8,377 options were exercised at an exercise price of $5.75 per share.

  MANAGEMENT RECOGNITION PLAN (MRP)

     The Bank issued 89,700 shares of common stock to a MRP Trust created during 1993. All of these shares, with a market value of $1,065,187 on the date of award, have been awarded to certain executive officers as restricted stock which will vest over the three year period ending March 1996. Compensation expense in the amount of $355,057, $201,060 and $154,009 was recognized during 1995, 1994 and 1993, respectively, related to these awards. The plan contains provisions providing for forfeiture of unvested shares in the event of termination, and vesting in the event of death, disability, retirement or a change in control.

     The shares issued to the MRP Trust have been recorded as outstanding shares, and the unvested portion has been recorded as unearned compensation through a contra-equity account.

  INCENTIVE COMPENSATION PLANS

     The Company has established an incentive compensation plan for certain officers. The plan provides for annual cash bonuses, restricted stock awards and stock options based upon base annual compensation and certain operating results. For the year ended June 30, 1995, compensation in the aggregate amount of $510,228 was recorded, including awards of 3,348 shares of common stock which will vest over three years and options on 14,350 shares of common stock exercisable at $13.00 related to discounted option plans. In 1994, the compensation recorded under these plans aggregated $442,464, including awards of 5,073 shares of common stock which will vest over three years and 30,735 options on shares of common stock exercisable at $8.72 related to discounted option plans. In 1993, the compensation recorded under these plans aggregated $404,463 including awards of 5,672 shares of common stock. In addition, in 1995, 1994 and 1993 participants were granted stock options for 6,696 shares exercisable at $26.00 per share, 10,149 shares exercisable at $17.44 per share, and 11,352 shares exercisable at $14.25 per share, respectively.

     The Company has established an incentive compensation plan for nonemployee directors. This unfunded plan provides benefits in the form of performance stock options for shares of common stock. The number of shares received, exercisable at 50% of the fair market value on the date of the grant, is determined based on the amount of director fees deferred during the year by each director. Director compensation recorded for 1995 related to this plan amounted to $177,250, representing 13,635 shares at an exercise price of $13.00 per share. Director compensation recorded for 1994 related to this plan amounted to $134,650, representing 15,446 shares at an exercise price of $8.72 per share.

     In 1994, the Company adopted a new Director Option Plan that was approved by the shareholders at the Annual Meeting in October. The plan provides for automatic grants to each director of options to purchase 4,000 shares of common stock annually at the fair market value on the date of the grant. At June 30, 1995, no

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

18. STOCK OPTION AND AWARD PLANS -- (CONTINUED) options had been exercised and 28,000 options are exercisable at $20.25 per share and 28,000 options are exercisable at $15.19 per share.

19. EARNINGS PER SHARE

     On July 20, 1994, Heritage Federal Bancshares, Inc. declared a four for three stock split for all shares outstanding as of August 5, 1994, to be paid on August 26, 1994, to be effected as a stock dividend. On August 18, 1993, Heritage Federal Bancshares, Inc. declared a three for two stock split for all shares outstanding as of September 8, 1993 to be effected as a stock dividend. This stock split was paid September 30, 1993. All references to the outstanding number of shares and earnings per share amounts have been restated to reflect the splits.

     Stock options are regarded as common stock equivalents. Common stock equivalents are computed using the treasury stock method.

     Following are weighted average shares outstanding for computation of earnings per share for 1995, 1994, and 1993 after adjusting for stock splits:

                                                          1995          1994          1993
                                                        ---------     ---------     ---------
    Shares issued and outstanding.....................  3,179,737     3,171,216     3,099,422
    Common stock equivalents computed by the treasury
      stock method-options............................    284,079       200,856       209,633
                                                        ---------     ---------     ---------
                                                        3,463,816     3,372,072     3,309,055
                                                        =========     =========     =========

20. FAIR VALUES OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Board Statement No. 107 (Statement 107) requires disclosures of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, as for most financial institutions, the great bulk of its assets and liabilities are considered financial instruments as defined in Statement 107. However, many of such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities. Therefore, the Company used estimations and present value calculations to prepare this disclosure.

     Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

     Fair values have been estimated using data which management considered the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies and resulting fair values, and recorded carrying amounts at June 30, 1995 and 1994, were as follows:

          Cash and cash equivalents are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of securities are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

20. FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED)
          The fair value of the net loan portfolio has been estimated using present value cash flow discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors.

                                            1995                              1994
                                -----------------------------     -----------------------------
                                 ESTIMATED         CARRYING        ESTIMATED         CARRYING
                                 FAIR VALUE         AMOUNT         FAIR VALUE         AMOUNT
                                ------------     ------------     ------------     ------------
    1-4 family mortgages......  $247,984,000     $247,238,858     $259,692,000     $261,813,285
    Consumer..................    23,226,000       23,482,167       20,214,000       20,459,516
    Non-Residential...........    33,969,000       34,215,208       33,906,000       35,474,045
                                ------------     ------------     ------------     ------------
                                $305,179,000     $304,936,233     $313,812,000     $317,746,846
                                ============     ============     ============     ============

     Fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $160,775,378 and $199,559,758 in 1995 and 1994, respectively. Under Statement 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant. There is no material difference between the carrying amount of deposit liabilities with stated maturities and their estimated fair value since the majority of the liabilities mature within one year.

     The fair value of certificates of deposits and advances from the Federal Home Loan Bank is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying value and estimated fair values of certificates of deposit and Federal Home Loan Bank advances at June 30, 1995 and 1994 are as follows:

                                                                  1995             1994
                                                              ------------     ------------
    Certificates of deposits:
      Carrying amount.......................................  $288,542,599     $251,258,850
      Estimated fair value..................................  $290,144,000     $252,205,000
    Advances from Federal Home Loan Bank:
      Carrying amount.......................................  $ 18,121,921     $  9,587,083
      Estimated fair value..................................  $ 17,852,000     $  8,992,000

     In 1994, there was no material difference between the carrying amount and estimated fair value of the obligation to the Employee Stock Ownership Plan because it bore interest at a variable rate equivalent to a current market rate.

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $3,415,944 in 1995 and $6,880,212 in 1994, which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

     The Company's remaining assets and liabilities are not considered financial instruments.

21. FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT

     The Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA), which was signed into law in 1989, imposed stringent capital requirements upon savings institutions. In addition, FIRREA included provisions for changes in the federal regulatory structure for savings institutions including a new deposit insurance system, increased deposit premiums and restricted investment activities with respect to noninvest-

                HERITAGE FEDERAL BANCSHARES, INC. AND SUBSIDIARY

21. FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT
    ACT -- (CONTINUED)
ment grade corporate debt and certain other investments. FIRREA also increased the required ratio of housing-related assets in order to qualify as a qualified thrift lender under federal regulations.

     The Bank must satisfy three capital standards, as set by the Office of Thrift Supervision ("the OTS"). These standards include a ratio of core capital to adjusted total assets of 3.0%, a tangible capital standard expressed as 1.5% of total adjusted assets, and a combination of core and "supplementary" capital equal to 8.0% of risk-weighted assets. The OTS recently finalized regulations that add an interest rate risk component to capital requirements under certain circumstances. The Bank does not expect that this regulation will require it to reduce its capital materially for purposes of determining compliance with its risk-based capital requirement. In addition, the OTS has recently adopted regulations that impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital (or core capital) to risk-weighted assets of less than 4.0%, or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution receives the highest rating under the OTS examination rating system).

                                                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF FEBRUARY 21, 1995


                                    BETWEEN


                           FIRST AMERICAN CORPORATION


                                      AND


                       HERITAGE FEDERAL BANCSHARES, INC.

                               TABLE OF CONTENTS


                                                                              Page
                                                                              ----
ARTICLE I - The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        1

    1.1   Effective Time of the Merger  . . . . . . . . . . . . . . . . .        1
    1.2   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
    1.3   Effects of the Merger . . . . . . . . . . . . . . . . . . . . .        2

ARTICLE II - Effect of the Merger on the Capital Stock
               of the Constituent Corporations; Exchange
               of Certificates  . . . . . . . . . . . . . . . . . . . . .        2

    2.1   Effect on Capital Stock . . . . . . . . . . . . . . . . . . . .        2
    2.2   Exchange of Certificates  . . . . . . . . . . . . . . . . . . .        4

ARTICLE III - Representations and Warranties  . . . . . . . . . . . . . .        6

    3.1   Representations and Warranties of HFB . . . . . . . . . . . . .        6
    3.2   Representations and Warranties of FAC . . . . . . . . . . . . .       18

ARTICLE IV - Covenants Relating to Conduct of Business  . . . . . . . . .       24

    4.1   Covenants of Both Parties . . . . . . . . . . . . . . . . . . .       24
    4.2   Covenants of HFB  . . . . . . . . . . . . . . . . . . . . . . .       24
    4.3   Covenants of FAC  . . . . . . . . . . . . . . . . . . . . . . .       26
    4.4   Adverse Changes in Condition  . . . . . . . . . . . . . . . . .       27
    4.5   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
    4.6   Affirmative Covenants of HFB  . . . . . . . . . . . . . . . . .       27
    4.7   No Solicitation   . . . . . . . . . . . . . . . . . . . . . . .       28

ARTICLE V - Additional Agreements . . . . . . . . . . . . . . . . . . . .       28

    5.1   Preparation of S-4 and the Proxy Statement  . . . . . . . . . .       28
    5.2   Letter of HFB's Accountants . . . . . . . . . . . . . . . . . .       29
    5.3   Letter of FAC's Accountants . . . . . . . . . . . . . . . . . .       29
    5.4   Access to Information . . . . . . . . . . . . . . . . . . . . .       29
    5.5   HFB Stockholders Meeting  . . . . . . . . . . . . . . . . . . .       30
    5.6   Legal Conditions to Merger  . . . . . . . . . . . . . . . . . .       30
    5.7   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . .       31
    5.8   NASDAQ Listing  . . . . . . . . . . . . . . . . . . . . . . . .       31
    5.9   Transition of Certain Employee Benefit Plans;

               Employment Matters . . . . . . . . . . . . . . . . . . . .       31
    5.10  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . .       34
    5.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .       35
    5.12  Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . .       35
    5.13  Governance; Name  . . . . . . . . . . . . . . . . . . . . . . .       36
    5.14  Indemnification; Directors' and Officers' Insurance . . . . . .       36
    5.15  Coordination of Dividends . . . . . . . . . . . . . . . . . . .       37
    5.16  HFB Accruals and Reserves . . . . . . . . . . . . . . . . . . .       37
    5.17  Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . .       38
    5.18  Additional Agreements . . . . . . . . . . . . . . . . . . . . .       38
    5.19  Enforcement of Agreements . . . . . . . . . . . . . . . . . . .       38
    5.20  Cooperation Generally   . . . . . . . . . . . . . . . . . . . .       38

ARTICLE VI - Conditions Precedent . . . . . . . . . . . . . . . . . . . .       38

    6.1   Conditions to Each Party's Obligation To
               Effect the Merger  . . . . . . . . . . . . . . . . . . . .       38
    6.2   Conditions to Obligations of FAC  . . . . . . . . . . . . . . .       39
    6.3   Conditions to Obligations of HFB  . . . . . . . . . . . . . . .       43

ARTICLE VII - Termination and Amendment . . . . . . . . . . . . . . . . .       47

    7.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . .       47
    7.2   Rights an Obligations upon Termination  . . . . . . . . . . . .       48
    7.3   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .       49
    7.4   Effect of Termination . . . . . . . . . . . . . . . . . . . . .       51

ARTICLE VIII - General Provisions . . . . . . . . . . . . . . . . . . . .       51

    8.1   Nonsurvival of Representations, Warranties
               and Agreements . . . . . . . . . . . . . . . . . . . . . .       51
    8.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .       51
    8.3   Interpretation  . . . . . . . . . . . . . . . . . . . . . . . .       52
    8.4   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .       52
    8.5   Entire Agreement; No Third Party Beneficiaries;
               Rights of Ownership  . . . . . . . . . . . . . . . . . . .       52
    8.6   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .       53
    8.7   Injunctive Relief; Limitations on Remedies  . . . . . . . . . .       53
    8.8   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . .       53
    8.9   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . .       53
    8.10  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .       54
    8.11  Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . .       54

                          AGREEMENT AND PLAN OF MERGER



                 This AGREEMENT AND PLAN OF MERGER dated as of February 21, 1995 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and Heritage Federal Bancshares, Inc., a Tennessee corporation ("HFB").


                              W I T N E S S E T H:

                 WHEREAS, the Boards of Directors of FAC and HFB have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which HFB would merge with and into FAC (the "Merger"); and

                 WHEREAS, FAC and HFB desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                 WHEREAS, as soon as practicable after the execution and delivery of this Agreement, it is contemplated that First American National Bank, a national bank and a wholly owned subsidiary of FAC ("FANB") and Heritage Federal Bank for Savings, a Federal savings association and wholly owned subsidiary of HFB ("HFBS") will enter into a Bank Plan of Merger of HFBS with and into FANB, and it is intended that the Bank Plan of Merger will be consummated immediately after consummation of the Merger; and

                 WHEREAS, for Federal income tax purposes, it is intended that the Merger and the Bank Plan of Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

                 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") including a plan of merger consistent with this Agreement shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Tennessee, for filing, as provided in the Tennessee Business Corporation Act (the "TBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such time thereafter as it provided in the Articles of Merger (the "Effective Time"), but in either event the parties intend that the Effective Time shall be 12:01 a.m. of the first calendar day of the month immediately following the month in which the Closing occurs.

                 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on the first day which is (a) the last business day of a calendar quarter or the last business day of a calendar month if after October 1, 1995 and (b) at least two business days after satisfaction (or waiver) of each of the conditions set forth in Sections 6.1,
6.2 and 6.3 (other than the delivery of the officers' certificate referred to in Sections 6.2(b) and 6.3(b) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of FAC, First American Center, Nashville, Tennessee 37237, unless another time, date or place is agreed to in writing by the parties hereto.

                 1.3      Effects of the Merger.  (a) At the Effective Time,
(i) the separate existence of HFB shall cease and HFB shall be merged with and into FAC, (ii) the charter of FAC as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation and (iii) the By-laws of FAC as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

                 (b) As used in this Agreement, "Constituent Corporation" shall mean FAC and HFB and "Surviving Corporation" shall mean FAC.

                 (c) At and after the Effective Time, the Merger will have the effects set forth in Section 48-21-108 of the TBCA.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

                 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of HFB Common Stock:

                 (a) Cancellation of Stock. All shares of the $1.00 par value common stock of HFB (the "HFB Common Stock") that are owned by FAC or any Subsidiary of FAC (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and retired and shall cease to exist and no stock of FAC or other consideration shall be delivered in exchange therefor. All shares of $5.00 par value common stock of FAC (the "FAC Common Stock") that are owned by HFB or any Subsidiary (other than trust account shares) shall become authorized but unissued stock of FAC. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

                 (b) Conversion of HFB Common Stock. Subject to Section 2.2(a), each issued and outstanding share of HFB Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the number of fully paid and nonassessable shares of FAC Common Stock rounded to the nearest thousandth of a share, determined by dividing $28.00 by the Average Closing Price, as defined below (the "Exchange Ratio") including the corresponding number of rights associated with the FAC Common Stock pursuant to the FAC Rights Agreement (as defined in Section 3.2(b)). The Average Closing Price shall mean the average closing sale price per share of FAC Common Stock on the NASDAQ national market system (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on and including the third day immediately preceding, but not including the Effective Time; provided, that the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock and shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock unless prior to the Effective Time the outstanding shares of FAC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change in which case applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares to be exchanged.

                 All such shares of HFB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FAC Common Stock into which HFB Common Stock has been converted and the right to cash payment for fractional shares, if any. Certificates previously representing shares of HFB Common Stock shall be exchanged for certificates representing whole shares of FAC Common Stock issued in consideration therefor and cash for fractional shares, if any, upon the surrender of such certificates in accordance with Section 2.2.

                 (c) No Dissenters Rights. Pursuant to Section 48-23-102 of the TBCA, holders of HFB Common Stock will not have dissenters' rights of appraisal as a result of the Merger or any other event or transaction contemplated by this Agreement.

                 (d) Shares of FAC Common Stock. Each share of FAC Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, FAC shall deposit, or shall cause to be deposited, with an exchange agent selected by FAC and reasonably acceptable to HFB, (the "Exchange Agent"), for the benefit of the holders of shares of HFB Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of FAC Common Stock (such certificates for shares of FAC Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of HFB Common Stock and cash for fractional shares.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HFB Common Stock (the "Certificates") whose shares were converted into shares of FAC Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FAC and HFB may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FAC Common Stock and cash for fractional shares, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FAC Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all shares of HFB Common Stock then held by such holder), and cash for fractional shares, if any, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of HFB Common Stock which is not registered in the transfer records of HFB, a certificate representing the proper number of shares of FAC Common Stock may be issued to a transferee if the Certificate representing such HFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FAC Common Stock and cash in lieu of any fractional shares of FAC Common Stock as contemplated by this Section 2.2.

                 (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to FAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FAC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of FAC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of FAC Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FAC Common Stock.

                 (d) No Further Ownership Rights in HFB Common Stock. All shares of FAC Common Stock issued upon conversion of shares of HFB Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of HFB Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HFB on such shares of HFB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HFB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                 (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of FAC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FAC including without limitation the right to receive dividends. Each holder of HFB Common Stock who would otherwise have been entitled to receive a fraction of a share of FAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FAC Common Stock multiplied by the market value of one share of FAC Common Stock on the day immediately prior to the Effective Time. The market value of one share of FAC Common Stock on the day immediately prior to the Effective Time shall be the closing price of such stock on the NASDAQ national market system (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of HFB Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of HFB Common Stock subject to and in accordance with the terms of Section 2.2(b).

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of HFB for one year after the Effective Time shall be delivered to FAC, upon demand, and any stockholders of HFB who have not theretofore complied with this Article II shall thereafter look only to FAC for payment of their claim for FAC Common Stock, any cash in lieu of fractional shares of FAC Common Stock and any dividends or distributions with respect to FAC Common Stock.

                 (g) No Liability. Neither FAC nor HFB shall be liable to any holder of shares of HFB Common Stock or FAC Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                         Representations and Warranties

                 3.1 Representations and Warranties of HFB. HFB represents and warrants to FAC as follows (except with respect to matters disclosed in the HFB Disclosure Schedule delivered by HFB to FAC concurrently with or prior to the execution of this Agreement, and reference to a matter in a section of the Disclosure Schedule shall also be deemed a reference to such matter in any other section of the Disclosure Schedule whether or not specifically disclosed therein):

                 (a) Organization, Standing and Power. HFB is a Tennessee corporation and a savings and loan holding company subject to regulations with the Office of Thrift Supervision and the Department of the Treasury. Heritage Federal Bank for Savings, a federal stock savings bank ("HFBS"), is a wholly owned Subsidiary of HFB. Each of HFB and its Subsidiaries is a federal savings bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on HFB.

                 (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of HFB consists of 8,000,000 shares of HFB Common Stock, $1.00 par value ("HFB Common Stock") and 2,000,000 shares of $1.00 par value serial preferred stock ("HFB Preferred Stock"). At the close of business on February 9, 1995, 3,179,181 shares of HFB Common Stock were outstanding, no shares of HFB Preferred Stock were outstanding, options for 422,532 shares of HFB Common Stock were outstanding, 477,000 shares of HFB Common Stock were reserved for issuance upon the exercise of outstanding stock options and for restricted stock awards and no shares of HFB Common Stock were held by HFB in treasury or by its Subsidiaries.

                          (ii)    As of the date hereof, no bonds, debentures,
notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of HFB were issued or outstanding. All outstanding shares of HFB capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

                          (iii)   As of the date of this Agreement, except for
this Agreement, the HFB Stock Plans and HFB Stock Options (both as defined in
Section 5.10) and except as disclosed in the HFB Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which HFB or any Subsidiary of HFB is a party or by which it is bound obligating HFB or any Subsidiary of HFB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of HFB or of any Subsidiary of HFB or obligating HFB or any Subsidiary of HFB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Assuming compliance by FAC with Section 5.10, after the Effective Time, there will be no other option, warrant, call, right or agreement obligating HFB or any Subsidiary of HFB to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of HFB or any Subsidiary of HFB, or obligating HFB or any Subsidiary of HFB to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, there are no outstanding contractual obligations of HFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of HFB or any of its Subsidiaries.

                          (iv)    Since December 31, 1994, except as permitted
by this Agreement, HFB has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of HFB or any of its Subsidiaries, other than pursuant to and as required by the terms of any HFB Stock Options or HFB Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of HFB or any of its Subsidiaries (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to the stockholders of HFB dividends or other distributions on the outstanding shares of capital stock of HFB, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividends most recently declared by HFB prior to the date hereof.

                 (c) Authority. (i) HFB has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement and an amendment to Article XIV of the HFB Charter (to make inapplicable to FAC the restrictions therein) by the stockholders of HFB, to consummate the transactions contemplated hereby. HFBS has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HFB, subject in the case of this Agreement to such approval of this Agreement by the stockholders of HFB. This Agreement has been duly executed and delivered by HFB and constitutes the valid and binding obligation of HFB, enforceable in accordance with its terms.

                          (ii)    Except as disclosed in the HFB Disclosure
Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the charter or By-laws of HFB, HFBS or any other Subsidiary of HFB (other than an amendment to Article XIV of the HFB Charter as contemplated hereby) or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HFB, HFBS or any other Subsidiary of HFB or their respective properties or assets which Violation would have a material adverse effect on HFB and HFBS taken as a whole.

                 As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses, prospects or results of operations of such entity and its Subsidiaries taken as a whole and (ii) the term "material adverse effect" means, with respect to HFB or FAC, a material adverse effect on the business, prospects, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder.

                          (iii)   No consent, approval, order or authorization
of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to HFB, HFBS or any other Subsidiary of HFB in connection with the execution and delivery of this Agreement and the transactions contemplated hereby the failure to obtain which would have a material adverse effect on HFB or any Subsidiary thereof, except for (A) the filing of applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and the Federal Deposit Insurance Act ("FDIA") and with the U. S. Comptroller of the Currency (the "OCC") and the U.S. Office of Thrift Supervision ("OTS") and approval of same, (B) the filing with the SEC of (1) a proxy statement in definitive form relating to the meeting of HFB's stockholders to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from HFB of such orders as may be required in connection therewith, (C) the filing of Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which HFB is qualified to do business, (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under Tennessee banking laws, and with and of state banking authorities and approval of same ("State Banking Approval") and pursuant to state takeover or change in control laws ("State Takeover Approval"), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of future commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of NASDAQ, or which are required under consumer finance, mortgage banking an other similar laws, (F) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) such filings, notifications and approvals as are required in order to terminate the ESOP and other HFB Benefit Plans as hereinafter defined and described, and (I) filings, notifications and approvals under state insurance laws and regulations.

                 (d) SEC Documents. HFB has made available to FAC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by HFB with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since June 30, 1994 including the Form 10-Q for the quarter ended December 31, 1994 (the "HFB Second Quarter 10-Q") (as such documents have since the time of their filing been amended, the "HFB SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that HFB was required to file with the SEC since such date. HFB has made available to FAC true and complete copies of HFB's most recent quarterly OTS financial reports and the HFB annual and quarterly reports on Form H-(b)11 ("OTS Reports") filed with the OTS. As of their respective dates, the OTS Reports complied in all material respects with the applicable regulatory requirements (including regulatory accounting practices). As of their respective dates, the HFB SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HFB SEC Documents, and none of the HFB SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of HFB included in the HFB SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or normal recurring year-end adjustments) and fairly present the consolidated financial position of HFB and its consolidated Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the HFB SEC Documents have been so filed. Except as set forth in the HFB Disclosure Schedule, HFB has no off-balance sheet financial instruments including but not limited to letters of credit, unfunded commitments and derivative financial instruments, and will have no off-balance sheet financial instruments as of the Effective Time. To HFB's knowledge, there are no unasserted claims that are not disclosed in the HFB SEC Documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on HFB and its Subsidiaries, taken as a whole.

                 (e) Information Supplied. None of the information supplied pursuant to this Agreement or to be supplied by HFB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (or other applicable form) to be filed with the SEC by FAC in connection with the issuance of shares of FAC Common Stock in the Merger (the "S-4") will, at the time the S- 4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to FAC) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 (f) Compliance with Applicable Laws. HFB and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of HFB and its Subsidiaries, taken as a whole (the "HFB Permits"). HFB and its Subsidiaries are in compliance with the terms of the HFB Permits, except where the failure as to comply would not have a material adverse effect on HFB and its Subsidiaries, taken as a whole. Except as disclosed in the HFB SEC Documents filed prior to the date of this Agreement or in the HFB Second Quarter 10-Q, the businesses of HFB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on HFB and its Subsidiaries, taken as a whole. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of HFB, no investigation by any Governmental Entity with respect to HFB or any of its Subsidiaries is pending or threatened.

                 (g) Litigation. As of the date of this Agreement, except as disclosed in the HFB SEC Documents filed prior to the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of HFB, threatened, against or affecting HFB or any Subsidiary of HFB that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on HFB and its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against HFB or any Subsidiary of HFB having, or which would reasonably be expected to have any such effect.

                 (h) Taxes. HFB and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or HFB has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent consolidated financial statements contained in the HFB SEC Documents reflect an adequate provision for current and deferred taxes payable by HFB and its Subsidiaries accrued through the date of consolidated such financial statements, except in each case where a failure to do so would not have a material adverse effect on HFB. No deficiencies for any taxes have been proposed, asserted or assessed against HFB or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that would not have a material adverse effect on HFB. Except with respect to claims for refund, the Federal income tax returns of HFB and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1990. No Federal income tax returns of HFB and each of its Subsidiaries consolidated are currently under examination by the IRS. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

                 (i) Certain Agreements. Except as set forth in the HFB Disclosure Schedule, or as disclosed in the HFB SEC Documents filed prior to the date of this Agreement, and except for this Agreement, as of the date hereof, neither HFB nor any of its Subsidiaries is a party to any oral or written agreement not terminable on 30 days' or less notice or involving the payment of more than $25,000 per annum.

                 (j) Benefit Plans. Neither HFB nor any of its Subsidiaries maintains for the benefit of its employees any "employee benefit plans" (each a "HFB Benefit Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other profit-sharing, deferred compensation, bonus stock option, stock purchase, employee benefit plans or arrangements, except as set forth in the HFB Disclosure Schedule. HFB has made available to FAC a true and complete copy of each HFB Benefit Plan and any related funding agreements, including all amendments, supplements, and modifications thereto, all of which are legally valid and binding and in full force and effect, and not in default in any respect. HFB will also make available to FAC a true and complete copy of the most recent annual report (Form 5500) and actuarial report, if any, for each HFB Benefit Plan, and the most recent IRS determination letter, if any, for each HFB Benefit Plan. All contributions required to be made to each HFB Benefit Plan under the terms of that HFB Benefit Plan, ERISA, or other applicable law have been timely made. Except as set forth in the HFB Disclosure Schedule, in the case of each HFB Benefit Plan that is subject to Title I, subtitle B, part 3 of ERISA, the net fair market value of the assets held to fund that HFB Benefit Plan exceed the actuarial present value (based on the actuarial assumptions used by HFB and its Subsidiaries for funding) of all accrued benefits, both vested and nonvested under that HFB Benefit Plan. To the knowledge of HFB, each HFB Benefit Plan complies currently, and has complied in the past, in form and operation, with the applicable provisions of ERISA, the Internal Revenue Code of 1954, as amended (the "Code"), and other applicable law in all material respects. Each HFB Benefit Plan intended to be a qualified plan and exempt trust under the provisions of Sections 401 and 501 of the Code has been the subject of an IRS determination letter to that effect and except as set forth on the HFB Disclosure Schedule HFB knows of no facts or circumstances that are likely to adversely affect the qualified status of any HFB Benefit Plan. HFB will make any amendments required to be made to each HFB Benefit Plan to comply with applicable legislation or regulations prior to the Effective Time. To the knowledge of HFB, there have been no "prohibited transactions" (as defined in Section 4975(c)(1) of the Code or Section 406 of ERISA) that would subject any of the HFB Benefit Plans, any fiduciary thereof or any party dealing with the HFB Benefit Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. No amount is due or owing from HFB and or any of its Subsidiaries to the Pension Benefit Guaranty Corporation under Title IV of ERISA for any reason. To the knowledge of HFB, no event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any HFB Benefit Plan that is covered by ERISA. Since September 2, 1974, HFB has not terminated any employee benefit plan subject to Title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation. To the knowledge of HFB, there are no issues or disputes with respect to any HFB Benefit Plan, or the administration thereof, currently existing between any trustee or other fiduciary thereunder, HFB or any of its Subsidiaries and any governmental agency, employee, former employee or beneficiary of any employee or former employee of HFB or any of its Subsidiaries. Except as set forth in the HFB Disclosure Schedule, neither HFB nor any of its Subsidiaries has previously, currently or will prior to the Effective Time (i) participate in or contribute to any multi-employer plan as such term is defined in Section 4001(a) of ERISA or (ii) agree to provide any post-retirement welfare benefits to its former employees. All group health plans of HFB and its Subsidiaries have been operated in good faith compliance with the applicable requirements for group health plan continuation coverage of Section 4980B of the Code.

                 (k) Subsidiaries. Exhibit 21 to HFB's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, includes all the Subsidiaries of HFB as of the date of this Agreement and indicates for each such Subsidiary as of such date the jurisdiction of incorporation. Except as set forth on such Exhibit, neither HFB nor any Subsidiary of HFB owns any equity interest in any other corporation, association, partnership or other entity other than the Federal Home Loan Bank of Cincinnati. HFBS is the only Subsidiary of HFB that is a depository institution and HFBS is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by HFB or by another Subsidiary of HFB are fully paid and nonassessable and are owned by HFB or a Subsidiary of HFB free and clear of any claim, lien or encumbrance.

                 (l) Agreement with Bank Regulators. As of the date of this Agreement, neither HFB nor any Subsidiary of it is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has HFB been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

                 (m) Absence of Certain Changes or Events. Except as disclosed in the HFB SEC Documents filed prior to the date of this Agreement, since June 30, 1994, HFB and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, nor has there occurred any event involving a prospective change, in the business, assets, financial condition or results of operations of HFB or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on HFB (other than as a result of changes in banking or thrift laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or regulatory accounting practices or interpretations thereof, changes in general economic conditions including but not limited to changes in interest rates, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by HFB to FAC prior to execution of this Agreement, changes effected on FAC's request pursuant to Section 5.16 hereof or the settlement or disposition of any litigation pending as of the date hereof and set forth on the HFB Disclosure Schedule by HFB or any Subsidiary).

                 (n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock entitled to vote thereon is the only vote of the holders of any class or series of HFB capital stock necessary to approve this Agreement and the transactions contemplated hereby. Without limitation of the foregoing, HFB affirmatively represents and warrants that Article XIV Section (A) of the HFB charter may be amended to exclude FAC from its restrictions upon the affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock entitled to vote thereon.

                 (o) Properties. Except as disclosed in the HFB SEC Documents filed prior to the date of this Agreement, HFB or one of its Subsidiaries (i) has good, clear and marketable title to all the properties and assets which are material to HFB's business on a consolidated basis and are reflected in the latest audited consolidated balance sheet included in the HFB SEC Documents as being owned by HFB or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of HFB incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a material adverse effect on HFB and its Subsidiaries, taken as a whole and (ii) is the lessee of all leasehold estates which are material to HFB's business on a consolidated basis and are reflected in the latest audited consolidated financial statements included in the HFB SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which HFB has agreed to terminate since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to HFB's knowledge, the lessor, other than defaults that do not or would not have a material adverse effect on HFB.

                 (p) Ownership of FAC Common Stock. As of the date hereof, neither HFB nor, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of FAC, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of FAC entitled to vote generally in the election of directors (other than trust account shares).

                 (q) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the statement of financial condition of HFBS as of December 31, 1994 was in the opinion of management of HFB, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of December 31, 1994 and as of January 31, 1995 and as of the Effective Time will be in the opinion of management of HFB, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the Effective Time.

                 (r) Certain Transactions with Affiliated Persons. Except as disclosed in the HFB SEC Documents filed prior to the date of this Agreement or as set forth in the HFB Disclosure Schedule, there are no transactions to which HFB or any Subsidiary was a party in which any officer or director of HFB or any Subsidiary or any other entity controlled by, under common control with or in control of HFB had a direct or indirect interest.

                 (s) Qualified Thrift Lender. Since its conversion to stock form, HFBS has at all times satisfied, and as of the date hereof satisfies, the qualified thrift lender test as in effect from time to time.

                 (t) Permissible Activities. Except as set forth in the HFB Disclosure Schedule, all of the business activities conducted by HFB and its Subsidiaries as of the date hereof are business activities in which a bank holding company is permitted to engage under the federal Bank Holding Company Act of 1956, as amended, and Regulation Y promulgated thereunder and all business activities conducted by HFBS as of the date hereof are business activities in which national banks are permitted to engage under the rules and regulations of the OCC.

                 (u) Environmental Matters. Except as set forth in the HFB Disclosure Schedule:

                          (i)     The operations of HFB and its Subsidiaries
have been in the past and are now to its knowledge in compliance with all federal, state and local laws, rules and regulations and other governmental restrictions relating to pollution or protection of the environment or public or employee health and safety (collectively, the "Environmental Laws") including, without limitation, those relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Hazardous Materials Transportation Act, as amended by the Solid Waste Disposal Act and as further amended, 49 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., the Safe Water Drinking Act, 42 U.S.C. Section 300f-300j; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and the Occupational Safety and Health Act.

                          (ii)    Neither HFB nor any Subsidiary have been
notified of an Environmental Laws violation; and are not otherwise aware that it is considered potentially liable under the Environmental Laws; and neither HFB nor any Subsidiary have received any requests for information or other correspondence (including, without limitation consent orders, consent decrees, judgments, orders or injunctions) by or from any governmental authority or private party concerning any site, facility or operation relating to (x) the Environmental Laws, (y) environmental protection and health or safety matters, or (z) any statutory or common law theory of liability involving environmental or health and safety matters.

                          (iii)   To HFB's knowledge, no use, disposal,
releases, burial or placement of any material regulated under or defined by any Environmental Law, including without limitation, asbestos (collectively, "Hazardous Materials") has occurred on, in, at, under or about any of the property owned, leased or operated at any time by HFB or any Subsidiary.

                          (iv)    There has been no disposal, release, burial
or placement of Hazardous Materials on any real property not owned, leased or operated by HFB or any Subsidiary which may result or has resulted in contamination of or beneath the property owned, leased or operated at any time by HFB or any Subsidiary.

                          (v)     All of the above-ground and underground
storage tanks presently on any real property owned, leased or operated by HFB or any Subsidiary have been properly registered.

                          (vi)    No audit or investigation has been conducted
as to environmental matters relating to any property owned, leased or operated by HFB or any Subsidiary by any governmental agency.

                          (vii)   There are no civil or criminal actions, suits
or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of any properties owned or operated by HFB or any Subsidiary under any Environmental Law.

                 (v) Charter Provisions and State Anti-Takeover Laws. HFB and each of its Subsidiaries has taken or will take all actions necessary so that the entering into this Agreement and the consummation of the transactions contemplated hereby (i) are exempt from any applicable state takeover law and
(ii) do not and will not result in the grant of any rights to any person under the charter, bylaws or other governing instrument of HFB or any Subsidiary thereof or restrict or impair the right of FAC to vote or otherwise to exercise the rights of a shareholder with respect to shares of HFB or any Subsidiary thereof that may be acquired or controlled by FAC pursuant to this Agreement or the consummation of the transactions contemplated hereby.

For purposes of this Agreement, the term "knowledge" as used with respect to any person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief credit officer, or general counsel. The term "person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 3.2. Representations and Warranties of FAC. FAC represents and warrants to HFB as follows:

                 (a) Organization, Standing and Power. FAC is a Tennessee corporation and a bank holding company registered under the Bank Holding Company Act. First American National Bank ("FANB") is a national banking association and a wholly owned Subsidiary of FAC. Each of FAC and its Subsidiaries is a national bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on FAC and its Subsidiaries, taken as a whole.

                 (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of FAC consists of 50,000,000 shares of FAC Common Stock $5.00 par value ("FAC Common Stock") and 2,500,000 shares of preferred stock without par value (the "FAC Preferred"). As of the close of business on February 9, 1995 (A) 26,160,563 shares of FAC Common Stock were outstanding, no shares of FAC Preferred Stock were outstanding, and (B) 836,216 shares of FAC Common Stock were reserved for issuance pursuant to FAC's Dividend Reinvestment and Stock Purchase Plan, 3,190,244 shares of FAC Common Stock were reserved for issuance upon the exercise of stock options pursuant to the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation STAR Award Plan and the First American Corporation 1993 Non-Employee Director Stock Option Plan, (the "FAC Stock Plans"), 926,547 shares of FAC Common Stock were reserved for transfer to the First American Corporation First Incentive Reward Savings Thrift Plan (Section 401(k) Plan (the "FIRST Plan")) and 2,500,000 shares of FAC Preferred were reserved for issuance under the First American Shareholder Rights Plan dated December 14, 1988 (the "FAC Rights Agreement").

                          (ii)    As of the date hereof, no Voting Debt of FAC
was issued or outstanding. All outstanding shares of FAC capital stock are, and the shares of FAC Common Stock (A) to be issued pursuant to or as specifically contemplated by this Agreement and (B) when issued in accordance with this Agreement upon exercise of the HFB Stock Options, as the case may be, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

                          (iii)   As of the date of this Agreement, except for
this Agreement, FAC Stock Plans, and the FAC Rights Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which FAC or any Subsidiary of FAC is a party or by which it is bound obligating FAC or any Subsidiary of FAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of FAC or of any Subsidiary of FAC or obligating FAC or any Subsidiary of FAC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                 (c) Authority. (i) FAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. FANB has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FAC. This Agreement has been duly executed and delivered by FAC and constitutes a valid and binding obligation of FAC, enforceable in accordance with its terms.

                          (ii)    The execution and delivery of this Agreement
does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any Violation pursuant to any provision of the charter or By-laws of FAC, FANB or any other Subsidiary of FAC or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FAC, FANB or any other Subsidiary of FAC or their respective properties or assets which Violation would have a material adverse effect on FAC and its Subsidiaries, taken as a whole.

                          (iii)   No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FAC, FANB or any other Subsidiary of FAC in connection with the execution and delivery of this Agreement or the consummation by FAC of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on FAC, except for (A) the filing of applications with the Federal Reserve under the BHC Act and the FDIA and with the OCC and the OTS and approval of same, (B) the filing with the SEC of the S-4 in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which FAC is qualified to do business, (E) the State Banking Approvals and State Takeover Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (G) notices under the HSR Act, and (H) filings, notifications and approvals under state insurance laws and regulations.

                 (d) SEC Documents. FAC has made available to HFB a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FAC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1993 (the "FAC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that FAC was required to file with the SEC since such date. FAC has made available to HFB true and complete copies of its most recent annual and quarterly Consolidated Reports of Condition and Income ("Call Reports") filed with the OCC. As of their respective dates, the Call Reports complied in all material respects with the applicable regulatory requirements (including regulatory accounting practices). As of their respective dates, the FAC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FAC SEC Documents, and none of the FAC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FAC included in the FAC SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or normal recurring year-end adjustments) and fairly present the consolidated financial position of FAC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FAC SEC Documents have been so filed. To FAC's knowledge, there are no unasserted claims that are not disclosed in the FAC SEC Documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FAC.

                 (e) Information Supplied. None of the information supplied pursuant to this Agreement or to be supplied by FAC for inclusion or incorporation by reference in the S-4 (or other applicable form) will, at the time the S-4 is filed with the SEC, at the time it becomes effective under the Securities Act, at the time it is mailed to the shareholders of HFB in connection with the meeting of shareholders to vote on the Merger and at all times subsequent to such mailing up to and including the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The S-4 will comply as to form with all applicable requirements.

                 (f) Compliance with Applicable Laws. FAC and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FAC and its Subsidiaries, taken as a whole (the "FAC Permits"). FAC and its Subsidiaries are in compliance with the terms of the FAC Permits and all applicable laws and regulations, except where the failure so to comply would not have a material adverse effect on FAC. Except as disclosed in the FAC SEC Documents filed prior to the date hereof, the businesses of FAC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on FAC. Except for routine examinations by Bank Regulators, as of the date of this Agreement, to the knowledge of FAC, no investigation by any Governmental Entity with respect to FAC or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on FAC.

                 (g) Litigation. As of the date of this Agreement, except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of FAC, threatened, against or affecting FAC or any Subsidiary of FAC that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FAC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FAC or any Subsidiary of FAC having, or which would reasonably be expected to have, any such effect.

                 (h) Absence of Certain Changes or Events. Except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, since December 31, 1993 there has not been any change or any event involving a prospective change, in the business, assets, financial condition, prospects or results of operations of FAC or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on FAC (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or regulatory accounting practices or interpretations thereof, changes in general economic conditions including but not limited to, changes in interest rates, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by FAC to HFB prior to execution of this Agreement).

                 (i) No Vote Required. Under Section 48-21-103 of the TBCA, no vote of the stockholders of FAC is required in order to enter into this Agreement or to consummate the Merger.

                 (j) Consideration. FAC has reserved or will reserve for issuance sufficient shares of FAC Common Stock for issuance in the Merger; however, it is FAC's current intention to repurchase up to 80% of such number of shares prior to or substantially concurrent with the consummation of the Merger pursuant to Rule 10b-18 of the SEC and in a manner which does not prohibit FAC from entering into pooling transactions within two years from such repurchases.

                 (k) Governmental Approvals and Other Conditions. FAC is unaware of any reason why (i) the Requisite Regulatory Approvals (as defined in Section 6.1(c) that are required to be obtained by FAC in connection with the transactions contemplated herein should not be granted, or (ii) such Requisite Regulatory Approvals should be subject to a condition which would have a material adverse effect on FAC as contemplated in Section 6.2 (e) or (iii) any of the conditions precedent as specified in Article VI to the obligations of either FAC or HFB to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

                 (l) Taxes. FAC and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or FAC has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the FAC SEC Documents reflect an adequate provision for current and deferred taxes payable by FAC and its Subsidiaries accrued through the date of such financial statements, except in each case where a failure to do so would not have a material adverse effect on FAC. No deficiencies for any taxes have been proposed, asserted or assessed against FAC or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that would not have a material adverse effect on FAC. Except with respect to claims for refund, the Federal income tax returns of FAC and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1990. The Federal income tax returns of FAC and each of its Subsidiaries consolidated in such returns for the years 1991 through 1993 are subject to audit by the IRS.

                 (m) Agreements with Bank Regulators. As of the date of this Agreement, neither FAC nor any Subsidiary of it is a party to any written agreement


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

or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FAC been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

                 (n) Properties. Except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, FAC or one of Subsidiaries
(i) has good, clear and marketable title to all the properties and assets which are material to FAC's business on a consolidated basis and are reflected in the latest audited balance sheet included in the FAC SEC Documents as being owned by FAC or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of FAC incurred in the ordinary course of their business and (C) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a material adverse effect on FAC, and (ii) is the lessee of all leasehold estates which are material to FAC's business on a consolidated basis and are reflected in the latest audited financial statements included in the FAC SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which FAC has agreed to terminate since the date thereof) and is in possession of the properties purported to be leased thereunder and each such lease is valid without default thereunder by the lessee or, to FAC's knowledge, the lessor, other than defaults that would not have a material adverse effect on FAC.

                 (o) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the statement of financial condition of FANB as of December 31, 1994 is in the opinion of management of FAC consistent with applicable regulations and adequate in all material respects to provide for possible losses , net of recoveries relating to loans previously charged off, on loans and leases outstanding, accrued interest receivable on nonperforming loans as of December 31, 1994 and as of January 31, 1995 and as of the Effective Time will be in the opinion of management of HFB, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the Effective Time.


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
                                   ARTICLE IV

                   Covenants Relating to Conduct of Business
                   -----------------------------------------

                 4.1 Covenants of Both Parties. Unless prior written consent of the other party shall have been obtained, and except as otherwise expressly contemplated herein, prior to the Effective Time each of FAC and HFB shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organizations and assets and maintain its rights and franchises, and (c) take no action which would materially (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby, or
(ii) adversely affect the ability of any party to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; or (iii) prevent or impede the transactions contemplated herein from qualifying as a reorganization under Section 368 of the Code; provided, that the foregoing shall not prevent FAC or any of its Subsidiaries from acquiring additional assets or businesses or discontinuing or disposing of any of its assets or businesses if such action is, in the judgment of FAC, desirable in the conduct of the business of FAC and its Subsidiaries so long as any of such actions does not materially delay receipt of the Requisite Regulatory Approvals (as defined herein) or adversely affect FAC's ability to consummate the Merger or have a material adverse effect on FAC. Neither FAC nor HFB shall intentionally take or cause to be taken any action, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                 4.2 Covenants of HFB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, HFB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of FAC or the president of FANB (which consent shall not be unreasonably withheld):

                          (a) amend the Charter (other than the amendment to Article XIV as contemplated hereby), Bylaws, or other governing instruments of HFB or any Subsidiary; or

                          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a HFB or any Subsidiary thereof to another Subsidiary) except in the ordinary course of the business of HFB and its Subsidiaries consistent with past practices, or impose or suffer the imposition, on any share of capital stock held by HFB or any Subsidiary of any lien or encumbrance or permit any such lien or encumbrance to exist; or





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

                          (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any HFB or any Subsidiary, or declare or pay any dividend or make any other distribution in respect of HFB's capital stock other than regular quarterly cash dividends not in excess of $0.095 per share of HFB Common Stock; or

                          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof or required by the terms of the HFB Stock Plans in amounts not to exceed 75,000 shares of HFB Common Stock between the date hereof and the Effective Time, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of HFB Common Stock or any other capital stock of any HFB or any Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                          (e) adjust, split, combine, or reclassify any capital stock of HFB or any Subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of HFB capital stock (other than as permitted under Section 4.2(d) or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any HFB Subsidiary or any assets other than in the ordinary course of business for reasonable and adequate consideration; or

                          (f) acquire direct or indirect control over, or invest in equity securities of, any person (other than the Federal Home Loan Bank of Cincinnati), other than in connection with foreclosures in the ordinary course of business; or

                          (g) grant any increase in compensation or benefits to the employees or officers of HFB or any Subsidiary except as required by law or except as is consistent with FAC's current matrix for salary increases; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of HFB or any Subsidiary; grant any increase in fees or other increases in compensation or other benefits to directors of any HFB or any Subsidiary; or

                          (h) enter into or amend any employment contract between HFB or any Subsidiary and any person that HFB or any Subsidiary does not have the





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

         unconditional right to terminate without liability at any time on or after the Effective Time; or

                          (i) adopt any new employee benefit plan or program or make any material change in or to any existing employee benefit plans or programs of any HFB or any Subsidiary except as required by law, except as contemplated by Section 5.9 herein or except with respect to the 1992 Plan and the 1994 Plan and the Director Incentive Plan (A) to permit transfer of non-qualified options to family members or non-profit charitable organizations or
         (B) to permit exercise of such non-qualified options at any time during the term thereof irrespective of service with HFB (or any Subsidiary thereof) or any successor thereto; or make any discretionary matching contributions or discretionary contributions to any employee benefit plan of HFB or any Subsidiary thereof; or

                          (j) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of HFB or any Subsidiary for money damages or restrictions upon the operations of HFB or any Subsidiary, or, except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims; or

                          (k) enter into or terminate any material contract or make any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms or pursuant to Sections 4.2(g), (h), or (i) of this Agreement; or

                          (l) except as contemplated by Section 5.16, change its methods of accounting in effect at June 30, 1994, except as required by changes in generally accepted accounting principles concurred in by HFB's independent auditors or change its fiscal year.

         Without limitation of the foregoing, the parties agree that from the date of this Agreement through the earlier of the Effective Time or the termination hereof, the terms of the employment agreements between HFB or a Subsidiary thereof and its five senior officers in effect as of the date hereof shall not be renewed or extended.

                 4.3 Covenants of FAC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FAC covenants and agrees that it will not, without the prior written consent of the chief executive officer of HFB, amend the Charter or Bylaws of FAC or the FAC Rights Agreement or other applicable governing documents, in each case, in any manner which is adverse to, and discriminates against, the holders of HFB Common Stock.

                 4.4 Adverse Changes in Condition. Each of HFB and FAC agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                 4.5 Reports. Each of FAC and HFB and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or any other Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with Regulatory Authorities will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws, rules and regulations applicable to such reports.

                 4.6 Affirmative Covenants of HFB. HFB agrees to take or cause to be taken commencing as soon as practicable following the execution of this Agreement, and continuing thereafter as appropriate, the following affirmative actions prior to the Effective Time:

                          (a)     Coordination of HFBS' CRA program in
consultation with FAC's CRA officer for consistency purposes in transitioning to FAC's program;

                          (b)     Replacement of the missing securities
certificate issued in the original principal amount of $97,000; and

                          (c)     Obtaining a Phase II environmental assessment
of HFB's Harriman, Tennessee property, and using its best efforts to obtain clean closure with respect to the underground storage tanks previously removed therefrom, from HFB's Fort Henry Drive property in Kingsport, Tennessee and from HFB's formerly owned property in McMinnville, Tennessee;

                          (d)     Implementation of the plans to facilitate the
actions with respect to loans contemplated in Section 5.16 in accordance with the plans previously provided by FAC to HFB.

         Within ten (10) days after the end of each month commencing March 31, 1995 and continuing to the Effective Time, HFB will provide a brief written description of the actions taken during the preceding month, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable to accomplish the above items.

                 4.7 No Solicitation. HFB will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of HFB or any HFB Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined in Section 7.3 herein). Except as the fiduciary duties of HFB's Board of Directors may otherwise require, HFB will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of HFB or any HFB Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction; (B) to negotiate any Competing Transaction with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. HFB will promptly give written notice to FAC upon becoming aware of any Competing Transaction.

                                   ARTICLE V

                             Additional Agreements
                             ---------------------

                 5.1      Preparation of S-4 and the Proxy Statement.

                          (a)     For purposes of (i) holding the HFB
shareholders' meeting to on vote on the Merger and other matters contemplated herein, and (ii) registering the FAC Common Stock in connection with the Merger with the SEC and with applicable state authorities, the parties hereto shall cooperate in the preparation of the S-4, including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act and the Exchange Act and the rules and regulations thereunder.

                          (b)     FAC shall furnish such information concerning
FAC as is necessary in order to cause the S-4, insofar as it relates to FAC to comply with Section 5.1(a) hereof. FAC agrees promptly to advise HFB if at any time prior to the Effective Time any information provided by FAC in the S-4 becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. FAC shall furnish HFB with such supplemental information as may be necessary in order to cause such S- 4, insofar as it relates to FAC, to comply with Section 5.1(a).

                          (c)     HFB shall furnish FAC with such information
concerning HFB as is necessary in order to cause the S-4, insofar as it relates to the HFB, to comply with Section 5.1(a) hereof. HFB agrees promptly to advise FAC if at any time prior to the Effective Time any information provided by HFB in the S-4 becomes incorrect or incomplete in any material respect and to provide FAC with the information needed to correct such inaccuracy or omission. HFB shall furnish FAC with such supplemental information as may be necessary in order to cause the S-4, insofar as it relates to HFB, to comply with Section
5.1 (a).

                          (d)     HFB shall file with the SEC the Proxy
Statement and FAC shall file with the SEC the S-4, in which the Proxy Statement will be included. FAC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. FAC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of FAC Common Stock in the Merger and FAC Common Stock upon the exercise of the HFB Stock Options, and HFB shall furnish all information concerning HFB and the holders of HFB Common Stock as may be reasonably requested in connection with any such action. FAC shall advise HFB promptly when the S-4 has become effective and of any supplements or amendments thereto, and FAC shall furnish HFB with copies of all such documents.

                 5.2 Letter of HFB's Accountants. HFB shall use all reasonable efforts to cause to be delivered to FAC a consent letter of Coopers & Lybrand, HFB's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to FAC, in form and substance reasonably satisfactory to FAC, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

                 5.3 Letter of FAC's Accountants. FAC shall use all reasonable efforts to cause to be delivered to HFB a consent letter of KPMG Peat Marwick LLP, FAC's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to HFB, in form and substance reasonably satisfactory to HFB, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

                 5.4 Access to Information. Upon reasonable notice, HFB and FAC shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of HFB and FAC shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any or other such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated December 15, 1994, between HFB and FAC (the "Confidentiality Agreement"). HFB agrees to hold, and to cause its agents and representatives to hold, all such information obtained with respect to FAC and/or its Subsidiaries in confidence to the same degree as required of FAC under the Confidentiality Agreement. No investigation by either FAC or HFB shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made in writing made to such first party.

                 5.5 HFB Stockholders' Meeting. HFB shall call a meeting of its stockholders to be held as promptly as practicable on a mutually agreeable date for the purpose of voting upon the approval of this Agreement. HFB will, through its Board of Directors, recommend to its stockholders (subject to the fiduciary duties of the HFB Board of Directors and to the receipt of a fairness opinion as provided herein), and each of the Directors has individually agreed to vote his shares for, approval of this Agreement and all related matters necessary to the consummation of the transactions contemplated hereby including the amendment of the HFB Charter with respect to
Article XIV, Section (A) thereof. HFB and FAC shall coordinate and cooperate with respect to the timing of such meeting and HFB shall use its best efforts to hold such meeting as soon as practicable after the date on which the S- 4 becomes effective.

                 5.6 Legal Conditions to Merger. Each of HFB and FAC shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of HFB, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger, and the transactions contemplated by this Agreement. Each of HFB and FAC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing. FAC shall, as soon as practicable following execution of this Agreement, prepare and file with the appropriate authorities such documents as may be necessary in order to consummate the transactions contemplated hereby. FAC agrees to use its best efforts to file such documents within 45 days of the execution of this Agreement. HFB shall cooperate with FAC in the preparation, execution and filing of such documents and in responding to any comments made by any governmental authorities with respect to any such document. In this connection, HFB agrees to provide comments to FAC (through counsel) regarding such documents or in response to such comments within three business days following receipt of such documents or comments.

                 5.7 Affiliates. Prior to the HFB shareholders meeting regarding the Merger, HFB shall deliver to FAC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of HFB, "affiliates" of HFB for purposes of Rule 145 under the Securities Act. HFB shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party prior to the shareholders meeting a written "affiliates" agreement, in customary form, restricting the disposition by such person of the FAC Common Stock to be received by such person in the Merger.

                 5.8 NASDAQ Listing. FAC shall use all reasonable efforts to cause the shares of FAC Common Stock to be issued in the Merger and the shares of FAC Common Stock to be reserved for issuance upon exercise of HFB Stock Options (as defined below) to be approved for listing on the NASDAQ national market system prior to the Closing Date.

                 5.9 Transition of Certain Employee Benefit Plans; Employment Matters.

                 (a) As soon as practicable after the execution of this Agreement and Plan of Merger, HFB and FAC will cooperate to cause the Heritage Federal Bank for Savings Employee Stock Ownership Plan and Trust (the "ESOP") to be amended and other action taken in a manner reasonably acceptable to HFB and FAC to provide (i) that each participant in the ESOP will become fully vested in his or her ESOP account as of the Effective Time, (ii) that the ESOP will terminate upon the Effective Time, (iii) that the outstanding exempt loan to the ESOP will be repaid on or after the Effective Time with proceeds from the sale of FAC Common Stock to be held in the Loan Suspense Account (as defined in the ESOP) of the ESOP as a result of the conversion, pursuant to the Merger, of HFB Common Stock into FAC Common Stock and (iv) that, pending such sale and repayment, no additional employer contributions will be made to the ESOP other than such contributions as may be required to make the quarterly principal and interest payments due under the outstanding exempt loan. The ESOP amendment and other action taken will provide that, upon the repayment of the exempt loan, the remaining shares in the Loan Suspense Account will be allocated (to the extent permitted by Section 415 of the Code and other applicable laws and regulations) to ESOP participants (as determined under the terms of the ESOP). As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter from the IRS with respect to the qualification of the ESOP upon its termination, HFB and FAC agree that participants in the ESOP will receive lump sum distributions of their ESOP accounts and each ESOP participant who becomes a participant in the FIRST Plan (as defined below) will have the right to roll over his or her ESOP account into the First American Corporation First Incentive Reward Savings Thrift Plan (the "FIRST Plan").

                 The amendments to the ESOP and actions related thereto will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the ESOP after any required amendments and any private letter ruling that FAC and HFB shall deem appropriate. FAC and HFB will cooperate in submitting appropriate requests for such determination letter and ruling to the IRS and will use their best efforts to seek the issuance of such letter and ruling as soon as practicable following the date hereof. FAC and HFB will adopt such additional amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such determination letter and ruling provided that such amendments do not substantially change the terms outlined herein.

                 Except as provided herein, HFB will make no further contributions to the ESOP and will not cause the ESOP to make any further payments on the exempt loan without the prior written approval of FAC. No amendment or termination of, or distribution from, the ESOP or sale by the ESOP of HFB Common Stock or FAC Stock will be made without the prior written approval of FAC which shall not be unreasonably withheld and shall be given to the extent HFB acts in accordance herewith.

                 (b) The other tax-qualified defined contribution and defined benefit plans maintained by HFB or its Subsidiaries will be terminated by HFB on or before the Effective Time, subject to the third paragraph of this
Section 5.9(b), (and FAC and HFB agree that participants in said plans who become participants in the FIRST Plan shall be given the right to roll over their accounts to the FIRST Plan) and the benefits thereunder distributed to participants to the extent permitted under the Code and ERISA. To the extent that such benefits may not be distributed to participants such plans will be merged into corresponding FAC plans or will be maintained as a separate plans. No such distribution of benefits will be made before the receipt of an appropriate favorable determination letter from the IRS as to the effect of the termination of the plan on the qualification of the plan involved. At or immediately prior to the Effective Time, HFB or its Subsidiaries will, to the extent permitted by applicable funding rules under the Code and ERISA, contribute to each HFB Benefit Plan that is subject to Title I, subtitle B, part 3 of ERISA any amount required to cause the fair market value of the plan assets of such plan to equal the plan termination liabilities of such plan determined as of a date within thirty (30) days of the Closing Date.

                 Employees of HFB and its Subsidiaries shall be eligible to participate in the pension and welfare plans maintained by FAC after the Effective Time, subject to the eligibility requirements of these plans. For purposes of determining eligibility to participate in the qualified plans maintained by FAC, employees of HFB or its Subsidiaries shall be credited with service with HFB and its Subsidiaries to the extent credited under the respective predecessor plans. Vesting service under the FIRST Plan will be in accordance with the rules of the FIRST Plan governing vesting service for employees of acquired employers and consistent with the current policies of FAC in that regard. Employees of HFB and its Subsidiaries will participate in the First American Corporation Master Retirement Plan (the "Retirement Plan") in accordance with its terms. Such participants will be credited with prior service with HFB and its Subsidiaries for eligibility and vesting purposes, but with no prior benefit service, under the Retirement Plan. Subject to the usual rules applicable to the vacation and short-term disability programs of FAC, service with HFB and its Subsidiaries will be recognized in determining the vacation and short-term disability benefits of employees of HFB and its Subsidiaries after the Effective Time.

                 The tax qualified defined contribution and defined benefit plan of HFB or its Subsidiaries (including the ESOP, the HFB Profit Sharing Plan and the HFB Pension Plan) shall be maintained separately from FAC's Benefit Plans through the date on which participants in said plans receive final distributions of their benefits. FAC and HFB may agree on or before the Effective Time to cause any HFB Benefit Plan in effect at the Effective Time to remain in effect in lieu of a benefit plan maintained by FAC for an interim period in order to coordinate the transition from such HFB Benefit Plans to FAC plans in a fair, equitable and administratively reasonable manner.

                 FAC, HFB, HFB's Subsidiaries and the executive officers of FAC, HFB or HFB's Subsidiaries will communicate with employees of HFB or its Subsidiaries concerning the matters set forth in this Section 5.9 only through mutually agreed upon communications. The actions prescribed by this Section
5.9 are all contingent upon obtaining appropriate determinations and rulings from the IRS and, if necessary, other governmental agencies as to the effect of such actions on the qualification of the plans involved and the compliance of such actions with other applicable law. If appropriate determinations or rulings satisfactory to the parties cannot be obtained, HFB and FAC will adopt an alternative course of action which, as nearly as practicable, achieves the same economic results as the actions outlined herein and for which appropriate approval may be obtained.

                 (c) From and after the Effective Time, all HFB employees who are terminated within one year as the result of the Merger will be eligible for benefits





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

available under FAC's reduction in force policy which currently include: (i) 30 days' notice, (ii) severance based on years of service (less than 1 year - one week's pay; 1-10 years - one week's pay plus one week's pay for every year of service; more than 10 years - 12 weeks' pay), (iii) continued paid health benefits (less than 1 year - none, 1-10 years - three months, more than 10 years - six months), and (iv) outplacement assistance.

                 (d) From and after the Effective Time, FAC shall honor the employment agreements between HFB and its five senior officers as of the date hereof in accordance with their terms. Whether any individual officer continues with FAC following the Effective Time will depend on the officer's desire to stay with FAC and FAC's need for executive personnel. HFB will make such officers available to FAC to negotiate economic packages with those officers who stay with FAC.

                 5.10 Stock Options. For purposes of this Agreement the term "HFB Stock Plans" means collectively the Heritage Federal Bancshares, Inc. 1992 Stock Option Plan (the "1992 Plan"), the Heritage Federal Bancshares, Inc. 1994 Stock Option Plan (the "1994 Plan"), the Heritage Federal Bancshares, Inc. Incentive Compensation Plan for Senior Officers, the Heritage Federal Bank for Savings Management Recognition Plan and the Heritage Federal Bancshares, Inc. Incentive Compensation Plan for Non-Employee Directors (the "Director Incentive Plan").

                 (a) At the Effective Time, each outstanding option to purchase shares of HFB Common Stock (an "HFB Stock Option") issued pursuant to the HFB Stock Plans shall be assumed by FAC. Each HFB Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such HFB Stock Option and the plan under which it was issued, the same number of shares of FAC Common Stock as the holder of such HFB Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of HFB Common Stock otherwise purchasable pursuant to such HFB Stock Option divided by (z) the number of full shares of FAC Common stock deemed purchasable pursuant to such HFB Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

                 (b) As soon as practicable after the Effective Time, FAC shall deliver to the holders of HFB Stock Options appropriate notices setting forth such holders' rights pursuant to the HFB Stock Plans and the agreements evidencing the grants of such HFB Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
5.10 after giving effect to the





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

Merger and the assumption by FAC as set forth above). FAC shall comply with the terms of the HFB Stock Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that HFB Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of FAC after the Effective Time.

                 (c) FAC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FAC Common Stock for delivery upon exercise of HFB Stock Options assumed by it in accordance with this Section 5.10. As soon as practicable after the Effective Time, FAC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of FAC Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                 5.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by FAC and HFB.

                 5.12 Brokers or Finders. Except as disclosed to the other party prior to the date hereof, each of FAC and HFB represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Trident Financial Corporation, whose fees and expenses will be paid and expensed by HFB prior to the Effective Time in accordance with HFB's agreement with such firm (a copy of which has been delivered by HFB to FAC prior to the execution of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliate.

                 5.13 Governance; Name. (a) FAC shall take action to cause the persons who are serving as members of the Board of Directors of HFB immediately prior to the Effective Time to be appointed to serve as advisory directors of FANB as may be mutually agreed upon by FANB and such persons. Subject to the recommendation of the Nominating Committee of the Board of Directors of FAC and the approval of the full Board of Directors of FAC in accordance with its By-Laws, the parties contemplate





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

that one member of the Board of Directors of HFB immediately prior to the Effective Time shall become a member of the Board of Directors of FAC following the Merger.

                 (b) The name of the Surviving Corporation shall be First American Corporation and the name of the Surviving Bank shall be First American National Bank.

                 5.14     Indemnification:  Directors' and Officers' Insurance.
(a) From and after the Effective Time, FAC shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of HFB or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of FAC (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of HFB or any Subsidiary of HFB, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent HFB would have been permitted under Tennessee or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, and its charter and By-laws or the charter and by laws of the HFB Subsidiary, as applicable, to indemnify such person. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to FAC; (ii) after the Effective Time, FAC shall pay all reasonable fees and expenses of such counsel and such other fees and expenses as are reasonable for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, FAC will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that FAC shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify FAC (but the failure so to notify FAC shall not relieve it from any liability which it may have under this Section 5.14 except to the extent such failure materially prejudices FAC). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 (b) From and after the Effective Time and for a period of six years thereafter, FAC shall use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by HFB immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that FAC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed
1.5 times premiums paid as of the date hereof by HFB for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, FAC's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under HFB's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.14(b)).

                 (c) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

                 5.15 Coordination of Dividends. HFB shall coordinate with FAC the declaration of any dividends in respect of HFB Common Stock and the record dates and payment dates relating thereto, it being the intention of HFB and FAC that holders of HFB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of HFB Common Stock and any shares of FAC Common Stock any such holder received in exchange therefor in the Merger.

                 5.16 HFB Accruals and Reserves. Prior to the Closing Date, HFB shall review and, to the extent determined necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals and reserves to (i) reflect the Surviving Corporation's plans with respect to the conduct of HFB's business following the Merger and (ii) make adequate provision and accrue for the costs and expenses relating thereto including without limitation expenses relating to taxes, stock option plans, employment agreements, severance benefits and split dollar insurance premiums) so as to be applied consistently on a basis with those of FAC. Prior to the Closing, HFB also will adjust loan loss and OREO reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain HFBS assets. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 5.16. Notwithstanding the foregoing, HFB shall not be obligated to take in any respect any such action pursuant to this Section 5.16 (other than pursuant to the preceding sentence) unless and until FAC acknowledges in writing that all conditions to its obligation to consummate the Merger have been satisfied. But, upon such acknowledgement and on the Closing Date, HFB will take such actions as are necessary to complete the payments, expenses and adjustments contemplated by this Section.





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

                 5.17 Bank Merger. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the merger (the "Bank Merger") of HFBS with and into FANB, with FANB being the surviving depository institution, will occur as soon as possible after the Effective Time. As soon as practicable after the execution and delivery of this Agreement, HFBS and FANB shall enter into a Bank Plan of Merger, mutually agreeable to the parties.

                 5.18 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                 5.19 Enforcement of Agreements. Prior to the Effective Time, HFB agrees to take any action that may be necessary, including seeking injunctive or equitable relief, to enforce the provisions of certain agreements between HFB (and/or Trident Financial Corporation as agent for HFB) and third parties which agreements are substantially similar to the Confidentiality Agreement.

                 5.20     Cooperation Generally.   Between the date of this
Agreement and the Effective Time, FAC, HFB and their Subsidiaries shall use their best efforts, and to take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

                 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) HFB Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of HFB Common Stock entitled to vote thereon.

                 (b) NASDAQ Listing. The shares of FAC Common Stock issuable to HFB stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ national market system.





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

                 (c) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. FAC shall have received all state securities or blue sky permits and other authorizations necessary to issue the FAC Common Stock in exchange for HFB Common Stock and to consummate the Merger.

                 (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                 (e) No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                 6.2 Conditions to Obligations of FAC. The obligation of FAC to effect the Merger is subject to the satisfaction of the following conditions unless waived by FAC:

                 (a) Representations and Warranties: The representations and warranties of HFB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of another date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and FAC shall have received a certificate signed on behalf of HFB by the President and Chief Executive Officer and by the Chief Financial Officer of HFB to such effect.

                 (b) Performance of Obligations of HFB. HFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (including without limitation those of Section 5.16), and FAC shall have received a certificate signed on behalf of HFB by the President and Chief Executive Officer and by the Chief Financial Officer of HFB to such effect.

                 (c) Consents Under Agreements. HFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of HFB or any Subsidiary of HFB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                 (d) Opinions. FAC shall have received the opinion of KPMG Peat Marwick LLP, FAC's independent auditors, dated as of the Effective Time, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that FAC and HFB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. FAC also shall have received the opinions of Housley, Goldberg, Kantarian & Bronstein, and Wilson, Worley, Gamble & Ward, PC, counsel to HFB, dated as of the Effective Time, in form reasonably satisfactory to FAC, which shall cover the following matters:

                          (i)     HFB and its Subsidiaries other than HFBS are
corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee;

                          (ii)    HFBS is a federal savings bank duly
organized, validly existing, and in good standing under the laws of the United States of America;

                          (iii)   The Agreement and Plan of Merger has been
duly and validly authorized, executed and delivered by HFB (assuming that this Agreement is a binding obligation of FAC) constitutes a valid and binding obligation of HFB enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                          (iv)    The execution and delivery of this Agreement
and the consummation of the Merger and the Bank Merger have been duly and validly authorized by the Boards of Directors of HFB and HFBS and no other corporate action is necessary to authorize the Agreement or to consummate the Merger and the Bank Merger by HFB or any Subsidiary thereof. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by HFB of the Agreement or any of the documents to be executed and delivered by HFB in connection therewith and the consummation of the Merger and the Bank Merger;

                          (v)     Immediately prior to the Effective Time (1)
the authorized capital stock of HFB consists of 8,000,000 shares of HFB Common Stock (2) to our actual knowledge, there are no agreements or understandings by HFB with respect to the voting, sale or transfer of any shares of capital stock of HFB or any Subsidiary other than as contemplated by this Agreement; (3) HFBS and each other Subsidiary of HFB is wholly owned by HFB, directly or indirectly; and (4) all shares of HFB Common Stock outstanding were duly authorized, and nonassessable and were free of the preemptive right of any shareholder;

                          (vi)    Neither the execution, delivery and
performance of this Agreement by HFB nor the consummation of the Merger and the Bank Merger will (a) conflict with or result in a breach of any provision of the respective charters, articles of incorporation or bylaws of HFB or any Subsidiary (b) constitute or result in the breach of any term, condition, provision of or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of HFB or any Subsidiary thereof pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation included in the HFB Disclosure Schedule to which HFB or any Subsidiary thereof is a party or by which HFB or any Subsidiary thereof is bound or to which any of their properties or assets may be subject, or (c) violate any order, judgment or decree to which HFB or any Subsidiary thereof is a party or by which any of them or any of their properties or assets is bound;

                          (vii)   Except as set forth in the HFB Disclosure
Schedule, to the actual knowledge of such counsel, there is no litigation, proceeding or governmental investigation pending or threatened against HFB or any Subsidiary thereof, their properties, businesses or assets and neither HFB nor any Subsidiary thereof has received any notification by any regulatory agency asserting that it is not in compliance with any applicable laws, statutes or regulations or that seeks to revoke any license, franchise, permit or other governmental authorization which is necessary to conduct their businesses as presently conducted.

                 Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of HFB or HFBS or appropriate government officials and (ii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

                 (e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon FAC or its Subsidiaries to dispose of 10% or more of the assets or deposits of HFB.

                 (f) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of HFB or its Subsidiaries from that reflected in the audited financial statements of HFB for the year ended June 30, 1994 and HFB or any of its Subsidiaries shall not have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially affect or impair the ability of HFB or its Subsidiaries to conduct their business and operations except for such changes that result from (i) changes in banking or thrift laws or regulations of general applicability or interpretations thereof, (ii) changes in generally accepted accounting principles or regulatory accounting principles or interpretations thereof (iii) changes in general economic conditions including changes in the general level of interest rates, (iv) changes effected on FAC's request pursuant to Section 5.16 hereof; or (v) the settlement or disposition of any litigation pending as of the date hereof and set forth on the HFB Disclosure Schedule by HFB or any Subsidiary.

                 (g)      Affiliate Agreements.    FAC shall have received
written "affiliates" agreements, in customary form, as provided in Section 5.7 hereof.

                 (h) Accountants' Letter. FAC shall have received a letter from Coopers & Lybrand, dated the Closing Date, in form and substance satisfactory to FAC, stating in effect in respect of HFB and its Subsidiaries that: (1) they have examined the consolidated financial statements of HFB as of June 30, 1994, and June 30, 1995 and for each of the years then ended and have made a limited review in accordance with the standards established by the American Institute of Certified Public Accountants of the latest available unaudited consolidated interim financial statements of HFB available after June 30, 1995; (2) on the basis of reading the latest available unaudited consolidated interim financial statements of HFB; reading the minutes of the meetings of the stockholders and the Board of Directors and committees thereof of HFB for the period from June 30, 1995 to the Closing Date, and inquiries of officers of HFB having responsibility for financial and accounting matters as to whether the unaudited consolidated financial statements referred to in (1) above are stated on a basis substantially consistent with that of the audited consolidated financial statements as of June 30, 1994 and June 30, 1995 and for the years then ended, nothing came to their attention which caused them to believe that during the period from June 30, 1995 to a date specified not more than three days prior to the date of the letter there were any changes in the capital stock or the long term debt of HFB or any decreases in revenues, net earnings or net assets of HFB have occurred or are expected to occur; and (3) on the basis of (i) reading the latest available interim consolidated financial statements which are referred to above and (ii) inquiries of certain officials of HFB having responsibility for financial and accounting matters concerning whether the unaudited consolidated interim financial statements referred to in (1) above are presented fairly, nothing came to their attention which caused them to believe that the latest available consolidated interim financial statements are not fairly presented in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with that followed in the audited consolidated financial statements dated June 30, 1994 and June 30, 1995 and for the years then ended.

                 (i) FAC shall have received a certificate of the chief executive officer of HFB certifying to FAC immediately prior to the Effective Time (1) the number of shares of HFB Common Stock and HFB Preferred Stock issued and outstanding; (2) the number of options for HFB Common Stock outstanding, and shares of restricted stock outstanding and (3) that no other shares of capital stock or securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of HFB are outstanding and there are no other outstanding warrants, calls, subscriptions, rights, commitments, stock appreciation rights, phantom stock or similar rights or any other agreements of any character obligating HFB or any Subsidiary thereof to issue any shares of capital stock or securities convertible into or evidencing the right to purchase such stock; and (4) no shares of HFB Common Stock are held by HFB in treasury or by its Subsidiaries.

                 6.3 Conditions to Obligations of HFB. The obligation of HFB to effect the Merger is subject to the satisfaction of the following conditions unless waived by HFB:

                 (a) Representations and Warranties. The representations and warranties of FAC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and HFB shall have received a certificate signed on behalf of FAC by the Chairman or the President or a Vice Chairman and by the Chief Accounting Officer of FAC to such effect.

                 (b) Performance of Obligations of FAC. FAC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and HFB shall have received a certificate signed on behalf of FAC by the Chairman, President and Chief Executive Officer or a Vice Chairman and by the Chief Accounting Officer of FAC to such effect.

                 (c) Consents Under Agreements. FAC shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section

6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby.

                 (d) Opinions. HFB shall have received the opinions of Coopers and Lybrand, independent auditors of HFB and Housley, Goldberg, Kantarian & Bronstein, P.C., counsel to HFB, dated the Closing Date, to the effect that (i) the Merger (including the Bank Merger) will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that FAC and HFB will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) the shareholders of HFB will not recognize any gain or loss to the extent that such shareholders exchange shares of HFB Common Stock solely for shares of FAC Common Stock in the Merger, (iii) the basis of the FAC Common Stock received by an HFB shareholder who exchanges HFB Common Stock solely for FAC Common Stock will be the same as the basis of the HFB Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FAC Common Stock ), (iv) the holding period of the FAC Common Stock received by a HFB shareholder receiving FAC Common Stock will include the period during which the HFB Common Stock surrendered in exchange therefor was held (provided that the HFB Common Stock of such HFB shareholder was held as a capital asset at the Effective Time), and (v) cash received by a HFB shareholder in lieu of a fractional share interest of FAC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FAC Common Stock which such shareholder would otherwise be entitled to receive. HFB also shall have received the opinions of Martin E. Simmons, Esq., General Counsel to FAC and of outside counsel to FAC, dated as of the Effective Time, in form reasonably satisfactory to HFB, which shall cover the following matters:

                          (i)     FAC is a corporation duly organized, validly
existing and in good standing under the laws of the State of Tennessee;

                          (ii)    FANB is a national banking association duly
organized, validly existing, and in good standing under the laws of the United States of America;

                          (iii)   The Agreement and Plan of Merger has been
duly and validly authorized, executed and delivered by FAC (assuming that this Agreement is a binding obligation of HFB) constitutes a valid and binding obligation of FAC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                          (iv)    The execution and delivery of this Agreement
and the consummation of the Merger and the Bank Merger have been duly and validly authorized by the joint Board of Directors of FAC and FANB and no other corporate action is necessary to authorize the Agreement or to consummate the Merger and the Bank Merger by FAC or any Subsidiary thereof. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by FAC of the Agreement or any of the documents to be executed and delivered by FAC in connection therewith and the consummation of the Merger and the Bank Merger; and

                          (v)     Immediately prior to the Effective Time (1)
the authorized capital stock of FAC consists of 50,000,000 shares of FAC Common Stock and 2,500,000 shares of FAC Preferred Stock; and there were sufficient shares of FAC Common Stock reserved for issuance to HFB shareholders upon consummation of the Merger and the Bank Merger; and the shares of FAC Common Stock to be issued to the holders of HFB Common Stock pursuant hereto have been duly authorized and when issued will be non-assessable.

                 Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FAC or FANB or appropriate government officials and (ii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

                 (e) Fairness Opinion. HFB shall have received an opinion of Trident Financial Corporation dated as of the date of the approval of this Agreement by the HFB Board of Directors to the effect that the consideration to be received by the holders of HFB Common Stock pursuant to this Agreement upon the consummation of the Merger is fair to such shareholders from a financial point of view.

                 (f) Receipt of Consideration. The Exchange Agent shall acknowledge in writing to HFB that it is in receipt of (i) certificates representing the aggregate number of shares of FAC Common Stock to be issued to the shareholders of HFB hereunder and (ii) sufficient cash to pay for fractional shares and restricted HFB stock as provided herein.

                 (g) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of FAC or its Subsidiaries from that reflected in the audited financial statements of FAC for the year ended December 31, 1993 and FAC or any of its Subsidiaries shall not have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially affect or impair the ability of FAC or its Subsidiaries to conduct their business and operations except for such changes that result from (i) changes in banking or thrift laws or regulations of general applicability or interpretations thereof, (ii) changes in generally accepted accounting principles or regulatory accounting principles or interpretations thereof or (iii) changes in general economic conditions including changes in the general level of interest rates.

                 (h) Accountants' Letter. HFB shall have received a letter from Peat Marwick LLP, dated the Closing Date, in form and substance satisfactory to HFB, stating in effect in respect of FAC and its Subsidiaries that: (1) they have examined the consolidated financial statements of FAC as of December 31, 1994, and December 31, 1993 and for each of the years then ended and have made a limited review in accordance with the standards established by the American Institute of Certified Public Accountants of the latest available unaudited consolidated interim financial statements of FAC available after December 31, 1994; (2) on the basis of reading the latest available unaudited consolidated interim financial statements of FAC; reading the minutes of the meetings of the stockholders and the Board of Directors and committees thereof of FAC for the period from December 31, 1994 to the Closing Date, and inquiries of officers of FAC having responsibility for financial and accounting matters as to whether the unaudited consolidated financial statements referred to in
(1) above are stated on a basis substantially consistent with that of the audited consolidated financial statements as of December 31, 1993 and December 31, 1994 and for the years then ended, nothing came to their attention which caused them to believe that during the period from December 31, 1994 to a date specified not more than three days prior to the date of the letter there were any changes in the capital stock or the long term debt of FAC or any material decreases in revenues, net earnings or net assets of FAC have occurred or are expected to occur; and (3) on the basis of (i) reading the latest available consolidated interim financial statements which are referred to above and (ii) inquiries of certain officials of FAC having responsibility for financial and accounting matters concerning whether the unaudited consolidated interim financial statements referred to in (1) above are presented fairly, nothing came to their attention which caused them to believe that the latest available consolidated interim financial statements are not fairly presented in conformity with GAAP applied on a basis consistent with that followed in the audited consolidated financial statements dated December 31, 1993 and December 31, 1994 and for the years then ended.

                                  ARTICLE VII

                           Termination and Amendment
                           -------------------------

                 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of HFB:

                 (1)      by mutual consent of FAC and HFB; or

                 (2) by either FAC or HFB if (i) the Merger shall not have been consummated on or before January 31, 1996 (the "Termination Date") provided the terminating party shall not have breached in any material respect its obligations under this Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date, (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of FAC and HFB to consummate the transactions contemplated hereby or by the Merger Plan, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

                 (3)      By FAC:

                          (a) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.2 is no longer capable of being satisfied; or

                          (b) if there has been a breach by HFB of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of HFB and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of HFB, which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by FAC to HFB; or

                          (c) if HFB (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction (as hereinafter defined) which has not been consented to in writing by FAC; or

                          (d) if the Board of Directors of HFB shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of HFB with respect to the Merger or this Agreement in a manner adverse to FAC or shall have failed to make the favorable recommendation required by Section 5.5; or

                          (e) if the Average Closing Price exceeds $36.50 (subject to adjustment, if any, in accordance with the last sentence in Section 2.1(b) herein).

                 (4)      By HFB:

                          (a) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.3 is no longer capable of being satisfied (provided that nothing herein shall require HFB to hold more than one meeting at which a quorum is present pursuant to Section 5.5 herein); or

                          (b) if there has been a breach by FAC of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of FAC and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of FAC which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by HFB to FAC; or

                          (c) if the Average Closing Price is less than $23.50 (subject to adjustment, if any, in accordance with the last sentence in Section 2.1(b) herein).

For purposes of this Agreement, the term "Competing Transaction" means any of the following involving HFB (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of HFB in a single transaction or series of transactions to the same person, entity or group; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                 7.2 Rights and Obligations upon Termination. If this Agreement is terminated as provided herein, each party will redeliver all documents, work papers, and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same including using its best efforts to obtain and redeliver all such documents, work papers and materials, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 7.2 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any governmental agency.

                 7.3 Fees and Expenses. HFB acknowledges that FAC has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of HFB and its Subsidiaries, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce FAC to enter this Agreement,

                 (a)      If FAC terminates this Agreement pursuant to:

                          (i) Section 7.1(3)(a) or (3)(b) by reason of the failure to meet any condition contained in Section 6.2(a) or
                 (b) due to HFB's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and at the time of such knowing and intentional misrepresentation or breach, HFB and/or a Subsidiary thereof, had or had previously had between the date hereof and such time, directly or indirectly, through any officer, director, employee, agent, investment banker, financial consultant, attorney, accountant or other representative of HFB or any HFB Subsidiary, verbal or written contact, dialogue or discussions with any third party regarding a Competing Transaction;

                          (ii)    Section 7.1(3)(d);

                          (iii) Section 7.1(3)(c) and within 12 months from the date of termination a Competing Transaction is consummated or HFB shall have entered into an agreement which if consummated would constitute a Competing Transaction; or

                 (b) if HFB terminates this Agreement pursuant to Section 7.1(4) because this Agreement did not receive the requisite vote of the HFB stockholders and within 12 months from the date of termination a Competing Transaction is consummated or HFB shall have entered into an agreement which if consummated would constitute a Competing Transaction;

then HFB shall pay to FAC a fee in the amount of $4,500,000 (the "Fee"), which amount is inclusive of the FAC Expenses, not as a penalty but as full and complete liquidated damages. Upon payment of the Fee, HFB shall have no further liability to FAC at law or equity. The Fee shall be payable to FAC notwithstanding that any action taken by the Board of Directors of HFB which may give rise to the obligation to pay the Fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.3 shall be made as promptly as practicable, but in no event later than two business days after the date due and shall be made by wire transfer of immediately available funds to an account designated by FAC. In the event that FAC is entitled to the Fee, HFB shall also pay to FAC interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of HFB to pay the Fee or such interest.

                 (c) in the event that FAC terminates this Agreement pursuant to Section 7.1(3) by reason of the failure to meet the conditions contained in Section 6.2 (a) or (b) due to HFB's knowing or intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and HFB is not obligated to pay the Fee either at such time or in the future, then HFB shall pay (but not as liquidated damages and HFB shall not be relieved or released from any other damages or liabilities hereunder) FAC on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to FAC) actually incurred by FAC or on its behalf in connection with the Merger and all transactions contemplated by this Agreement but in no event more than $500,000;

                 (d) In the event that HFB terminates this Agreement pursuant to Section 7.1(4) by reason of the failure to meet any condition contained in Section 6.3 (a) or (b) due to FAC's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, then FAC shall pay (but not as liquidated damages and FAC shall not be relieved or released from any other damages or liabilities hereunder) HFB on demand, in same day funds, all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to HFB) actually incurred by HFB or on its behalf in connection with the Merger and all transactions contemplated by this Agreement, but in no event more than $500,000;

             (e) In the event that FAC terminates this Agreement pursuant to Section 7.1(3) by reason of the failure to meet the conditions contained in Section 6.2 (e), and HFB is not obligated to pay the Fee either at such time or in the future, then FAC shall pay HFB on demand, in same day funds, the sum of $1,000,000 which amount is inclusive of the HFB Expenses, not as a penalty but as full and complete liquidated damages. Upon payment of the amount contemplated in this Section 7.3 (e), FAC shall have no further liability to HFB at law or equity.

             7.4 Effect of Termination. Except for such provisions of this Agreement which by their terms expressly survive the termination hereof, and the provisions of Sections 5.11, 8.8 7.2, 7.3, and this Section 7.4, which shall survive any termination of this Agreement, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders except as set forth in this Article 7.


                                  ARTICLE VIII

                               General Provisions
                               ------------------

             8.1      Nonsurvival of Representations, Warranties, and
Agreements.   None of the representations, warranties and agreements in this
Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those agreements and covenants which by their terms apply or are intended to be performed in whole or in part after the Effective Time.

             8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)      if to FAC, to

             First American Corporation
             615 First American Center
             Nashville, Tennessee  37237-0615
             Attention: Dennis C. Bottorff, Chairman and Chief Executive Officer with a copy to

             Martin E. Simmons, Esq.
             Executive Vice President-Administration,
             General Counsel and Secretary
             606 First American Center
             Nashville, Tennessee  37237-0606
and
             (b)      if to HFB, to

             Heritage Federal Bancshares, Inc.
             110 East Center Street
             Kingsport, Tennessee  37662-0484
             Attention:  William E. Kreis, President and Chief Executive Officer

             with a copy to

             Housley, Goldberg, Kantarian & Bronstein, P.C.
             Suite 700 1220 19th Street, N.W.
             Washington, D.C. 20036
             Attention:  Leonard S. Volin, Esq.

             8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement, "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 21, 1995.

             8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             8.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement which shall remain in full force and effect, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed upon in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

                 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law.

                 8.7 Injunctive Relief; Limitations on Remedies. The parties hereto acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions hereof shall be inadequate, FAC shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist at law. The parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party further agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or parts hereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

                 8.8 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither HFB nor FAC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 8.10 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of FAC or HFB, the written consent of the Chief Executive Officer of FAC or HFB, as the case may be, shall be sufficient to constitute such consent.

                 8.11 Disclosures. No fact or event shall be deemed to have been disclosed by one party to the other party for purposes of this Agreement unless such fact or event is disclosed in a writing delivered to such party.

                 IN WITNESS WHEREOF, FAC and HFB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of February 21, 1995.


FIRST AMERICAN CORPORATION


BY:  /s/ Dennis C. Bottorff
   -----------------------------------
      Dennis C. Bottorff
      Chairman and Chief Executive Officer

Attest:


     /s/ Mary C. Price
--------------------------------------
Title: Assistant Secretary
      --------------------------------


HERITAGE FEDERAL BANCSHARES, INC.


BY:  /s/ William E. Kreis
   -----------------------------------
      William E. Kreis
      President and Chief Executive Officer

Attest:


  /s/ Richard Brumfield
--------------------------------------
Title:    /s/ Secretary
      --------------------------------

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This AMENDMENT (the "Amendment") to the AGREEMENT AND PLAN OF MERGER dated as of February 21, 1995 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and Heritage Federal Bancshares, Inc., a Tennessee corporation ("HFB") is made and entered as of May 17, 1995.

                                  WITNESSETH:

     WHEREAS, the parties hereto have heretofore entered into the Agreement which contemplated that the Merger of HFB with and into FAC would be accounted for as a purchase; and

     WHEREAS, FAC now desires to account for the Merger as a pooling and the parties hereto desire to amend the Agreement as hereinafter set forth in order to facilitate such accounting treatment.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Section 4.2(i) is hereby amended to delete the following:

     "except with respect to the 1992 Plan and the 1994 Plan and the Director Incentive Plan (A) to permit transfer of non-qualified options to family members or non-profit charitable organizations or (B) to permit exercise of such non-qualified options at any time during the term thereof irrespective of service with HFB (or any Subsidiary thereof) or any successor thereto"

so that Section 4.2(i) shall read in its entirety as follows:

     (i) adopt any new employee benefit plan or program or make any material change in or to any existing employee benefit plans or programs of any HFB or any Subsidiary except as contemplated by Section 5.9 herein or except as required by law; or make any discretionary matching contributions or discretionary contributions to any employee benefit plan of HFB or any Subsidiary thereof; or

     2. Section 3.2(j) is hereby amended to delete the following:

"however, it is FAC's current intention to repurchase up to 80% of such number of shares prior to or substantially concurrent with the consummation of the Merger pursuant to Rule 10b-18 of the SEC and in a manner which does not prohibit FAC from entering into pooling transactions within two years from such repurchases"

so that Section 3.2(j) shall read in its entirety as follows:

(j) Consideration. FAC has reserved or will reserve for issuance sufficient shares of FAC Common Stock for issuance in the Merger.

     3. Section 5.9(a) is hereby amended by deleting its contents in its entirety and adding the following:

     FAC and HFB acknowledge that the Heritage Federal Bank for Savings Employee Stock Ownership Plan and Trust (the "ESOP") has unallocated assets with a fair market value exceeding the outstanding balance of the loan secured by those assets. Without changing the existing vesting and allocation provisions in the ESOP (or in any of FAC's qualified plans). the parties intend that current employees of HFB will benefit from this investment. Therefore, after the Effective Time and until all unallocated shares now held by the ESOP are released from collateral pledge and allocated to current HFB employees (the "100% Allocation Date"), the ESOP will be continued as a separate plan for the benefit of current employees of HFB eligible to participate therein in accordance with the ESOP's terms for so long as a separate plan is legally permissible under the Internal Revenue Code and the rules promulgated thereunder without causing disqualification of the ESOP. If before the 100% Allocation Date, it becomes legally impermissible under the Internal Revenue Code and the rules promulgated thereunder to maintain the ESOP as a separate plan, to the extent legally permissible under Internal Revenue Code qualification requirements, the assets now held by the ESOP shall continue to be allocated only to current employees of HFB, until the 100% Allocation Date.

     4. HFB agrees that no holders of any options to purchase HFB Common Stock shall be entitled to receive cash in lieu thereof.

     5. Capitalized terms, not specifically defined herein shall have the meanings ascribed to them in the Agreement.

     6. This Amendment shall become effective retroactively to the execution of the Agreement. Except as expressly provided above, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, FAC and HFB have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of May 17, 1995.

FIRST AMERICAN CORPORATION

BY: /s/  Dennis C. Bottorff
    --------------------------------------------------------
    Dennis C. Bottorff
    Chairman and Chief Executive Officer

Attest:

/s/  Mary C. Price
---------------------------------------------------------
Title: Assistant Secretary

HERITAGE FEDERAL BANCSHARES, INC.

BY: /s/  William E. Kreis
    --------------------------------------------------------
    William E. Kreis
    President and Chief Executive Officer

Attest:

/s/  Richard D. Brumfield
---------------------------------------------------------
Title: Secretary

                                                                      APPENDIX B

                               September 29, 1995

Board of Directors
Heritage Federal Bancshares, Inc.
4105 Fort Henry Drive
Kingsport, Tennessee 37663

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "HFB Common Stock"), of Heritage Federal Bancshares, Inc. ("Heritage") of the consideration to be received by such shareholders in the proposed merger (the "Proposed Merger") of Heritage with First American Corporation ("First American"), pursuant to the Agreement and Plan of Merger dated February 21, 1995 and amended as of May 17, 1995 (the "Agreement").

     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Proposed Merger each of the issued and outstanding shares of HFB Common Stock shall be converted into the right to receive the number of shares of FAC Common Stock so as to be equal in value to $28.00. The actual number of shares of FAC Common Stock to be issued in exchange for the shares of HFB Common Stock (the "Exchange Ratio") will be determined based on the closing price of FAC Common Stock during a twenty-day period prior to closing of the Proposed Merger (the "Average Closing Price"), provided that the Exchange Ratio shall not exceed 1.098 shares of FAC Common Stock per share of HFB Common Stock and shall not be less than 0.8116 shares of FAC Common Stock per share of HFB Common Stock. First American may terminate the Agreement if the Average Closing Price is greater than $36.50 per share, and Heritage may terminate the Agreement if the Average Closing Price is less than $23.50 per share. All unexercised options for the right to purchase shares of HFB Common Stock will be converted into options for the right to purchase shares of FAC Common Stock using the same Exchange Ratio as applicable to the holders of HFB Common Stock.

     Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. Since 1975, Trident has valued in excess of 300 thrift institutions in connection with mutual-to-stock conversions, mergers and acquisitions, as well as other transactions. Trident is not affiliated with Heritage or First American.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning Heritage, including the audited financial statements of Heritage for each of the years in the three year period ended June 30, 1995; (iii) certain publicly available information concerning First American, including the audited financial statements of First American for each of the years in the three year period ended December 31, 1994 and unaudited financial statements for the six months ended June 30, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Heritage and First American furnished to us by Heritage and First American for purposes of our analysis; (v) information with respect to the trading market for HFB Common Stock; (vi) information with respect to the trading market for FAC Common Stock; (vii) certain publicly available information with respect to other companies that we believe to be comparable to Heritage and First American and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Heritage and First American to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Heritage or First American, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate Heritage's or First American's loan portfolio or the adequacy of Heritage's or First American's reserves for possible loan losses.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Heritage and First American, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Heritage and First American; (iii) the economies in Heritage's and First American's market areas; (iv) the historical and current market for HFB Common Stock and FAC Common Stock and for the equity securities of certain other companies that we believe to be comparable to Heritage and First American; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of HFB Common Stock in the Proposed Merger and does not address Heritage's underlying business decision to effect the Proposed Merger.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of HFB Common Stock in the Proposed Merger is fair, as of the date hereof, from a financial point of view, to such holders.

                                          Very truly yours,

                                          TRIDENT FINANCIAL CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 48-18-501 through 48-18-507 of the Tennessee Business Corporation Act ("TBCA") provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

     Section 48-18-507 of the TBCA provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled, consistent with public policy, pursuant to any provision of a corporation's charter, bylaws, general or specific action of its board of directors, or contract, provided that no indemnification may be made in connection with any proceeding charging improper personal benefit to an officer or director, where such officer or director is adjudged liable on the basis that personal benefit was improperly received.

     The charter of First American provides for the discretionary indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Tennessee as in effect at the time of such indemnification. The bylaws of First American provide that no indemnification of an officer or director shall be made by First American (i) if a judgment or other final adjudication adverse to such person establishes his liability for intentional misconduct or knowing violation of the law or for unlawful distributions, (ii) if a judgment or other final adjudication adverse to such person for breach of a duty of loyalty to First American is based upon such person's gaining in fact personal profit or advantage to which he was not entitled, (iii) in a proceeding by or in the right of the corporation, for any amounts if such person is adjudged liable to the corporation, or for any amounts paid to First American in settlement of such a proceeding by such person or (iv) in a proceeding by First American directly for expenses, unless such proceeding is brought after a change in control of First American. First American has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of First American in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     An index of exhibits appears at page II-5.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act and of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 28th day of September, 1995.

                                          FIRST AMERICAN CORPORATION

                                          By     /s/  DENNIS C. BOTTORFF

                                            ------------------------------------
                                            Dennis C. Bottorff,
                                              Chairman, President and Chief
                                              Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                SIGNATURE                              TITLE                       DATE
-----------------------------------------  -----------------------------    -------------------
PRINCIPAL OFFICERS:
/s/  DENNIS C. BOTTORFF                    Chairman, President, Chief       September 28, 1995
-----------------------------------------  Executive Officer and
Dennis C. Bottorff                         Director (Principal Executive
                                           Officer)

/s/  MARTIN E. SIMMONS                     Executive Vice President --      September 28, 1995
-----------------------------------------  Administration, General
Martin E. Simmons                          Counsel, Secretary and
                                           Principal Financial Officer

/s/  M. JACK VANNATTA                      Executive Vice President and     September 28, 1995
-----------------------------------------  Principal Accounting Officer
M. Jack Vannatta

DIRECTORS:

/s/  SAMUEL E. BEALL, III*                                                  September 28, 1995
-----------------------------------------
Samuel E. Beall, III

/s/  DENNIS C. BOTTORFF                                                     September 28, 1995
-----------------------------------------
Dennis C. Bottorff

/s/  EARNEST W. DEAVENPORT, JR.*                                            September 28, 1995
-----------------------------------------
Earnest W. Deavenport, Jr.

/s/  REGINALD D. DICKSON*                                                   September 28, 1995
-----------------------------------------
Reginald D. Dickson

/s/  T. SCOTT FILLEBROWN, JR.*                                              September 28, 1995
-----------------------------------------
T. Scott Fillebrown, Jr.

/s/  JAMES A. HASLAM II*                                                    September 28, 1995
-----------------------------------------
James A. Haslam II

                SIGNATURE                              TITLE                       DATE
-----------------------------------------  -----------------------------    -------------------
/S/  MARTHA R. INGRAM*                                                      September 28, 1995
-----------------------------------------
Martha R. Ingram

/s/  WALTER G. KNESTRICK*                                                   September 28, 1995
-----------------------------------------
Walter G. Knestrick

/s/  GENE C. KOONCE*                                                        September 28, 1995
-----------------------------------------
Gene C. Koonce

/s/  JAMES R. MARTIN*                                                       September 28, 1995
-----------------------------------------
James R. Martin

/s/  ROBERT A. MCCABE, JR.*                                                 September 28, 1995
-----------------------------------------
Robert A. McCabe, Jr.

/s/  WILLIAM O. MCCOY*                                                      September 28, 1995
-----------------------------------------
William O. McCoy

/s/  DALE W. POLLEY                                                         September 28, 1995
-----------------------------------------
Dale W. Polley

/s/  ROSCOE R. ROBINSON, M.D.*                                              September 28, 1995
-----------------------------------------
Roscoe R. Robinson, M.D.

-----------------------------------------
James F. Smith, Jr.

/s/  CAL TURNER, JR.*                                                       September 28, 1995
-----------------------------------------
Cal Turner, Jr.

/s/  TED H. WELCH*                                                          September 28, 1995
-----------------------------------------
Ted H. Welch

/s/  DAVID K.WILSON*                                                        September 28, 1995
-----------------------------------------
David K. Wilson

-----------------------------------------
Toby S. Wilt

/s/  WILLIAM S. WIRE II                                                     September 28, 1995
-----------------------------------------
William S. Wire II

*By: /s/  MARTIN E. SIMMONS
     -------------------------------------------------
     Martin E. Simmons
     As Attorney-in-Fact

                               INDEX OF EXHIBITS

Exhibit 2.1    Agreement and Plan of Reorganization, included as Appendix A to the
               Prospectus/Proxy Statement which is a part of this Registration Statement.
Exhibit 2.2    Agreement (Amendment Agreement), included as Appendix A to the Prospectus/Proxy
               Statement which is a part of this Registration Statement.
Exhibit 3.1    Charter of First American, as amended, incorporated herein by reference to
               Exhibit 1.1 to First American's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991 (Commission File No. 0-6198).
Exhibit 3.2    Bylaws of First American, as amended, incorporated herein by reference to
               Exhibit 3.2 to First American's Annual Report on Form 10-K for the year ended
               December 31, 1994 (Commission File No. 0-6198).
Exhibit 4      Rights Agreement, dated December 14, 1988, between First American Corporation and First American Trust Company, N.A., rights agent, incorporated herein by reference to Exhibit 1 to First American's Current Report on Form 8-K dated
               December 14, 1988.
Exhibit 5      Opinion of Martin E. Simmons, Esq., regarding validity of FAC Common Stock being registered, filed herewith.
Exhibit 8      Opinion of Housley Goldberg Kantarian & Bronstein, P.C. as to certain tax consequences of the Merger, filed herewith.
Exhibit 11     Calculation of earnings per share (previously filed as Exhibit 11 to First
               American's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).
Exhibit 13.1   Heritage's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, filed herewith.
Exhibit 13.2   Heritage's Form 10-K/A-1 for the fiscal year ended June 30, 1995, filed herewith.
Exhibit 15     Letter of KPMG Peat Marwick LLP re: unaudited interim financial information for
               First American, filed herewith.
Exhibit 23.1   Consent of KPMG Peat Marwick LLP, independent accountants for First American, filed herewith.
Exhibit 23.2   Consent of Coopers & Lybrand, L.L.P., independent accountants for Heritage, filed herewith.
Exhibit 23.3   Consent of Martin E. Simmons, Esq., contained in the opinion filed as Exhibit 5 hereto.
Exhibit 23.4   Consent of Trident Financial Corporation, filed herewith.
Exhibit 23.5   Consent of Housley Goldberg Kantarian & Bronstein, P.C. contained in the opinion filed as Exhibit 8 hereto, filed herewith.
Exhibit 24     Powers of Attorney of certain directors and officers of First American, filed herewith.
Exhibit 99.1   Form of Proxy relating to HFB Common Stock, filed herewith.
Exhibit 99.2   Opinion of Trident Financial Corporation, included as Appendix B to the
               Prospectus/Proxy Statement which is a part of the Registration Statement.